 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 5, 1999

                                                      REGISTRATION NO. 333-64687
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                              AMENDMENT NO. 2
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                     GREAT LAKES DREDGE & DOCK CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                      1600                     13-3634726
    (STATE OR OTHER             (PRIMARY STANDARD INDUSTRIAL (I.R.S. EMPLOYER
      JURISDICTION              CLASSIFICATION CODE NUMBER)  IDENTIFICATION
  (OF INCORPORATION OR                                       NO.)
     ORGANIZATION)

                                ----------------

                   SEE TABLE OF ADDITIONAL REGISTRANTS BELOW

                                ----------------

                                 2122 YORK ROAD
                           OAK BROOK, ILLINOIS 60521
                                 (630) 574-3000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                             MR. DOUGLAS B. MACKIE
                      PRESIDENT & CHIEF EXECUTIVE OFFICER
                     GREAT LAKES DREDGE & DOCK CORPORATION
                                 2122 YORK ROAD
                           OAK BROOK, ILLINOIS 60521
                                 (630) 574-3000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT OR SERVICE)

                                ----------------

                                WITH COPIES TO:

                           G. DANIEL O'DONNELL, ESQ.
                             DECHERT PRICE & RHOADS
                            4000 BELL ATLANTIC TOWER
                                1717 ARCH STREET
                        PHILADELPHIA, PENNSYLVANIA 19103
                                 (215) 994-4000

                                ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        TABLE OF ADDITIONAL REGISTRANTS

                                                       STATE OR OTHER  PRIMARY STANDARD
EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER;  JURISDICTION OF    INDUSTRIAL    I.R.S. EMPLOYER
 ADDRESS, INCLUDING ZIP CODE; AND TELEPHONE NUMBER,    INCORPORATION    CLASSIFICATION  IDENTIFICATION
 INCLUDING AREA CODE, OF PRINCIPAL EXECUTIVE OFFICES   OR ORGANIZATION   CODE NUMBER        NUMBER
-----------------------------------------------------  --------------- ---------------- ---------------
Great Lakes Dredge & Dock
 Company                                                 New Jersey          1600         36-1163930
2122 York Road
Oak Brook, IL 60521
(630) 574-3000
Dawson Dredging Company                                   Delaware           1600         36-3503893
2122 York Road
Oak Brook, IL 60521
(630) 574-3000
Gates Construction Corp.                                 New Jersey          1600         22-1539854
2122 York Road
Oak Brook, IL 60521
(630) 574-3000
Fifty-Three Dredging
 Corporation                                             New Jersey          1600         36-3177787
2122 York Road
Oak Brook, IL 60521
(630) 574-3000

                                                                PROSPECTUS

                               OFFER TO EXCHANGE

              SERIES B 11 1/4% SENIOR SUBORDINATED NOTES DUE 2008
                              FOR ALL OUTSTANDING
              SERIES A 11 1/4% SENIOR SUBORDINATED NOTES DUE 2008
                   OF GREAT LAKES DREDGE & DOCK CORPORATION

                 THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,

          NEW YORK CITY TIME ON MARCH 18, 1999, UNLESS EXTENDED

  Great Lakes Dredge & Dock Corporation, a Delaware corporation ("Great Lakes" or the "Company"), hereby offers to exchange an aggregate principal amount of up to $115,000,000 of its Series B 11 1/4% Senior Subordinated Notes due 2008 (the "Exchange Notes") for a like principal amount of its Series A 11 1/4% Senior Subordinated Notes due 2008 (the "Existing Notes") outstanding on the date hereof (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying letter of transmittal (the "Letter of Transmittal"). The Exchange Notes and the Existing Notes are hereinafter collectively referred to as the "Notes."

  The terms of the Exchange Notes are identical in all material respects to those of the Existing Notes, except that (i) interest on the Exchange Notes shall accrue from the most recent date to which interest has been paid on the Existing Notes surrendered in exchange therefor or, if no interest has been paid on the Existing Notes, from August 19, 1998 and (ii) the Exchange Notes are being registered under the Securities Act of 1933, as amended (the "Securities Act"), and will not bear any legends restricting their transfer. The Exchange Notes will evidence the same debt as the Existing Notes and will be issued pursuant to, and entitled to the benefits of, the indenture governing the Existing Notes. The Exchange Offer is being made in order to satisfy certain contractual obligations of the Company.

  Interest on the Exchange Notes will be payable semi-annually on February 15 and August 15 of each year, commencing August 15, 1999 at a rate of 11 1/4% per annum.

  The Exchange Notes will mature on August 15, 2008. The Exchange Notes will be redeemable at the option of the Company, in whole or in part, on or after August 15, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. At any time or from time to time prior to August 15, 2003, the Company may redeem up to 35% of the aggregate principal amount of the Notes originally issued at the redemption price of 111.25% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, with the net cash proceeds of one or more Public Equity Offerings (as defined); provided, that at least 65% of the aggregate principal amount of Notes originally issued remain outstanding immediately thereafter. See "Description of Notes--Optional Redemption."

  Upon a Change of Control (as defined), each holder of Exchange Notes will have the right to require the Company to repurchase all of such holder's Exchange Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See "Description of Notes-- Repurchase at the Option of Holders--Change of Control."

  Holders whose Existing Notes are accepted for exchange will be deemed to have waived the right to receive any interest or dividends accrued on the Existing Notes.

                                                       (continued on next page)

  SEE "RISK FACTORS" COMMENCING ON PAGE 10 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION
  PASSED   UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS  PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is February 5, 1999

   The Exchange Notes will be general unsecured obligations of the Company, will rank subordinate in right of payment to all Senior Debt (as defined) and will be senior or pari passu in right of payment to any future subordinated indebtedness of the Company. The Company's obligations under the Exchange Notes will be jointly and severally guaranteed (the "Subsidiary Guarantees") by each of the Company's wholly owned domestic subsidiaries (the "Subsidiary Guarantors"). The Subsidiary Guarantees will rank subordinate in right of payment to all Senior Debt of each Subsidiary Guarantor, including each Subsidiary Guarantor's guarantee of indebtedness under the New Credit Facility (as defined). The Exchange Notes and the Subsidiary Guarantees will be effectively subordinated to all liabilities, including trade payables, of the Company's subsidiaries that are not Subsidiary Guarantors. As of September 30, 1998, including the effects of the Transaction (as defined), the Exchange Notes would have been subordinated to $69.1 million of Senior Debt, excluding contingent obligations, and effectively subordinated to $8.0 million of liabilities (excluding $26.1 million of intercompany liabilities) of the Company's subsidiaries that are not Subsidiary Guarantors.

  The Company is offering the Exchange Notes in reliance on certain interpretive letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties in unrelated transactions. Based on such interpretive letters, the Company is of the view that holders of Existing Notes (other than any holder who is an "affiliate" of the Company or any Guarantor (as defined) within the meaning of Rule 405 under the Securities
Act) who exchange their Existing Notes for Exchange Notes pursuant to the Exchange Offer generally may offer such Exchange Notes for resale, resell such Exchange Notes and otherwise transfer such Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided such Exchange Notes are acquired in the ordinary course of the holders' business and such holders have no arrangement with any person to participate in a distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivery of a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, at it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date (as defined), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  Prior to the Exchange Offer there has been no public market for the Existing Notes. If a market for the Exchange Notes should develop, such Exchange Notes could trade at a discount from their principal amount. The Company currently does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system, and no active public market for the Exchange Notes is currently anticipated. There can be no assurance that an active public market for the Exchange Notes will develop.

  The Exchange Offer is not conditioned upon any minimum principal amount of Existing Notes being tendered for exchange pursuant to the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer.

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF EXISTING SECURITIES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to the Company and the Exchange Offer, reference is made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  Upon the effectiveness of the Registration Statement of which this Prospectus is a part, the Company will be subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file periodic reports and other information with the Commission. Such periodic reports and other information filed with the Commission, including the Registration Statement, may be inspected without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of such material may be obtained from the Public Reference Section of the Commission upon payment of certain prescribed fees. In addition, the Commission maintains a website that contains periodic reports and other information filed by registrants such as the Company. This address of the website is http://www.sec.gov. Copies of such material can also be obtained from the Company upon request.

  While any Exchange Notes remain outstanding, the Company will make available, on request, to any holder and any prospective purchaser of Exchange Notes the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which the Company is not subject to
Section 13 or 15(d) of the Exchange Act.

                          FORWARD-LOOKING STATEMENTS

  This Prospectus, including the "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections, contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Private Securities Litigation Reform Act of 1995 does not apply by its terms to this Prospectus or the Exchange Offer. Forward-looking statements can be identified by the use of forward-looking terminology, such as "may," "intend," "will," "expect," "anticipate," "plan," "the Company believes," "estimate," "continue," or "position" or the negative thereof or other variations thereon or comparable terminology. In particular, any statements, express or implied, concerning future operating results or the ability to generate revenues, income or cash flow to service the Exchange Notes are forward-looking statements. Investors in the Exchange Notes offered hereby are cautioned that reliance on any forward-looking statements involves risks and uncertainties and that, although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could be incorrect, and actual results may differ materially from any results indicated or suggested thereby. The uncertainties in this regard include, but are not limited to, those identified herein under "Risk Factors." In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the Company's plans and objectives will be achieved. All forward-looking statements are expressly qualified by such cautionary statements, and the Company expressly disclaims any duty to update such forward-looking statements.

                                    SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements of the Company, including the notes thereto (the "Financial Statements"), included elsewhere in this Prospectus. Unless otherwise noted, the term "AcquisitionCo" means Great Lakes Dredge & Dock Acquisition, Inc. and the "Company" or "Great Lakes" refers to Great Lakes Dredge & Dock Corporation and its subsidiaries. As used herein (i)"Recapitalization" refers to the recapitalization of the Company pursuant to the terms of the Merger Agreement (as defined) by and among AcquisitionCo, the Company, the stockholders of the Company and Vectura Holding Company LLC ("Vectura") and (ii) "Transaction" refers to the Recapitalization, the financing of the Recapitalization and the application of the proceeds of such financing. See "The Transaction." References herein to "bid market share" mean the percentage represented by the value of contracts bid upon and won by the Company divided by the value of all contracts upon which the Company bid, including those the Company did not win (valued at the price at which the contracts were awarded). As such, bid market share data does not reflect market share data for all dredging activities.

                                  THE COMPANY

   Great Lakes is the largest provider of dredging services in the United States. Dredging generally involves the enhancement or preservation of navigability of waterways or the protection of shorelines through the removal or replenishment of soil, sand or rock. The U.S. dredging market consists of three primary types of work: Capital, Maintenance (including controlled disposal dredging) and Beach Nourishment, in which activities the Company achieved a combined bid market share in the U.S. of 54% in 1997. In addition, the Company is the only U.S. dredging contractor with significant international operations, which represented approximately 22% of its contract revenues in 1997. The Company's fleet of 25 dredges, 29 material transportation barges, two drillboats, and 128 other specialized support vessels is the largest and most diverse fleet in the U.S. The Company believes its fleet would cost in excess of $600 million to build. For the twelve months ended September 30, 1998, the Company's contract revenues and Adjusted EBITDA (as defined), were $278.7 million and $40.6 million, respectively. In addition, as of September 30, 1998, the Company's contract backlog totaled approximately $247.0 million.

  Over its 108-year life, the Company has grown to be the leader in each of its business activities in the U.S. The Company's three principal business activities are:

  . CAPITAL (approximately 43% of 1997 contract revenues). Capital dredging projects are primarily port expansion projects, which involve the deepening of channels to allow larger, deeper draft ships and providing land fill for building additional port facilities, thereby enhancing port profitability and competitiveness. Approximately 31% of the Company's Capital project contract revenues in 1997 derive from port projects sponsored by the U.S. Government ("Deep Port" projects). The Company's cumulative bid market share of Deep Port projects was 76% from 1991 to 1997. Capital projects also include land reclamations, trench digging, and other construction-related dredging. The Company's bid market share of total U.S. Capital projects (including Deep Port projects) was 67% in 1997. Approximately 22% of the Company's contract revenues were attributable to non-U.S. Capital projects.

  . MAINTENANCE (approximately 29% of 1997 contract revenues). Maintenance dredging consists of the redredging of waterways and harbors to remove silt, sand and other accumulated sediments. Due to natural sedimentation, active channels generally require Maintenance dredging every one to three years, thus creating a continuous source of dredging work that is typically non-deferrable if optimal navigability is to be maintained. The Company's bid market share of U.S. Maintenance projects was 28% in 1997.

  . BEACH NOURISHMENT (approximately 23% of 1997 contract revenues). Beach Nourishment dredging projects generally involve moving sand from the ocean floor to shoreline locations when erosion has progressed to a stage that threatens substantial shoreline assets. The Company's bid market share of U.S. Beach Nourishment projects was 86% in 1997.

  The Company believes that it benefits from a number of favorable trends in the U.S. dredging market. The average controlling depth of the top ten largest U.S. ports, as measured by annual container volume, is 40.4 feet compared to
52.7 feet for the top ten non-U.S. ports worldwide. Without significant deepening efforts, most major U.S. ports risk being unable to accommodate larger cargo vessels, which renders them less competitive with deeper ports. The Army Corps of Engineers (the "Corps"), which has the primary responsibility for maintaining and improving the nation's waterways, ports and shorelines, has recently announced 18 new Deep Port projects to be completed over the next seven years, which the Corps estimates will have an aggregate dollar value in excess of $2.2 billion. Funding for announced projects has also increased significantly during the past 12 months due to increased federal funding and increased cost sharing of Capital projects by local governments. In addition, the Corps, which historically has performed a significant amount of domestic Maintenance dredging projects, has substantially reduced its fleet from its height of 42 dredges in 1976 to 12 dredges in 1998, and has recently idled the largest of its four remaining hopper dredges, which are the only Corps dredges that compete with the Company.

COMPETITIVE STRENGTHS

  The Company possesses a number of competitive strengths that have allowed it to develop and maintain its leading position within the dredging industry, including the following:

  FLEXIBLE PORTFOLIO OF ASSETS. The Company operates the largest and most diverse dredging fleet in the U.S., which the Company believes would cost in excess of $600 million to build. Great Lakes owns over 180 vessels including approximately 40% of the vessels certified by the U.S. Coast Guard and American Bureau of Shipping to perform offshore dredging operations, 47% of available hopper dredge capacity, 33% of large capacity clamshell dredges operating in the U.S., 100% of the drill boats in the U.S. and certain specialized equipment, such as the only two large electric dredges in the U.S. The size and breadth of the fleet improves the Company's competitiveness as it generally permits the Company to select the most efficient equipment for a particular job. To maintain the value and effectiveness of its fleet, the Company emphasizes proactive maintenance that results in lower downtime, increased profitability, enhanced vessel life and relatively low capital expenditure requirements. To this end, the Company incurred $17.3 million of maintenance expense in 1997 in addition to capital expenditures of $11.5 million.

  FAVORABLE COMPETITIVE DYNAMIC. Great Lakes is the largest U.S. provider of dredging services and has consistently maintained a cumulative bid market share of 38% since 1991, which is substantially greater than its nearest competitor's share for those projects. In addition to operating and owning the industry's largest and most diverse fleet, the Company believes that it benefits from a number of significant advantages relative to both existing and potential competitors, including: (i) the requirements of the Dredging Act of 1906 and the Jones Act of 1920, which effectively prohibit foreign dredges and foreign-owned dredging companies from competing in the U.S.; (ii) its being one of three competitors that it believes are independently able to obtain performance bonds in an amount greater than $50 million; (iii) the relatively high capital costs associated with the construction of a new dredge, which the Company estimates at between $10 to $50 million; and (iv) the Company's reputation for quality and customer service built up over its 108 year operating history, during which time it has never failed to complete a project. In addition, the Company's long history as a leader in the industry has enabled it to develop a proprietary database that contains detailed bidding and technical information on most domestic dredging projects since 1970, which management believes allows the Company, among other things, to be more accurate than its competitors in predicting contract costs prior to bidding.

  SPECIALIZED CAPABILITY IN CAPITAL PROJECTS. Great Lakes believes it is the leader in Capital dredging projects which generally require specialized engineering expertise, specific combinations of equipment and experience in performing complex projects. From 1991 to 1997, Great Lakes achieved a 38% U.S. bid market share of the Capital projects. The Corps has recently announced 18 new Deep Port projects to be completed through 2005. The Corps has estimated the aggregate dollar value of these projects to exceed $2.2 billion (of which bidding for approximately $1.0 billion of such projects is scheduled to commence in 1998) compared to $849 million of projects bid between 1986 and 1997. The Company's cumulative bid market share of Deep Port projects was 76% from 1991 to 1997. The Company believes its extensive experience on complex projects significantly enhances its ability to profitably bid and complete these contracts.

  PROVEN, EXPERIENCED MANAGEMENT TEAM. The Company's senior managers include:
Douglas B. Mackie, President and Chief Executive Officer; Richard M. Lowry, Executive Vice President and Chief Operating Officer; and Bruce J. Biemeck, Senior Vice President and Chief Financial Officer, who have an average of 17 years of experience in the dredging industry. The Company believes that its experienced management team provides it with a significant advantage over its competitors, many of whom are family owned and managed. As a result of the Transaction, the management of the Company owns approximately 16% of the issued and outstanding common stock of Great Lakes.

BUSINESS STRATEGY

  The Company's strategy is to continue to grow contract revenues and cash flow and strengthen its competitive position worldwide. The principal elements of this strategy include:

  CONTINUE TO GROW IN DOMESTIC MARKETS. The Company expects to strengthen its domestic leadership position by leveraging (i) the size and breadth of its fleet, (ii) its industry-leading operating experience, (iii) its engineering expertise, and (iv) its efficient project management practices. For example, the Company has contracted to build a new backhoe at a cost of approximately $18 million, which will enhance its ability to compete for and execute new Deep Port projects. To further enhance the Company's operating capabilities, on August 25, 1998, the Company acquired from T.L. James & Company, Inc., a significant competitor, at a cost of approximately $13.8 million, a large hydraulic dredge and a midsize hydraulic dredge together with support equipment, inventory and spare parts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  GROW ESTABLISHED FOREIGN MARKET BASE. Since the early 1990s, a consolidation among certain foreign competitors, together with an increase in foreign governments' port infrastructure investments, have resulted in new overseas dredging opportunities for Great Lakes. In 1997, the Company recorded approximately $55.9 million in revenue from non-U.S. dredging projects. The Company intends to continue to selectively pursue international opportunities that offer it the potential to increase the utilization of its asset base, to leverage its project management capabilities and to expand its non-U.S. dredging market share.

  EXPLOIT GROWTH IN CONTROLLED DISPOSAL DREDGING. In recent years, in response to more stringent regulations governing the disposal of dredged materials, certain of the Company's projects have required dredged materials to be disposed of in a more controlled manner. The Company believes it is well positioned to exploit this trend due to its equipment mix, its operating expertise and its joint venture with the owner and operator of two fully permitted upland disposal sites in New Jersey, which represent a substantial percentage of the upland disposal capacity in the greater New York City area. During 1997, Great Lakes completed $12.0 million of controlled disposal dredging projects. The Company has estimated that over $100 million of dredging revenue related to projects requiring upland disposal is expected to be completed through 2005 in New York and New Jersey.

                                THE TRANSACTION

  On July 20, 1998, AcquisitionCo, the Company, the stockholders of the Company, Vectura and certain other entities entered into the Merger Agreement providing for the recapitalization of the Company. Pursuant to the Merger Agreement, AcquisitionCo, a wholly owned subsidiary of Vectura, merged with and into the Company with the Company as the surviving corporation.

  The recapitalization occurred on August 19, 1998, as follows: (i) certain members of management exercised vested options representing 7% of the Company's then outstanding common stock for an aggregate exercise price of $4.5 million, receiving as a result of such exercise common stock valued at an aggregate of $12.0 million, (ii) Vectura purchased some of those shares for approximately $8.2 million in cash from the management investors and additionally contributed approximately $37.8 million in cash to the capital of AcquisitionCo, reflecting a total investment by Vectura of $46.0 million and (iii) the common stock formerly held by Blackstone was converted into $156.1 million in cash in the merger. The merger was financed using a portion of the proceeds from $115.0 million of senior subordinated debt, a $110.0 million new bank credit facility and the issuance of preferred and common stock to Vectura and certain members of management. As a result of the recapitalization, Vectura owns in the aggregate approximately 84% of outstanding common stock of the Company and certain members of the management of the Company own in the aggregate approximately 16% of outstanding common stock of the Company. See "The Transaction."

  The principal executive offices of the Company are located at 2122 York Road, Oak Brook, Illinois 60521 and the telephone number is (630) 574-3000.

                               THE EXCHANGE OFFER

SECURITIES OFFERED..........  Up to $115,000,000 aggregate principal amount of
                              Series B 11 1/4% Senior Subordinated Notes Due 2008. The terms of the Exchange Notes and Existing Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Existing Notes.

THE EXCHANGE OFFER..........  The Exchange Notes are being offered in exchange for a like principal amount of Existing Notes. Existing Notes may be exchanged only in integral multiples of $1,000. The issuance of the Exchange Notes is intended to satisfy obligations of the Company contained in the Registration Rights Agreement (as defined).

EXPIRATION DATE; WITHDRAWAL
   OF TENDER................

                              The Exchange Offer will expire at 5:00 p.m., New York City time, on March 18, 1999, or such later date and time to which it may be extended by the Company. The tender of Existing Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Existing Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

CERTAIN CONDITIONS TO THE
   EXCHANGE OFFER...........
                              The Company's obligation to accept for exchange, or to issue Exchange Notes in exchange for, any Existing Notes is subject to certain customary conditions relating to compliance with any applicable law or any applicable interpretation by the staff of the Commission, the receipt of any applicable governmental approvals and the absence of any actions or proceedings of any governmental agency or court which could materially impair the Company's ability to consummate the Exchange Offer. The Company currently expects that each of the conditions will be satisfied and that no waivers will be necessary. See "The Exchange Offer--Certain Conditions to the Exchange Offer."

PROCEDURES FOR TENDERING
   EXISTING NOTES...........
                              Each holder of Existing Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Existing Notes and any other required documentation, to the Exchange Agent (as defined) at the address set forth herein. See "The Exchange Offer--Procedures for Tendering Existing Notes."

USE OF PROCEEDS.............  The Company will not receive any proceeds from the Exchange Offer.

EXCHANGE AGENT..............  The Bank of New York (the "Exchange Agent") is
                              serving as the Exchange Agent in connection with the Exchange Offer.

FEDERAL INCOME TAX            The exchange of Notes pursuant to the Exchange
   CONSEQUENCES.............  Offer should not be a taxable event for federal income tax purposes. See "Certain Federal Income
                              Tax Considerations."

    CONSEQUENCES OF EXCHANGING EXISTING NOTES PURSUANT TO THE EXCHANGE OFFER

  Based on certain interpretive letters issued by the staff of the Commission to third parties in unrelated transactions, the Company is of the view that holders of Existing Notes (other than any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchange their Existing Notes for Exchange Notes pursuant to the Exchange Offer generally may offer such Exchange Notes for resale, resell such Exchange Notes and otherwise transfer such Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided such Exchange Notes are acquired in the ordinary course of the holders' business and such holders have no arrangement or understanding with any person to participate in a distribution of such Exchange Notes. If any holder of Existing Notes is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the Exchange Notes to be acquired in the Exchange Offer, such holder (i) could not relay on the applicable interpretations of the Commission and (ii) must comply with the registration requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Existing Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or in compliance with an available exemption from registration or qualification. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, or register to qualify the Exchange Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Notes reasonably requests in writing. If a holder of Existing Notes does not exchange such Existing Notes for Exchange Notes pursuant to the Exchange Offer, such Existing Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Existing Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holders of Existing Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the Exchange Offer. See "The Exchange Offer--Consequences of Failure to Exchange; Resales of Exchange Notes."

  The Existing Notes are currently eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. Following commencement of the Exchange Offer but prior to its consummation, the Existing Notes may continue to be traded in the PORTAL market. Following consummation of the Exchange Offer, the Exchange Notes will not be eligible for PORTAL trading.

                               THE EXCHANGE NOTES

SECURITIES OFFERED..........  $115 million in aggregate principal amount of
                              Series B 11 1/4% Senior Subordinated Notes due
                              2008.

MATURITY DATE...............  August 15, 2008.

INTEREST RATE ..............
                              The Exchange Notes will bear interest at the rate of 11 1/4% per annum, payable semi-annually on February 15 and August 15 of each year, commencing August 15, 1999.

SUBSIDIARY GUARANTEES.......  The Exchange Notes will be jointly and severally guaranteed on a senior subordinated basis by all of the existing wholly owned domestic subsidiaries of the Company.

SUBORDINATION...............  The Exchange Notes will be general unsecured obligations of the Company, will rank subordinate in right of payment to all Senior Debt and will rank senior or pari passu in right of payment to any future subordinated indebtedness of the Company. The Subsidiary Guarantees will rank subordinate in right of payment to all Senior Debt of each Subsidiary Guarantor, including each Subsidiary Guarantor's guarantee of indebtedness under the New Credit Facility. The Exchange Notes and the Subsidiary Guarantees will be effectively subordinated to all liabilities, including trade payables, of the Company's subsidiaries that are not Subsidiary Guarantors. As of September 30, 1998, including the effects of the Transaction, the Exchange Notes would have been subordinated to $69.1 million of Senior Debt, exclusive of contingent obligations, and effectively subordinated to $8.0 million of liabilities (excluding $26.1 million of intercompany liabilities) of the Company's subsidiaries that are not Subsidiary Guarantors. See "Risk Factors--Subordination."

OPTIONAL REDEMPTION.........  The Exchange Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after August 15, 2003 in cash at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption. In addition, at any time prior to August 15, 2001, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes originally issued at a redemption price equal to 111.25% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that at least 65% of the aggregate principal amount of Notes originally issued remain outstanding immediately after the occurrence of such redemption. See "Description of Notes--Optional Redemption."

CHANGE OF CONTROL...........  Upon the occurrence of a Change of Control, each holder of Exchange Notes will have the right to require the Company to repurchase all or any part of such holder's Exchange Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase. See "Description of Notes-- Repurchase at the Option of Holders--Change of Control." There can be no assurance that, in the event of a Change of Control, the Company would have sufficient funds to purchase all Exchange Notes tendered. See "Risk Factors--Potential Inability to Fund a Change of Control Offer."

CERTAIN COVENANTS...........  The Indenture contains certain covenants that limit, among other things, the ability of the Company to: (i) pay dividends, redeem capital stock or make certain other restricted payments or investments, (ii) incur additional indebtedness or issue certain preferred equity interests, (iii) merge, consolidate or sell all or substantially all of its assets, (iv) create certain liens on assets and (v) enter into certain transactions with affiliates or related persons. See "Description of Notes--Certain Covenants."

REGISTRATION RIGHTS           The Existing Notes were sold by the Company on
AGREEMENT...................  August 19, 1998 in a private placement. In connection with the sale, the Company and the Subsidiary Guarantors entered into a Registration
                              Rights Agreement (the "Registration Rights
                              Agreement") providing for, among other things, the Exchange Offer. See "The Exchange Offer--
                              Purpose and Effect of the Exchange Offer."

                                  RISK FACTORS

FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE EXCHANGE NOTES, SEE "RISK FACTORS."

                   SUMMARY CONDENSED FINANCIAL AND OTHER DATA

  The following table sets forth summary condensed financial and other data of the Company. The historical financial data (except for EBITDA and Adjusted EBITDA) for each of the three years ended December 31, 1997, have been derived from, and should be read in conjunction with, the audited consolidated financial statements of the Company and the related notes thereto included elsewhere in this Prospectus. The historical financial data (except for EBITDA and Adjusted EBITDA) for each of the two years ended December 31, 1994, have been derived from the audited financial statements of the Company which are not contained herein. The historical financial data (except for EBITDA and Adjusted EBITDA) for the nine-month periods ended September 30, 1997 and 1998, have been derived from, and should be read in conjunction with, the unaudited condensed consolidated financial statements of the Company and the notes related thereto included elsewhere herein. The historical financial data for the twelve months ended September 30, 1998, have been derived from unaudited consolidated financial statements prepared by the Company which are not contained herein. In the opinion of management, interim financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the information presented for such periods. Results of operations for the nine-month period ended September 30, 1998, are not necessarily indicative of results of operations for a full year or for future periods. The pro forma financial data have been derived from the Unaudited Pro Forma Condensed Consolidated Financial Statements and notes thereto included elsewhere herein. The pro forma statement of income data for the periods presented were prepared to give effect to the Transaction as if it occurred on January 1, 1997 and does not purport to represent what the Company's operating results or financial position would have been or to project its operating results or financial position for any future date. See "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Selected Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and the related notes thereto (the "Historical Financial Statements") included elsewhere in this Prospectus.

                                                                  NINE MONTHS
                                                                     ENDED       TWELVE MONTHS
                              YEAR ENDED DECEMBER 31,            SEPTEMBER 30,       ENDED
                         --------------------------------------  --------------  SEPTEMBER 30,
                          1993    1994    1995    1996    1997    1997    1998       1998
                                             (DOLLARS IN MILLIONS)
STATEMENT OF INCOME
 DATA:
 Contract revenues...... $251.3  $269.6  $226.9  $235.9  $258.3  $179.9  $200.2     $278.6
 Gross profit...........   36.8    37.0     9.8    27.2    29.9    17.7    32.9       45.1
 Operating income
  (loss)................   16.1    17.1    (6.1)   10.8    11.0     4.2     0.0        6.8
 Interest expense, net..   (6.3)   (7.3)   (7.9)   (6.0)   (6.0)   (4.5)   (4.8)      (6.3)
 Net income (loss)......    6.5     4.7   (10.0)    2.0     3.8     0.1    (6.7)      (3.0)
OTHER DATA:
 Adjusted EBITDA(1)..... $ 31.0  $ 35.0  $ 16.0  $ 26.2  $ 28.8  $ 18.3  $ 30.1     $ 40.6
 Depreciation and
  amortization..........   13.4    14.1    14.7    13.9    13.6    10.4    11.0       14.2
 Maintenance expense(2).   12.3    11.1    15.4    14.7    17.3    12.7    14.1       18.7
 Capital expenditures...   12.8     7.4    11.5     5.4    11.5     7.9    26.4       30.0
 Ratio of total debt to Adjusted EBITDA..................................              4.5x
PRO FORMA DATA:
 Cash interest expense(3)................................................           $ 19.6
 Ratio of Adjusted EBITDA to cash interest expense.......................              2.1x

                                 AS OF
                             SEPTEMBER 30,
                                 1998
                             -------------
BALANCE SHEET DATA:
 Cash and cash equivalents.     $  0.5
 Working capital...........       23.0
 Total assets..............      240.5
 Total debt(4).............      184.1
 Total stockholders'
  deficit..................      (50.8)

Footnotes appear on following page

(1) "EBITDA," as provided for herein, represents earnings from continuing operations before interest expense, net, income taxes and depreciation and amortization expense and excludes equity in earnings of joint ventures and minority interests. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles. The Company's EBITDA is included in the Prospectus as it is a basis upon which the Company assesses its financial performance, and certain covenants in the Company's borrowing arrangements will be tied to similar measures. "Adjusted EBITDA" excludes the effects of certain items on the Company's historical EBITDA that are not expected to recur in the ongoing activities of the Company. Adjusted EBITDA is presented to provide additional information with respect to the ability of the Company to meet future debt service, capital expenditures and working capital requirements, but is not necessarily a measure of the Company's ability to fund its cash needs. EBITDA and Adjusted EBITDA should not be considered in isolation or as an alternative to net income, cash flows from continuing operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principals as measures of the Company's profitability or liquidity. EBITDA and Adjusted EBITDA as defined in this Prospectus may differ from similarly titled measures presented by other companies.

   The components of EBITDA and Adjusted EBITDA are set forth below for the periods indicated:

                                                                NINE MONTHS
                                                                   ENDED     TWELVE MONTHS
                                  YEAR ENDED DECEMBER 31,      SEPTEMBER 30,     ENDED
                               ------------------------------- ------------- SEPTEMBER 30,
                               1993  1994  1995   1996   1997   1997   1998      1998
                                                 (DOLLARS IN MILLIONS)
     Operating income (loss).  $16.1 $17.1 $(6.1) $10.8  $11.0 $  4.2 $  0.0     $ 6.8
     Depreciation and
      amortization...........   13.4  14.1  14.7   13.9   13.6   10.4   11.0      14.2
                               ----- ----- -----  -----  ----- ------ ------     -----
     EBITDA..................   29.5  31.2   8.6   24.7   24.6   14.6   11.0      21.0
     Management fees paid to
      former stockholder.....    0.5   0.5          0.5    0.5    0.4    0.3       0.4
     Legal and other expenses
      related to the Chicago
      Flood Litigation.......    0.8   1.1   1.4    0.6    1.8    1.7              0.1
     Letter of credit fees
      associated with the
      Chicago Flood
      Litigation.............    0.2   0.6   0.2
     Disposed operations.....          0.3   0.2    1.5    1.9    1.6    1.1       1.4
     Settlement and other
      costs related to
      subcontract dispute....                5.6
     Other corporate charges.          1.3         (1.1)
     Equity incentive plan
      and other compensation
      expenses...............                                            8.2       8.2
     Recapitalization related
      expenses...............                                            9.5       9.5
                               ----- ----- -----  -----  ----- ------ ------     -----
     Adjusted EBITDA.........  $31.0 $35.0 $16.0  $26.2  $28.8  $18.3  $30.1     $40.6
                               ===== ===== =====  =====  ===== ====== ======     =====

  For descriptions of each of the above components of Adjusted EBITDA, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Certain Items Affecting Results of Operations."

(2) Represents amount expended for maintenance included in costs of contract revenues.
(3) Pro forma cash interest is defined as interest expense exclusive of amortization of deferred financing fees.
(4) Total debt includes long-term debt and the current maturities of long-term debt and excludes contingent obligations.

                                 RISK FACTORS

  This Prospectus includes "forward looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. These provisions of the Securities Act and Exchange Act do not apply by their terms to this Prospectus or the Exchange Offer. Although the Company believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the Company's forward looking statements are set forth below and elsewhere in this Prospectus. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statement set forth below.

SUBSTANTIAL LEVERAGE

  The Company is, and will continue after the Exchange Offer to be, highly leveraged. On September 30, 1998, the Company had total indebtedness of $184.1 million (excluding letters of credit, outstanding guarantees and bond obligations), outstanding letters of credit with a face amount of approximately $13.6 million and a stockholders' deficit of $50.8 million. The Company has guaranteed up to $8.5 million of the outstanding indebtedness of Amboy Aggregates Joint Venture ("Amboy"). The Company and its subsidiaries will be permitted to incur additional indebtedness in the future. See "Capitalization" and "Description of Notes--Certain Covenants."

  The Company's ability to make scheduled payments of principal of, or to pay the interest or Liquidated Damages, if any, on, or to refinance, its indebtedness (including the Notes), or to fund planned capital expenditures will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. Based upon the current level of operations, management believes that cash flow from operations, together with available borrowings under the New Credit Facility, will be adequate to meet the Company's future liquidity needs for at least the next several years. The Company may, however, need to refinance all or a portion of the principal of the Notes on or prior to maturity. There can be no assurance that the Company's business will generate sufficient cash flow from operations, or that future borrowings will be available under the New Credit Facility in an amount sufficient to enable the Company to service its indebtedness, including the Notes, or to fund its other liquidity needs. In addition, there can be no assurance that the Company will be able to effect any such refinancing on commercially reasonable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The degree to which the Company will be leveraged following the Offering could have important consequences to holders of the Notes, including, but not limited to: (i) making it more difficult for the Company to satisfy its obligations with respect to the Notes, (ii) increasing the Company's vulnerability to general adverse economic and industry conditions, (iii) limiting the Company's ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements, (iv) requiring the dedication of a substantial portion of the Company's cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures or other general corporate purposes, (v) limiting the Company's flexibility in planning for, or reacting to, changes in its business and the industry, and (vi) placing the Company at a competitive disadvantage vis-a-vis less leveraged competitors. In addition, the Indenture, the New Credit Facility and the New Bonding Agreement will contain financial and other restrictive covenants that will limit the ability of the Company to, among other things, borrow additional funds. Failure by the Company to comply with such covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on the Company. In addition, the degree to which the Company is leveraged could prevent it from repurchasing all of the Notes tendered to it upon the occurrence of a Change of Control. See "Description of Notes--Repurchase at the Option of Holders--Change of Control" and "Description of the New Credit Facility."

  In the ordinary course of its business the Company is often required to obtain bid, payment and performance bonds (in the United States) and bank guarantees (outside the United States) in order to qualify for, and be awarded projects. In the event the Company were to default on a contract, the bonding company would be required either to complete the contract or to reimburse the project sponsor for the cost of completion. In such event, the Company will be obligated to reimburse the bonding company for the amount it expended plus, in the event the bonding company completed the project itself, a reasonable profit thereon. Pursuant to the bonding agreement to be entered into by the Company and the Subsidiary Guarantors upon consummation of the Transaction, the Company's and the Subsidiary Guarantors' obligations are secured by a security interest in certain of the Company's fixed assets. In the event the Company or any of the Subsidiary Guarantors fails or is unable to complete the work under a bonded contract or breaches the New Bonding Agreement, the bonding company may proceed against their collateral, cause the performance of such bonded contract by subletting it in the name of the Company or its wholly owned subsidiary and seek reimbursement from the Company and its wholly owned subsidiary for costs incurred on the subletting or performance of such bonded contract. The total amount of bonds outstanding varies with the dollar value of contracts in process; however, the face amount of outstanding bonds typically overstates the associated contingent liability to the extent of the portion of the related projects which have been completed by the Company. The Company estimates that as of September 30, 1998, approximately $395.0 million of bonds were outstanding. See "Description of New Bonding Agreement."

SUBORDINATION

  The Notes are subordinated in right of payment of all current and future Senior Debt of the Company and the Subsidiary Guarantors. Upon any distribution to creditors of the Company or any Subsidiary Guarantor in a liquidation or dissolution of the Company or any Subsidiary Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or any Subsidiary Guarantor or their respective properties, an assignment for the benefit of creditors or any marshalling of the Company's or any Subsidiary Guarantor's assets and liabilities, the holders of Senior Debt will be entitled to be paid in full before any payment may be made with respect to the Notes. In addition, the subordination provisions of the Indenture provide that payments with respect to the Notes will be blocked in the event of a payment default on Senior Debt and may be blocked for up to 179 days each year in the event of certain non-payment defaults on Senior Debt. In the event of a bankruptcy, liquidation or reorganization of the Company or any Subsidiary Guarantor, holders of the Notes will participate ratably with all holders of subordinated indebtedness of the Company or any such Subsidiary Guarantor that is deemed to be of the same class as the Notes, and potentially with all other general creditors of the Company or any such Subsidiary Guarantor, based upon the respective amounts owed to each holder or creditor, in the remaining assets of the Company or any such Subsidiary Guarantor. In any of the foregoing events, there can be no assurance that there would be sufficient assets to pay amounts due on the Notes. As a result, holders of Notes may receive less, ratably, than the holders of Senior Debt.

  As of September 30, 1998, the aggregate amount of Senior Debt of the Company and its Restricted Subsidiaries (including borrowings under the New Credit Facility but excluding letters of credit, guarantees and outstanding bond obligations) was $69.1 million, and $29.2 million was available for additional borrowing under the New Credit Facility. Senior Debt also includes the Company's letters of credit, guarantees and bonding obligations in effect from time to time. The Indenture permits the incurrence of substantial additional indebtedness, including Senior Debt, by the Company and its Restricted Subsidiaries in the future. See "Description of the New Credit Facility."

  While the Company's obligations under the Notes are guaranteed by all of the Company's wholly-owned domestic Restricted Subsidiaries, non-wholly owned and foreign subsidiaries, representing 22.0% of the Company's total assets as of September 30, 1998, and 20.7% of the Company's 1997 contract revenues, do not provide guarantees of the Notes or the New Credit Facility. Consequently, the Company's obligations under the Notes are effectively subordinated to the indebtedness and other liabilities of such Subsidiaries. Any right of the Company to receive assets of any of such Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company. As of September 30, 1998, such Subsidiaries would have had approximately $8.0 million of liabilities (including trade payables and excluding intercompany liabilities) and other liabilities outstanding. In addition, after payment to creditors the Company's rights against non-Guarantor Subsidiaries will effectively rank pari passu with minority interests in the Company's subsidiaries which are not Subsidiary Guarantors. As a general partner of Amboy, the Company is liable for the liabilities of Amboy (other than non-recourse liabilities), which aggregated approximately $13.9 million as of December 31, 1997.

BACKLOG; RISKS ASSOCIATED WITH FIXED PRICE CONTRACTS

  The Company's contracts backlog represents management's estimate of the revenues which will be realized under the Company's contracts remaining to be performed based upon estimates relating to, among other things, the time required to mobilize the necessary assets at the project site, the amount of material necessary to be dredged and the time necessary to demobilize the project assets. However, such estimates are necessarily subject to fluctuations based upon the amount of material which actually must be dredged, as well as factors affecting the time required to complete the job. Consequently, backlog is not necessarily indicative of future sales. In addition, because all of the Company's backlog relates to government contracts, the Company's order backlog can be canceled at any time without penalty, except, in some cases, the recovery of the Company's actual committed costs and profit on work performed up to the date of cancellation. See "-- Dependence on Government Contracts and Funding."

  Further, the estimated size of a contract is not necessarily indicative of the profitability of that contract. Substantially all of the Company's contracts with its customers are fixed-price contracts. Under a fixed-price contract, the customer agrees to pay a specified price for the Company's performance of the entire contract. Fixed-price contracts carry inherent risks, including risks of losses from underestimating costs, operational difficulties and other changes that may occur over the contract period. One of the most significant factors which can affect the profitability of a project is the weather at the project site. Inclement or hazardous weather conditions can result in substantial delays in dredging and contract losses. For example, in 1995, the east coast of the United States was struck by the most severe hurricane and tropical storms experienced in over 60 years. These storms caused certain of the Company's 1995 Beach Nourishment projects to be delayed until 1996, which significantly affected the Company's Beach Nourishment contract revenues and profits in 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." There can be no assurance that the Company will be able to perform its obligations under such fixed-price contracts without incurring such losses. If the Company were to significantly underestimate the cost of one or more significant contracts, the resulting losses could have a material adverse effect on the Company.

DEPENDENCE ON GOVERNMENT CONTRACTS AND FUNDING

  Substantially all of the Company's revenues have been, and are expected to continue to be, attributable to contracts with federal, state and other government agencies or with companies operating under contracts with such government agencies. Government contracts are typically subject to termination at any time, on relatively short notice, at the election of the applicable government agency involved even if the Company is performing its obligation thereunder. Cancellation of significant contracts or the failure of the Company to win significant contracts could have a material adverse effect on the Company. In addition, the Company's operations depend on project funding by various government agencies and may be adversely affected by the level and timing of such funding. Lack of funding has, in the past, substantially delayed scheduled projects, including projects that have been put up for bid. Many of the projects authorized by WORDA (as defined) in 1986 were substantially delayed due to lack of funding. Recently the Corps has scheduled in excess of $2.2 billion of projects to be bid on and completed by 2005. There can be no assurance that these projects will be bid or executed on the published schedules or at all.

  Substantially all of the Company's contracts are, and will continue to be, awarded based on competitive bidding. In the United States, such contracts are awarded to the lowest adequately bonded bidder, regardless of a bidder's relationship with the project sponsor, work on past projects, reputation or similar factors. There can be no assurance that the Company's competitors will not bid more aggressively than the Company for contracts or that the Company will continue to achieve bid market shares at the levels that it has achieved historically.

  Some dredging government contracts are awarded through a negotiated procurement process in which the contractor submits a proposal and cost and pricing data to the government, and the contractor and the government negotiate the contract price. Under such contracts, the government has the right, after award and/or completion of the contract, to audit the contractor's books and records, including the proposal and data available to the contractor during negotiations to ensure compliance with the contract and applicable federal legislation, rules and regulations. The government may seek a price adjustment based on the results of such audit.

DEPENDENCE ON BONDING

  The Company, like all dredging service providers, generally is required to post bonds in connection with its dredging contracts to insure job completion if the Company should fail to finish a project. Upon consummation of the transaction, the Company entered into the New Bonding Agreement with Reliance Insurance Company, United Pacific Insurance Company, Reliance Insurance Company of New York and United Pacific Insurance Company of New York (collectively, the "Sureties") pursuant to which the Sureties act as surety, issue bid bonds, performance bonds and payment bonds and obligate themselves upon other contracts of guaranty required by the Company in the day-to-day operations of its dredging and marine construction business. However, the Sureties are not obligated under the New Bonding Agreement to issue bonds on behalf of the Company. No bond issued on behalf of the Company has ever been drawn upon in the Company's 108-year history. However, the Company's business would be materially and adversely affected if the Company were unable to obtain bonding for future projects.

  The New Bonding Agreement contains financial and operating covenants that limit the ability of the Company to incur indebtedness, create liens, pay dividends and to take certain other corporate actions. A default by the Company under the New Bonding Agreement permits the Sureties to proceed against collateral that includes most of the Company's operating equipment. See "Business--Bidding and Foreign Projects Guarantees" and "Description of New Bonding Agreement."

OPERATING RISKS

  The business of dredging is generally subject to a number of risks and hazards, including environmental hazards, industrial accidents, labor disputes, encountering unusual or unexpected geological formations, cave-ins of below water tunnels, collisions with fixed objects, disruption of transportation services and flooding. The foregoing risks could result in damage to or destruction of dredges and transportation vessels as well as personal injury, environmental damage, delays in dredging, monetary losses and possible legal liability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." For example, in 1992, an underwater utility tunnel located beneath the Chicago Loop failed adjacent to a construction tunnel and building basements serviced by the tunnel. Numerous suits were filed against the Company for claims of flood damage and losses due to business interruption (the "Chicago Flood Litigation"). See "Business-- Legal and Environmental Matters." Although all remaining claims relating to the Chicago Flood Litigation were settled in 1997, there can be no assurance that the Company's operations will not be adversely affected in the future by similar or other conditions attributable to the foregoing risks. Although the Company maintains insurance within ranges of coverage consistent with industry practice, no assurance can be given that such insurance will be available at economically feasible premiums.

POTENTIAL LIABILITY AND INSURANCE COVERAGE

  The Company insures the Company's risks up to certain policy limits and subject to certain deductibles. Management makes estimates and assumptions that affect the reported amount of liability and the disclosure of contingent liabilities. As claims develop, it is possible that the ultimate results of these claims may differ from management's estimates. There can be no assurance that the dollar amount of the Company's liabilities will not materially exceed the insurance policy limits.

  In addition, premiums and deductibles for liability insurance could increase to the point that such insurance becomes prohibitively expensive, or unavailable. The failure to obtain adequate insurance could effect the Company's ability to bid on, or execute, significant projects, or obtain adequate bonding or financing.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

  A significant portion of the Company's current operations are conducted abroad. International operations are subject to numerous additional risks, including the impact of foreign government regulations, currency fluctuations, political uncertainties and differences in business practices. There can be no assurance that foreign governments will not adopt regulations or take other actions that would have a direct or indirect adverse impact on the business or market opportunities of the Company within such governments' countries. Furthermore, there can be no assurance that the political, cultural and economic climate outside the United States will be favorable to the Company's operations and growth strategy.

  In addition, the Company has benefited in recent years from the substantial investment in foreign port infrastructure, particularly in the Pacific Rim. Because many international dredging contractors have concentrated significant assets in the Pacific Rim projects, the Company has enjoyed less competition in areas such as the Middle East, Africa and South America. However, if the recent economic recession in South East Asia were to adversely affect the investment in South East Asian port facilities, the Company could be faced with substantial increased competition in the foreign markets that it has competed in, which could have a material adverse effect on the Company.

FLUCTUATIONS IN OPERATIONS

  A substantial portion of the Company's revenues and earnings are attributable to a limited number of significant multiyear contracts. Quarterly results can fluctuate significantly based upon the number and size of contracts undertaken and the timing of the initiation of projects under such contracts. Revenues and earnings can vary from year to year based on the number and size of such contracts and the timing of project performance. As a result of the foregoing, results of operations may fluctuate from year to year. The Company typically realizes lower revenues and earnings in the first and fourth calendar quarters of each year. During any quarter, projects can be delayed and revenues and earnings may be adversely affected by severe weather conditions at job sites. As a result of the foregoing, results of operations for any one quarter may not be indicative of results for any other quarters or for the year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Substantial fluctuations in the Company's results in operations may adversely affect the Company's ability to service its debt or satisfy its other liquidity needs in a particular period, which could have a material adverse effect on the Company.

GOVERNMENT REGULATION

  The Company is subject to government regulation pursuant to the dredging statute (46 U.S.C. Section 292) which protects the United States dredging industry from competition from foreign-built dredges. The law prohibits foreign-built vessels (absent special legislative action) from competing in the United States dredging market. Dredges operating in the navigable waters of the United States must also meet the coastwise trade requirements of the Jones Act (Section 27 of the Merchant Marine Act, 1920) and Section 2 of the Shipping Act, 1916, as amended, and must have a coastwise endorsement pursuant to the Vessel Documentation Act (46 U.S.C. Section 12101 et seq.). These acts prohibit vessels owned or controlled by entities which are less than 75% owned and controlled by United States citizens from transporting dredged material between points in the United States.

  In addition, in 1995, a government agency commenced an investigation into purported bid-rigging in the U.S. dredging industry. To date, the Company is not aware of any action against any participant in the U.S dredging industry related to such investigation. The Company does not engage in collusive bidding practices, and knows of no such practices in the U.S. dredging industry. However, there can be no assurance that additional investigations into purported bid-rigging will not occur or that the Company will not be a subject of such investigations. See "Business--Legal and Environmental Matters."

ENVIRONMENTAL MATTERS

  The Company's operations and facilities are subject to a variety of federal and state environmental statutes and regulations, including those regulating dredging operations, the disposal of dredged material, wetlands, storm and waste water discharges, air emissions and the handling of certain substances. The scope of such statutes and regulations and parties liable thereunder have been afforded broad interpretations by state and federal regulators and courts. In addition, the Company is required to comply with federal and state statutes designed to protect certain species and habitats. Such compliance can delay the authorization of, appropriation with respect to, and performance of, particular projects and increase expenses in connection therewith.

  The Company cannot predict what environmental laws will be enacted in the future, how existing or future environmental laws will be administered or interpreted or what environmental conditions may be found to exist on its properties. Compliance with more stringent environmental laws, as well as more vigorous enforcement policies of the regulatory agencies or stricter interpretation of those laws, and discovery of new conditions may require additional expenditure by the Company. There can be no assurance that one or more of the foregoing will not have a material adverse effect on the Company. See "Business--Legal and Environmental Matters."

ATTRACTION AND RETENTION OF QUALIFIED PROFESSIONALS; UNIONIZED LABOR FORCE

  The Company's ability to retain and expand its staff of qualified professionals is an important factor in determining the Company's future success. The market for qualified professionals is competitive and there can be no assurances that the Company will continue to be successful in its efforts to attract and retain such professionals. In addition, the Company relies heavily upon the experience and ability of its senior executive staff and the loss of any or a significant portion of such individuals could have a material adverse effect on the Company.

  A significant portion of the Company's hourly work force is represented by various unions. The Company has experienced strikes from time to time by certain of those unions. See "Business--Employees." There can be no assurance that future strikes, employee slowdowns or similar actions by one or more unions will not have a material adverse effect on the Company.

CONTROL OF THE COMPANY

  As a result of the Recapitalization, Vectura owns approximately 49.9% of the outstanding voting capital stock and all of the non-voting capital stock of the Company. Pursuant to the Stockholders Agreement among Vectura, the Company, Management Investors and certain other stockholders of the Company, Vectura will have the right to appoint up to two of the five directors of the Company. The Stockholders' Agreement provides that Vectura may designate one director at its sole discretion, and up to two additional independent directors subject to the right of holders of a majority of the Company's voting capital stock to veto the election of such additional directors. Vectura has appointed Michael A. Delaney to the Board of Directors and has designated David Wagstaff III as an independent director. As of the date hereof, Vectura has not identified any other individuals whom it intends to appoint to the Board of Directors of the Company.

  As a result of the Recapitalization, Vectura and the Company's directors, the Management Investors and their affiliates control all of the voting power represented by the Company's outstanding shares of capital stock. Accordingly, those stockholders have the ability, if acting in concert, to control the outcome of elections of matters presented for approval by the stockholders of the Company. Such concentration of ownership may have the effect of preventing a change in control of the Company. There can be no assurance that the interests of Vectura and its affiliates will not conflict with the interests of the holders of the Notes. See "Management;" "Ownership of Capital Stock" and "Description of Capital Stock."

RESTRICTIVE DEBT COVENANTS

  The New Credit Facility, the New Bonding Agreement and the Indenture contain numerous restrictive financial and operating covenants that limit the discretion of the Company's management with respect to certain business matters. These covenants place significant restrictions on, among other things, the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, repay other indebtedness or amend other debt instruments (including the Indenture), pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, make capital expenditures, or engage in certain transactions with affiliates and otherwise restrict corporate activities. In addition, under the New Credit Facility and the New Bonding Agreement, the Company is required to comply with specified financial ratios and tests, including minimum interest coverage ratios, maximum leverage ratios, annual capital expenditure limitations and net worth tests, which, if not met, may trigger an event of default under the New Credit Facility or the New Bonding Agreement, which have a material adverse effect on the Company. See "Description of the New Credit Facility;" "Description of New Bonding Agreement" and "Description of Notes."

POTENTIAL INABILITY TO FUND A CHANGE OF CONTROL OFFER

  Upon a Change of Control, the Company will be required to offer to repurchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase. Prior to commencing such an offer to purchase, the Company may be required to (i) repay in full all indebtedness of the Company that would prohibit the repurchase of the Notes, including the New Credit Facility or
(ii) obtain any consent required to make the repurchase. If the Company is unable to repay all of such indebtedness or is unable to obtain the necessary consents, the Company will be unable to offer to purchase the Notes and that failure will constitute an Event of Default under the Indenture. In addition, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of Notes tendered or that restrictions in the New Credit Facility will allow the Company to make such required repurchases. Notwithstanding these provisions, the Company could enter into certain transactions, including certain recapitalizations, that would not constitute a Change of Control but would increase the amount of debt outstanding at such time. See "Description of Notes--Repurchase at the Option of Holders--Change of Control."

FRAUDULENT CONVEYANCE STATUTES

  Under applicable provisions of federal bankruptcy law or comparable provisions of state fraudulent transfer law, if, among other things, the Company or any Subsidiary Guarantor, at the time it incurred the indebtedness evidences by the Notes or its Subsidiary Guarantee, (i) (a) was or is insolvent or rendered insolvent by reason of such occurrence or (b) was or is engaged in a business or transaction for which the assets remaining with the Company or such Subsidiary Guarantor constituted unreasonably small capital or
(c) intended or intends to incur, or believed or believes that it would incur, debts beyond its ability to pay such debts as they mature, and (ii) the Company or such Subsidiary Guarantor received or receives less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness, then the Notes and the Subsidiary Guarantees, and any pledge or other security interest securing such indebtedness, could be avoided, or claims in respect of the Notes or the Subsidiary Guarantees could be subordinated to all other debts of the Company or such Subsidiary Guarantor, as the case may be. In addition, the payment of interest and principal by the Company pursuant to the Notes or the payment of amounts by a Subsidiary Guarantor pursuant to a Subsidiary Guarantee could be avoided and required to be returned to the person making such payment, or to a fund for the benefit of the creditors of the Company or such Subsidiary Guarantor, as the case may be.

  The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, the Company or a Subsidiary Guarantor would be considered insolvent if (i) the sum of its debts, including contingent liabilities, were greater than the saleable value of all of its assets at fair valuation or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature or (ii) it could not pay its debts as they become due.

  On the basis of historical financial information, recent operating history and other factors, the Company believes that, after giving effect to the indebtedness incurred in connection with the Transaction, neither it nor the Subsidiary Guarantors were insolvent, had unreasonably small capital for the business in which it is engaged or incurred debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with the Company's conclusions in this regard.

YEAR 2000 ISSUE

  Historically, many computer programs have been written using two digits rather than four to define the applicable year, which could result in the program failing to recognize a year that begins with "20" instead of "19". This, in turn, could result in major system failures or miscalculations, and is generally referred to as the "Year 2000 issue".

  In June 1996, the Company's MIS Department developed a plan to identify and address issues related to Year 2000 compliance. The Company's internal systems were the primary focus of the plan. At that time, the Company compiled an inventory of its internally developed and third party software. The Company also evaluated various solutions and techniques for making its internally developed databases and programs Year 2000 ready. The Company prioritized the tasks taking into account the likelihood of Year 2000 failure, the impact of Year 2000 failure on its business, and the effort required to complete the task. In March 1997, senior management of the Company reviewed the tasks and approved the plan.

  The Company's Year 2000 Plan contemplated four phases--assessment, implementation, testing and release/installation--which overlap to a degree. The Company has completed all phases for its most critical systems. The Company is currently in the implementation, testing and installation phase for its less critical systems and anticipates completing the final installation phase during the fourth quarter of 1998. Some non-critical systems will be addressed during calendar year 1999 and the Company believes such systems are not material to its operations.

  The Company has received information concerning the Year 2000 status of certain critical suppliers, and anticipates initiating more extensive inquiries with significant suppliers during the fourth quarter of 1998 to determine the extent to which the Company is vulnerable to those third parties' failure to remediate their own Year 2000 issues.

  The Company currently estimates that the total cost of implementing its Year 2000 Plan, consisting primarily of increased staffing requirements and outside consulting services, will not be material. This estimate is based on presently available information and will be updated as the Company continues its assessment and proceeds with implementation.

  If the Company's computer systems fail with respect to the Year 2000 Issue, or if any applications or embedded chips critical to the Company's reporting process are overlooked there could be a material adverse effect on the business, results of operations or financial condition of the Company. Additionally, there can be no assurance that the systems of other companies on which the Company's systems rely will be timely converted, or that a failure to convert by another company would not have material adverse effect on the business, results of operations or financial condition of the Company. The Company has not yet established a contingency plan in this regard, but intends to formulate one to address unavoided or unavoidable risks and expects to have the contingency plan formulated by July 1999.

ABSENCE OF PUBLIC MARKET; RESTRICTIONS ON TRANSFER

  The Existing Notes are eligible for trading in PORTAL. The Exchange Notes are new securities for which there is no established market. There can be no assurance as to the existence of any market for the Exchange Note, the liquidity of any markets that may develop for the Notes, the ability of holders of the Notes to sell their Notes, or the prices at which holders would be able to sell their Notes. Future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. The Initial Purchaser has advised the Company that it currently intends to make a market in the Notes. However, it is not obligated to do so and any market making may be discontinued at any time without notice. The Company does not intend to apply for listing of the Notes on any securities exchange.

                                THE TRANSACTION

  The Existing Notes were issued as part of the recapitalization of the Company, which was accomplished through a transaction in which Vectura Holding Company LLC ("Vectura") acquired in a merger the capital stock of the Company owned by Blackstone Dredging Partners L.P. and Blackstone Family Investment Partnership I L.P. (collectively, the "Sellers") and certain shares of capital stock owned by certain members of the Company's management. The merger occurred pursuant to an Agreement and Plan of Merger dated July 20, 1998 (as thereafter amended, the "Merger Agreement") among the Company, the Sellers, Vectura, a newly formed subsidiary of Vectura named Great Lakes Dredge & Dock Acquisition, Inc. ("AcquisitionCo") and two other subsidiaries. As a result of the recapitalization, Vectura owns approximately 84% of the outstanding common stock of the Company, and certain members of Company management (the "Management Investors") own approximately 16%. Vectura's membership interests are owned by 399 Venture Partners, Inc., an affiliate of Citicorp Venture Capital Ltd., and certain other investors.

  Structure and Sequence. Prior to the recapitalization, certain Management Investors held approximately 7% of the Company's previously issued common stock, which they acquired upon the exercise of certain Company stock options (the "Options"). Vectura purchased some of those shares for approximately $8.2 million in cash from certain Management Investors and additionally contributed approximately $37.8 million in cash to the capital of AcquisitionCo, reflecting a total investment by Vectura of $46 million. On August 19, 1998, pursuant to the Merger Agreement, AcquisitionCo merged with the Company, with the Company being the surviving corporation. As a result of the merger, the Sellers received approximately $156.1 million in cash in exchange for their common stock, which was funded through Vectura's capital contribution to AcquisitionCo and the Company's borrowings in respect of the Existing Notes and the New Credit Facility (defined below). A portion of the stock owned by the Management Investors and Vectura was converted into approximately $3.1 million and $7.5 million, respectively, of preferred stock of the Company. In connection with the recapitalization, all of the common stock of AcquisitionCo owned by Vectura was converted into common and preferred stock of the Company. As a result of the merger and recapitalization, $46 million of common and preferred stock of the Company is held by Vectura. The balance of the common stock retained by the Management Investors represents approximately 14.0% of the outstanding common stock of the Company after recapitalization. In addition, other Management Investors who had not previously owned shares purchased approximately $0.2 million of common and preferred stock of the Company.

  The following table sets forth the equity ownership in the Company by the Sellers, Vectura and the Management Investors at certain stages of the
Transaction:

                                                     OWNERSHIP OF COMMON STOCK
                                                                (1)
                                                     --------------------------
                                                             MANAGEMENT
                                                     SELLERS INVESTORS  VECTURA
                                                     ------- ---------- -------
   Prior to August 1998.............................  100%       0%        0%
   After Exercise of Options by Certain Management
    Investors.......................................   93%       7%        0%
   Upon Completion of the Merger (2)................    0%      16%       84%

--------

(1) Reflects ownership before the merger of the Company's previously issued common stock and following the merger of Class A Common stock, which is voting, and Class B Common Stock, which is non-voting, See "Description of Capital Stock."

(2) See "Ownership of Capital Stock."

  Merger Consideration. The consideration of approximately $156.1 million received by the Sellers for their shares of the Company's common stock reflects their pro rata share of the net purchase price, calculated as follows: $221.0 million (reflecting the gross purchase price of the Company under the Merger Agreement), less (i) approximately $49.1 million of Company debt at the time of the merger, less (ii) approximately $5.7 million in bonuses paid by the Company to employees upon the successful completion of the Transaction, less (iii) approximately $2.9 million in Sellers' expenses paid by the Company, plus (iv) approximately $4.5 million received by the Company upon the exercise of the Options (in exchange for which certain Management Investors received common stock valued at $12.0 million), plus (v) $4.1 million spent by the Company to acquire a certain backhoe dredge, less (vi) $12.0 million attributable to the common stock held by Management Investors, less (vii) $3.8 million, the Sellers' portion of the backhoe dredge payment, which was deferred. The Company also agreed to pay the Sellers, upon receipt, the amount due the Company as reimbursement from certain insurance companies for amounts advanced by the Company in settlement of liability claims in connection with the Chicago Flood Litigation, which amounts equaled approximately $11.0 million.

  Sources of Funds. Cash funding requirements to consummate the recapitalization through the closing date were approximately $219.0 million. These funds were provided by (i) $61.5 million of borrowings under a new $110.0 million credit facility with a syndicate of banks led by the Bank of America National Trust and Savings Association (the "New Credit Facility"), of which $6.5 million consisted of revolving credit borrowings and $55.0 million consisted of term loans, (ii) $115.0 million in gross proceeds from the sale of the Existing Notes, (iii) the proceeds from issuance of common and preferred stock of the Company, including approximately $37.8 million to Vectura and approximately $0.2 million to new Management Investors and (iv) approximately $4.5 million received upon the exercise of the Options.

  Uses of Funds. Cash funds used to consummate the recapitalization through the closing date were approximately $219.0 million. These uses included the following payments: (i) $156.1 million paid to the Sellers as consideration in the merger, (ii) $5.7 million in bonuses paid to employees upon the successful completion of the Transaction, (iii) $2.9 million in Sellers' Transaction-related expenses, (iv) $48.0 million of debt repaid at closing, having an effective interest rate of 7.58% at the time of repayment, and (v) $6.3 million in fees and expenses.

  The sources and uses of funds do not include the $8.2 million paid by Vectura to acquire certain shares of the Company's previously issued common stock from certain Management Investors.

  The following table sets forth information on the sources and uses of funds in the recapitalization:

                                                                     AMOUNT
                                                                  -------------
                                                                  (IN MILLIONS)
Sources of Funds (1):
New Credit Facility:
Revolving Credit Facility........................................    $  6.5
Term Loan Facility...............................................      55.0
11 1/4% Senior Subordinated Notes due 2008.......................     115.0
Equity Contribution..............................................      38.0
Amount Received Upon Option Exercise.............................       4.5
                                                                     ------
Total sources....................................................    $219.0
                                                                     ======
Use of Funds (1):
Merger Consideration to Sellers..................................    $156.1
Transaction-Related Bonuses......................................       5.7
Payment of Sellers' Expenses.....................................       2.9
Repayment of Indebtedness (with an effective rate of interest of
 7.58%
 at time of repayment)(2)........................................      48.0
Fees and expenses................................................       6.3
                                                                     ------
Total uses.......................................................    $219.0
                                                                     ======

--------

(1) Not including $8.2 million paid by Vectura to acquire shares of the Company's previously issued common stock from certain Management Investors.

(2) Excludes $1.1 million in Company debt which was in existence at the time of the merger (and reflected as a reduction in the purchase price paid to Sellers) but was not repaid by the Company and therefore remained outstanding at closing.

  As used in this prospectus, the term "Transaction" refers to the recapitalization, the financing of the recapitalization and the application of the proceeds from such financing.

  The following diagram illustrates the ownership of the Company's common stock before and after the Transaction.

                                   * * * * *

  The Company's principal executive offices are located at 2122 York Road, Oak Brook, Illinois 60521. The telephone number of the Company's executive office is (630) 574-3000.

                                USE OF PROCEEDS

  The Company will not receive any proceeds from the Exchange Offer. The gross proceeds of $115.0 million received by the Company from the sale of the Existing Notes, together with borrowings totaling $62.1 million under the New Credit Facility, and proceeds of $42.5 million from the equity contributions, were used by the Company: (i) to fund the cash purchase price payable in connection with the Recapitalization and (ii) to pay fees and expenses in connection with the Transaction.

                                CAPITALIZATION

  The following table sets forth, as of September 30, 1998, the actual cash and capitalization of the Company, which includes the effects of the Transaction. The following table should be read in conjunction with the Historical Financial Statements included elsewhere in this Prospectus.

                                                                   AS OF
                                                            SEPTEMBER 30, 1998
                                                           ---------------------
                                                           (DOLLARS IN MILLIONS)
Cash and cash equivalents.................................        $  0.5
                                                                  ======
Total debt:
New Credit Facility(1):
 Revolving Credit Facility(2)(3)..........................          13.5
 Term Loan................................................          55.0
11 1/4% Senior Subordinated Notes due 2008................         115.0
Other.....................................................           0.6
                                                                  ------
  Total debt(4)...........................................         184.1
Stockholders' deficit.....................................         (50.8)
                                                                  ------
  Total capitalization....................................        $133.3
                                                                  ======

--------
(1) See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of the New Credit Facility."
(2) Approximately $12.3 million face amount of letters of credit were issued and outstanding at September 30, 1998 under the $55.0 million Revolving Credit Facility and approximately $29.2 million of borrowings are available to the Company under the Revolving Credit Facility for working capital and general corporate purposes.
(3) In August 1998, the Company acquired two hydraulic dredges, certain support vessels and operating inventory from a competitor for approximately $13.8 million. The Company initially financed the purchase price for such assets with borrowings under the Revolving Credit Facility. The Company expects to refinance the purchase of the equipment for approximately $14.5 million before the end of the year with an operating lease.
(4) Total debt includes long-term debt and the current maturities of long-term debt and excludes contingent obligations.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The following Unaudited Pro Forma Condensed Consolidated Financial Statements of the Company (the "Pro Forma Financial Statements") consist of Unaudited Pro Forma Condensed Consolidated Statements of Income for the nine months ended September 30, 1997 and 1998, for the year ended December 31, 1997, and for the twelve months ended September 30, 1998. The Pro Forma Financial Statements do not include a pro forma balance sheet as the September 30, 1998 Unaudited Condensed Consolidated Balance Sheet, included elsewhere herein, includes the effects of the Transaction. The Pro Forma Financial Statements were derived from the Company's historical consolidated financial statements included elsewhere herein, as adjusted to illustrate the effects of the Transaction. The unaudited pro forma adjustments were applied to the respective historical consolidated financial statements to reflect and account for the Transaction as a recapitalization. Accordingly, the historical basis of the Company's assets and liabilities has not been impacted by the Transaction.

   The Unaudited Pro Forma Condensed Consolidated Statements of Income give effect to the Transaction as if it had occurred on January 1, 1997. The unaudited pro forma adjustments are based upon currently available information and upon certain assumptions that the Company's management believes are reasonable under the circumstances. The Unaudited Pro Forma Condensed Consolidated Financial Statements do not purport to represent what the Company's actual results of operations or net income would have been if the Transaction had in fact occurred on such date or to project the Company's results of operations for any future period or date. The Unaudited Pro Forma Condensed Consolidated Financial Statements do not give effect to any transactions other than the Recapitalization and related transactions (the "Transaction" defined elsewhere herein) and those discussed in the notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements set forth below.

  The Unaudited Pro Forma Condensed Consolidated Financial Statements and accompanying notes should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the historical consolidated financial statements of the Company, including the notes thereto, and other financial information included elsewhere in this Prospectus.

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                             (DOLLARS IN MILLIONS)

                                            HISTORICAL ADJUSTMENTS  AS ADJUSTED
Contract revenues..........................   $258.3         --       $258.3
Costs of contract revenues.................    228.4         --        228.4
                                              ------      -----       ------
  Gross profit.............................     29.9         --         29.9
General and administrative expenses........     18.9       (0.5)(a)     18.4
                                              ------      -----       ------
  Operating income.........................     11.0        0.5         11.5
Interest expense, net......................     (6.0)     (12.9)(c)    (18.9)
Equity in earnings of joint ventures.......      3.1         --          3.1
                                              ------      -----       ------
  Income (loss) before income taxes and
   minority interests......................      8.1      (12.4)        (4.3)
Income taxes...............................     (2.6)       5.2 (d)      2.6
Minority interests.........................     (1.7)        --         (1.7)
                                              ------      -----       ------
  Net income (loss)........................   $  3.8      $(7.2)      $ (3.4)
                                              ======      =====       ======
Accrued dividends on Preferred Stock(e)....                             (5.4)
                                                                      ------
  Net income available to Common Stock.....                           $ (8.8)
                                                                      ======
Ratio of earnings to fixed charges(f)......      1.7x                     --

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                 FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1998
                             (DOLLARS IN MILLIONS)

                                            HISTORICAL ADJUSTMENTS  AS ADJUSTED
Contract revenues..........................   $278.6         --       $278.6
Costs of contract revenues.................    233.5         --        233.5
                                              ------      -----       ------
  Gross profit.............................     45.1         --         45.1
General and administrative expenses........     20.6       (0.4)(a)     20.2
Equity incentive plan and other
 compensation expenses.....................      8.2       (8.2)(b)       --
Recapitalization related expenses..........      9.5       (9.5)(b)       --
                                              ------      -----       ------
  Operating income.........................      6.8       18.1         24.9
Interest expense, net......................     (6.3)     (14.0)(c)    (20.3)
Equity in earnings of joint ventures.......      1.8         --          1.8
                                              ------      -----       ------
  Income before income taxes, minority
   interests and extraordinary item........      2.3        4.1          6.4
Income taxes...............................     (2.2)      (1.7)(d)     (3.9)
Minority interests.........................     (2.2)        --         (2.2)
                                              ------      -----       ------
  Net income (loss) before extraordinary
   item....................................   $ (2.1)     $ 2.4       $  0.3
                                              ======      =====       ======
Accrued dividends on Preferred Stock(e)....                             (5.4)
                                                                      ------
  Net income available to Common Stock.....                           $ (5.1)
                                                                      ======
Ratio of earnings to fixed charges(f)......       --                     1.2x

  See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                             (DOLLARS IN MILLIONS)

                                            HISTORICAL ADJUSTMENTS  AS ADJUSTED
Contract revenues..........................   $200.2         --       $200.2
Costs of contract revenues.................    167.3         --        167.3
                                              ------      -----       ------
  Gross profit.............................     32.9         --         32.9
General and administrative expenses........     15.2       (0.3)(a)     14.9
Equity incentive plan and other
 compensation expense......................      8.2       (8.2)(b)       --
Recapitalization related expenses..........      9.5       (9.5)(b)       --
                                              ------      -----       ------
  Operating Income.........................      0.0       18.0         18.0
Interest expense, net......................     (4.8)     (10.6)(c)    (15.4)
Equity in earnings of joint ventures.......      0.4         --          0.4
                                              ------      -----       ------
  Income (loss) before income taxes,
   minority interests and extraordinary
   item....................................     (4.4)       7.4          3.0
Income taxes...............................      0.5       (3.1)(d)     (2.6)
Minority interests.........................     (1.9)        --         (1.9)
                                              ------      -----       ------
  Net income (loss) before extraordinary
   item....................................   $ (5.8)     $ 4.3       $ (1.5)
                                              ======      =====
Accrued dividends on Preferred Stock(e)....                             (4.1)
                                                                      ------
  Net income available to Common Stock.....                           $ (5.6)
                                                                      ======
Ratio of earnings to fixed charges(f)......       --                     1.0x

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                             (DOLLARS IN MILLIONS)

                                            HISTORICAL ADJUSTMENTS  AS ADJUSTED
Contract revenues..........................   $179.9         --       $179.9
Costs of contract revenues.................    162.2         --        162.2
                                              ------      -----       ------
  Gross profit.............................     17.7         --         17.7
General and administrative expenses........     13.5       (0.4)(a)     13.1
                                              ------      -----       ------
  Operating income.........................      4.2        0.4          4.6
Interest expense, net......................     (4.5)      (9.5)(c)    (14.0)
Equity in earnings of joint ventures.......      1.7                     1.7
                                              ------      -----       ------
  Income (loss) before income taxes and
   minority interests......................      1.4       (9.1)        (7.7)
Income taxes...............................      0.0        3.8 (d)      3.8
Minority interests.........................     (1.3)        --         (1.3)
                                              ------      -----       ------
  Net income (loss)........................   $  0.1      $(5.3)      $ (5.2)
                                              ======      =====
Accrued dividends on Preferred Stock(d)....                             (4.1)
                                                                      ------
  Net income available to Common Stock.....                           $ (9.3)
                                                                      ======
Ratio of earnings to fixed charges(e)......     1.0x                      --

  See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income

            GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                             (DOLLARS IN MILLIONS)

  (a) To eliminate the management fee charged by the Seller as subsequent to the Transaction, such fee will no longer be incurred.

  (b) To eliminate nonrecurring costs incurred in connection with the Transaction.

  (c) The unaudited pro forma adjustments to interest expense reflect the following:

                                                   NINE MONTHS
                                                      ENDED
                                    YEAR ENDED      SEPTEMBER    TWELVE MONTHS
                                 DECEMBER 31, 1997     30,           ENDED
                                 ----------------- ------------  SEPTEMBER  30,
                                       1997        1997   1998        1998
Interest expense on debt
 repaid(1)......................       $(5.8)      $(4.5) $(2.7)     $(4.0)
Interest expense on Term Loan
 (7.74% per annum)(2)...........         4.3         3.2    2.6        3.7
Interest expense on Revolving
 Credit Facility (7.74% per
 annum)(2)......................         0.5         0.4    0.3        0.4
Interest expense on Notes
 (11.25% per annum).............        12.9         9.7    9.7       12.9
Amortization of deferred
 financing costs................         0.7         0.5    0.5        0.7
Other borrowing costs...........         0.3         0.2    0.2        0.3
                                       -----       -----  -----      -----
  Net adjustments...............       $12.9       $ 9.5  $10.6      $14.0
                                       =====       =====  =====      =====

  --------
   (1) Interest expense includes amortization of deferred financing costs, agents' fees, and unused facility fees.
   (2) Interest rates with respect to borrowings under the Term Loan and Revolving Credit Facility are variable. An increase of 0.125% in interest rates on borrowings under the Term Loan and Revolving Credit Facility would increase pro forma interest by $0.1 annually.

  (d) To reflect the estimated tax effects of the unaudited pro forma adjustments.

  (e) Represents dividends on the Company's issuance of Preferred Stock as part of the Recapitalization. The Preferred Stock will accrue dividends at a rate of 12%, compounded annually. See "Description of Capital Stock."

  (f) Earnings used in computing the ratio of earnings to fixed charges consists of earnings before provision for income taxes plus distributed income of joint ventures and fixed charges. Fixed charges are defined as interest expense including the amortization of deferred financing costs. For the year ended December 31, 1997, pro forma earnings were insufficient to cover fixed charges by $8.1 million. For the twelve months ended September 30, 1998 earnings were insufficient to cover fixed charges by $0.8 million. For the nine months ended September 30, 1998 earnings were insufficient to cover fixed charges by $6.4 million. For the nine months ended September 30, 1997, pro forma earnings were insufficient to cover fixed charges by $10.8 million.

                       SELECTED FINANCIAL AND OTHER DATA

  The following table presents selected historical financial and other data of the Company for the periods indicated. The historical financial data (except for EBITDA and Adjusted EBITDA) for each of the three years ended December 31, 1997, have been derived from, and should be read in conjunction with, the audited consolidated financial statements of the Company and the related notes thereto included elsewhere in this Prospectus. The historical financial data (except for EBITDA and Adjusted EBITDA) for the two years ended December 31, 1994, have been derived from the audited consolidated financial statements of the Company which are not contained herein. The historical financial data (except for EBITDA and Adjusted EBITDA) for each of the two nine month periods ended September 30, 1997 and 1998, have been derived from, and should be read in conjunction with, the unaudited consolidated financial statements of the Company and the notes related thereto included elsewhere herein. In the opinion of management, information for interim periods includes all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the financial position and results of operations of the Company for such periods. Results for interim periods are not indicative of results for a full year or indicative of future periods. The selected historical consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements included elsewhere in this Prospectus.

                                                                   NINE MONTHS
                                                                      ENDED
                               YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                          --------------------------------------  --------------
                           1993    1994    1995    1996    1997    1997    1998
                                       (DOLLARS IN MILLIONS)
STATEMENT OF INCOME
 DATA:
Contract revenues.......  $251.3  $269.6  $226.9  $235.9  $258.3  $179.9  $200.2
Costs of contract
 revenues(1)............  (214.5) (232.6) (217.1) (208.7) (228.4) (162.2) (167.3)
                          ------  ------  ------  ------  ------  ------  ------
 Gross profit...........    36.8    37.0     9.8    27.2    29.9    17.7    32.9
General and
 administrative
 expenses...............   (20.7)  (19.9)  (15.9)  (16.4)  (18.9)  (13.5)  (32.9)
                          ------  ------  ------  ------  ------  ------  ------
 Operating income
  (loss)................    16.1    17.1    (6.1)   10.8    11.0     4.2     0.0
Interest expenses, net..    (6.3)   (7.3)   (7.9)   (6.0)   (6.0)   (4.5)   (4.8)
Equity in earnings of
 joint ventures.........     2.4     2.1     1.3     1.1     3.1     1.7     0.4
Other non-operating
 expenses...............    (0.4)     --      --      --      --      --      --
                          ------  ------  ------  ------  ------  ------  ------
 Income (loss) before
  income taxes, minority
  interests,
  discontinued
  operations and
  extraordinary item ...    11.8    11.9   (12.7)    5.9     8.1     1.4    (4.4)
Income tax (expense)
 benefit................    (4.8)   (4.6)    4.2    (2.4)   (2.6)    0.0     0.5
Minority interests......    (0.7)   (1.0)   (1.2)   (0.4)   (1.7)   (1.3)   (1.9)
                          ------  ------  ------  ------  ------  ------  ------
 Income (loss) from
  continuing operations.     6.3     6.3    (9.7)    3.1     3.8     0.1    (5.8)
Extraordinary item net
 of tax effect..........      --    (1.9)     --      --      --      --    (0.9)
Discontinued operations.     0.2     0.3    (0.3)   (1.1)     --      --      --
                          ------  ------  ------  ------  ------  ------  ------
 Net income (loss)......  $  6.5  $  4.7  $(10.0) $  2.0  $  3.8  $  0.1  $ (6.7)
                          ======  ======  ======  ======  ======  ======  ======
Ratio of earnings to
 fixed charges(2).......     2.6     2.6      --     1.8     1.7     1.0      --
OTHER DATA:
Adjusted EBITDA(3)......  $ 31.0  $ 35.0  $ 16.0  $ 26.2  $ 28.8  $ 18.3  $ 30.1
Net cash flows from
 operating activities...    19.3    13.4    (3.7)   24.7    13.6     1.5    23.1
Depreciation and
 amortization...........    13.4    14.1    14.7    13.9    13.6    10.4    11.0
Maintenance expenses(4).    12.3    11.1    15.4    14.7    17.3    12.7    14.1
Capital expenditures....    12.8     7.4    11.5     5.4    11.5     7.9    26.4
BALANCE SHEET DATA:
Cash and cash
 equivalents............  $  1.9  $  3.5  $  2.3  $  1.9  $  1.7  $ 20.1  $  0.5
Working capital.........    12.5    20.6    26.9    22.0    41.6    46.2    23.0
Total assets............   263.7   278.0   266.0   222.1   245.6   257.6   240.5
Total debt(5)...........    75.5    70.3    76.8    52.4    57.6    63.3   184.1
Total stockholders'
 equity (deficit) ......    77.6    82.3    72.3    74.4    78.2    74.4   (50.8)

--------
(1) During interim periods the Company prepays or accrues fixed equipment costs and amortizes the expenses in proportion to revenues recognized over the year to better match revenues and expenses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(2) Earnings used in computing the ratio of earnings to fixed charges consists of earnings before provision for income taxes plus distributed income of joint ventures and fixed charges. Fixed charges are defined as interest expense including the amortization of deferred financing costs. For the year ended December 31, 1995, and the nine months ended September 30, 1998, earnings were insufficient to cover fixed charges by $9.6 million and $6.4 million, respectively.
(3) "EBITDA," as provided herein, represents earnings from continuing operations before interest expense, net, income taxes and depreciation and amortization expense and excludes equity earnings of joint ventures and minority interests. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles. The Company's EBITDA is included in the Prospectus as it is a basis upon which the Company assesses its financial performance, and certain covenants in the Company's borrowing arrangements will be tied to similar measures. "Adjusted EBITDA" excludes the effects of certain items on the Company's historical EBITDA that are not expected to recur in the ongoing activities of the Company. Adjusted EBITDA is presented to provide additional information with respect to the ability of the Company to meet future debt service, capital expenditures and working capital requirements, but is not necessarily a measure of the Company's ability to fund its cash needs. EBITDA and Adjusted EBITDA should not be considered in isolation or as an alternative to net income, cash flows from continuing operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles as measures of the Company's profitability or liquidity. EBITDA and Adjusted EBITDA as defined in this Prospectus may differ from similarly titled measures presented by other companies.
  The components of EBITDA and Adjusted EBITDA are set forth below for the periods indicated:

                                                                NINE MONTHS
                                                                   ENDED
                                  YEAR ENDED DECEMBER 31,      SEPTEMBER 30,
                               ------------------------------- -------------
                               1993  1994  1995   1996   1997   1997   1998
                                            (DOLLARS IN MILLIONS)
     Operating income (loss).  $16.1 $17.1 $(6.1) $10.8  $11.0 $  4.2 $  0.0
     Depreciation and
      amortization...........   13.4  14.1  14.7   13.9   13.6   10.4   11.0
                               ----- ----- -----  -----  ----- ------ ------
     EBITDA..................   29.5  31.2   8.6   24.7   24.6   14.6   11.0
     Management fees paid to
      former stockholder.....    0.5   0.5          0.5    0.5    0.4    0.3
     Legal and other expenses
      related to the Chicago
      Flood Litigation.......    0.8   1.1   1.4    0.6    1.8    1.7
     Letter of credit fees
      associated with the
      Chicago Flood
      Litigation.............    0.2   0.6   0.2
     Disposed operations.....          0.3   0.2    1.5    1.9    1.6    1.1
     Settlement and other
      costs related to
      subcontract dispute....                5.6
     Other corporate charges.          1.3         (1.1)
     Equity incentive plan
      and other compensation
      expenses...............                                            8.2
     Recapitalization related
      expenses...............                                            9.5
                               ----- ----- -----  -----  ----- ------ ------
     Adjusted EBITDA.........  $31.0 $35.0 $16.0  $26.2  $28.8  $18.3  $30.1
                               ===== ===== =====  =====  ===== ====== ======

  For descriptions of each of the above components of Adjusted EBITDA, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Certain Items Affecting Results of Operations."

(4) Represents amount expended for maintenance included in costs of contract revenues.
(5) Total debt includes long-term debt and the current maturities of long-term debt and excludes contingent obligations.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with, and is qualified in its entirety by, "Selected Financial and Other Data" and the Financial Statements included elsewhere herein.

GENERAL

  Great Lakes is the largest provider of dredging services in the United States. Dredging generally involves the enhancement or preservation of navigability of waterways or the protection of shorelines through the removal or replenishment of soil, sand or rock. The U.S. dredging market consists of three primary types of work: Capital, Maintenance (including controlled disposal dredging) and Beach Nourishment, in which areas the Company has experienced a combined bid market share in the U.S. of 54% in 1997. In addition, the Company has grown its role as the only U.S. dredging contractor with significant international operations, which represented approximately 22% of its contract revenues in 1997. The Company's fleet of 25 dredges, 29 material transportation barges, two drillboats, and 128 other specialized support vessels is the largest and most diverse fleet in the U.S., which the Company believes would cost in excess of $600 million to build.

  Most dredging contracts are obtained through competitive bidding on terms specified by the party inviting the bid. The nature of the specified services dictates the types of equipment, material and labor involved, all of which affect the cost of performing the contract and the price that dredging contractors will bid.

  For contracts under its jurisdiction, the Corps typically prepares a cost estimate based on its understanding of the availability of contractors and their equipment. To be successful, a bidder must be determined by the Corps to be a responsible bidder (i.e., a bidder that generally has the necessary equipment and experience to successfully complete the project) and submit the lowest responsive bid that does not exceed 125.0% of an estimate determined by the Corps to be fair and reasonable. With respect to projects that are not administered by the Corps, contracts are generally awarded to the low qualified bidder, provided such bid is no greater than the amount of funds that are available for such project.

  Substantially all of the Company's contracts are competitively bid. However, some government contracts are awarded by a sole source procurement process through negotiation between the contractor and the government. Prior to negotiations, the contractor submits a proposal and cost and pricing data to the government. Under such contracts, the government has the right, after award and/or completion of the contract, to audit the contractor's books and records, including the proposal and data available to the contractor during negotiations, to ensure compliance with the contract and applicable federal legislation, rules and regulations. The government may seek a price adjustment based on the results of such audit.

  The Company recognizes contract revenues under the percentage-of-completion method, based on the Company's engineering estimates of the physical percentage completed of each project. Billings on contracts are generally submitted after verification with the customers of physical quantities completed. Costs of contract revenues are adjusted to reflect the gross profit percentage expected to be achieved upon ultimate completion of each project. Significant expenditures incurred incidental to major contracts are deferred and recognized as costs of contracts based on contract performance over the duration of the related project. These expenditures are reported as prepaid expenses. Provisions for estimated losses on contracts in progress are made in the period in which such losses are determined. Claims for additional compensation due the Company are not recognized in contract revenues until such claims are settled.

  The components of costs of contract revenues are labor, equipment, subcontracts, rentals, lease expense, other assets employed (including depreciation, insurance, fuel, maintenance and supplies) and project overhead. The hourly labor generally is hired on a project basis and laid-off upon the completion of the project. Costs of contract revenues vary significantly depending on the type and location of work performed and assets utilized.

Generally, Capital projects have the lowest costs of contract revenues as a percent of contract revenues and Beach Nourishment projects have the highest.

  The Company's cost structure includes significant fixed costs, averaging approximately 18.0% of total costs of contracts. The Company can have significant fluctuations in equipment utilization throughout the year. Accordingly, for interim reporting, the Company prepays or accrues fixed equipment costs and amortizes the expenses in proportion to revenues recognized over the year to better match revenues and expenses. Costs of contract revenues also includes the net gain or loss on dispositions of property and equipment. The Company recorded net gains on dispositions of property and equipment of $1.5 million, $0.5 million, $3.3 million and $0.4 million in 1995, 1996, 1997 and the first six months of 1998, respectively.

  The Company's equity in earnings of joint ventures relates to the Company's 50% ownership interest in Amboy and the Company's 14% interest in Riovia S.A. ("Riovia"), the Company's Argentine Joint Venture. The Company's investment in Riovia was made in 1996. The Company accounts for its investments in each of Amboy and Riovia under the equity method. The Company conducts certain hopper dredging activities, primarily Maintenance and Beach Nourishment projects through the operation of NATCO Limited Partnership ("NATCO") and North American Trailing Company ("North American"). Minority interests reflects Ballast Nedam Group N.V.'s respective 25% and 20% interest in NATCO and North American. See "Business--Joint Ventures."

CERTAIN ITEMS AFFECTING RESULTS OF OPERATIONS

  The Company believes that its historical results of operations were impacted by a number of items that are not expected to recur in the ongoing activities of the Company. The following table sets forth the Company's historical EBITDA, the impact of these items and Adjusted EBITDA to eliminate the impact of these items.

                                                           NINE MONTHS
                                                              ENDED     TWELVE MONTHS
                             YEAR ENDED DECEMBER 31,      SEPTEMBER 30,     ENDED
                          ------------------------------- ------------- SEPTEMBER 30,
                          1993  1994   1995  1996   1997   1997   1998      1998
                                            (DOLLARS IN MILLIONS)
Operating income (loss).  $16.1 $17.1 $(6.1) $10.8  $11.0 $  4.2 $  0.0     $ 6.8
Depreciation and
 amortization...........   13.4  14.1   14.7  13.9   13.6   10.4   11.0      14.2
                          ----- ----- ------ -----  ----- ------ ------     -----
EBITDA..................   29.5  31.2    8.6  24.7   24.6   14.6   11.0      21.0
Management fees paid to
 former stockholder.....    0.5   0.5          0.5    0.5    0.4    0.3       0.4
Legal and other expenses
 related to the Chicago
 Flood Litigation.......    0.8   1.1    1.4   0.6    1.8    1.7              0.1
Letter of credit fees
 associated with the
 Chicago Flood
 Litigation.............    0.2   0.6    0.2
Disposed operations.....          0.3    0.2   1.5    1.9    1.6    1.1       1.4
Settlement and other
 costs related to
 subcontract dispute ...                 5.6
Other corporate charges.          1.3         (1.1)
Equity incentive plan
 and other compensation
 expenses...............                                            8.2       8.2
Recapitalization related
 expenses...............                                            9.5       9.5
                          ----- ----- ------ -----  ----- ------ ------     -----
Adjusted EBITDA.........  $31.0 $35.0 $ 16.0 $26.2  $28.8 $ 18.3 $ 30.1     $40.6
                          ===== ===== ====== =====  ===== ====== ======     =====

  Management Fees Paid to Former Stockholder. During the periods presented, the Company paid a management fee to a former stockholder. The Company does not intend to pay such a fee subsequent to the Recapitalization.

  Legal and Other Expenses Related to the Chicago Flood Litigation. In 1992, an underwater utility tunnel located beneath the Chicago Loop failed adjacent to a construction site completed by the Company in the fall of 1991. The failure resulted in a flooding of the tunnel, and building basements served by the tunnel. Numerous suits were filed against the Company for claims of flood damage and losses due to business interruption. The Company incurred substantial legal expenses along with other expenses as a result of the Chicago Flood Litigation. During 1997, all remaining claims were settled relating to the Chicago Flood Litigation.

  Letter of Credit Fees Associated With The Chicago Flood Litigation. In connection with the Chicago Flood Litigation, the Company incurred additional expenses related to certain letters of credit as the Company was not able to obtain such letters of credit under its existing credit facilities. Instead, the Company obtained such letters of credit from third parties that charged a higher fee than the Company would have paid for such letters of credit under its credit facilities.

  Disposed Operations. During the periods presented, the Company operated a marine construction business that was sold in 1996. The adjustments reflect the elimination of the historical negative EBITDA attributable to this business.

  Settlement and Other Costs related to Subcontract Dispute. The Company subcontracted a portion of a marine construction project in New Orleans to a subcontractor. The subcontractor failed to complete its portion of the project and the Company incurred additional costs to complete the project. The Company and the subcontractor were subsequently parties to legal proceedings, of which the settlement in 1995 resulted in $5.6 million of expense recorded by the Company.

  Other Corporate Charges. In 1994, the Company undertook a corporate reorganization, in which it closed certain of its regional U.S. offices and incurred a charge of $1.3 million in connection therewith. In 1996, the Company offered a voluntary early retirement program and incurred a charge of $0.6 million relating thereto. In 1996, the Company also terminated its defined benefit pension plan and recognized a net gain of $1.7 million.

  "EBITDA," as provided for herein, represents earnings from continuing operations before interest expense, net, income taxes and depreciation and amortization expense and excludes equity in earnings of joint ventures and minority interests. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles. The Company's EBITDA is included in the Prospectus as it is a basis upon which the Company assesses its financial performance, and certain covenants in the Company's borrowing arrangements will be tied to similar measures. "Adjusted EBITDA" excludes the effects of certain items on the Company's historical EBITDA that are not expected to recur in the ongoing activities of the Company. Adjusted EBITDA is presented to provide additional information with respect to the ability of the Company to meet future debt service, capital expenditures and working capital requirements, but is not necessarily a measure of the Company's ability to fund its cash needs. EBITDA and Adjusted EBITDA should not be considered in isolation or as an alternative to net income, cash flows from continuing operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principals as measures of the Company's profitability or liquidity. EBITDA and Adjusted EBITDA as defined in this Prospectus may differ from similarly titled measures presented by other companies.

COMPONENTS OF CONTRACT REVENUES

  The following table sets forth the Company's contract revenues by type of work performed for the periods indicated:

                                                             FOR THE NINE MONTHS
                                      FOR THE YEAR ENDED            ENDED
                                         DECEMBER 31,        SEPTEMBER 30, 1998
                                  -------------------------- -------------------
                                    1995     1996     1997     1997      1998
                                                  (IN THOUSANDS)
Capital.......................... $ 58,663 $ 34,422 $ 55,563 $  33,577 $  58,854
Maintenance......................   55,347   47,014   74,379    57,506    42,693
Beach............................   29,520   65,838   59,036    41,059    51,665
Foreign..........................   53,910   58,166   55,919    37,395    45,681
Other(1).........................   29,425   30,431   13,399    10,339     1,351
                                  -------- -------- -------- --------- ---------
  Total.......................... $226,865 $235,871 $258,296 $ 179,876 $ 200,244
                                  ======== ======== ======== ========= =========

--------
(1) Consists of contract revenues primarily attributable to a marine construction business that was sold in 1996.

RESULTS OF OPERATIONS

  The following table sets forth the components of net income and EBITDA as a percentage of contract revenues for the periods indicated:

                                                                FOR THE NINE
                                                                MONTHS ENDED
                                        FOR THE YEAR ENDED        SEPTEMBER
                                           DECEMBER 31,              30,
                                       -----------------------  --------------
                                        1995     1996    1997    1997    1998
Contract revenues....................   100.0%   100.0%  100.0%  100.0%  100.0%
Costs of contract revenues...........   (95.7)   (88.5)  (88.4)  (90.2)  (83.6)
                                       ------   ------  ------  ------  ------
  Gross profit.......................     4.3     11.5    11.6     9.8    16.4
General and administrative expenses..    (7.0)    (6.9)   (7.3)   (7.5)   (7.6)
  Equity incentive plan and other
   compensation expenses.............     --       --      --      --     (4.1)
  Recapitalization related expenses..     --       --      --      --     (4.8)
                                       ------   ------  ------  ------  ------
  Operating income (loss)............    (2.7)     4.6     4.3     2.3    (0.1)
Interest expense, net................    (3.5)    (2.6)   (2.3)   (2.5)   (2.4)
Equity in earnings of joint ventures.     0.6      0.5     1.2     1.0     0.2
                                       ------   ------  ------  ------  ------
  Income (loss) before income taxes,
   minority interests and
   discontinued operations...........    (5.6)     2.5     3.2     0.8    (2.3)
Income tax (expense) benefit.........     1.8     (1.0)   (1.0)   (0.0)    0.2
Minority interests...................    (0.5)    (0.2)   (0.7)   (0.7)   (0.9)
                                       ------   ------  ------  ------  ------
  Income (loss) from continuing
   operations........................    (4.3)     1.3     1.5     0.1    (3.0)
Discontinued operations..............    (0.1)    (0.5)    --      --      --
Extraordinary item...................     --       --      --      --     (0.4)
                                       ------   ------  ------  ------  ------
  Net income (loss)..................    (4.4)%    0.8%    1.5%    0.1%   (3.4)%
                                       ======   ======  ======  ======  ======
EBITDA...............................     3.8%    10.5%    9.5%    8.1%    5.5%
                                       ======   ======  ======  ======  ======

NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1997

Contract Revenues. Contract revenues increased $20.4 million or 11.3% from $179.9 million for the nine months ended September 30, 1997 to $200.2 million for the nine months ended September 30, 1998. The increase was partially attributable to a large new capital project in Los Angeles that began work in the fourth quarter of 1997. Additionally, foreign revenues increased $8.3 million or 22.3% compared to last year due to projects in the Middle East, Mexico and Denmark. Beach nourishment revenues increased $10.6 million or 25.8% compared to last year, partly related to additional market share due to the exit of a major competitor. Maintenance revenues declined $14.8 million or 25.8% between the periods due to normal fluctuations in the number and the size of projects awarded from year to year and a concentration of equipment committed to capital and beach projects.

Costs of Contract Revenues. Costs of contract revenues increased $5.2 million or 3.2% from $162.2 million for the nine months ended September 30, 1997 to $167.4 million for the nine months ended September 30, 1998. The increase was primarily attributable to increased utilization of equipment. As a percentage of contract revenues, costs of contract revenues was 83.6% in the nine months ended September 30, 1998 compared to 90.2% in the nine months ended September 30, 1997. The improvement in 1998 was attributable to higher margins on two new large capital projects on the west coast of the United States, several beach nourishment projects and one foreign capital project.

  Gross Profit. Gross profit increased $15.2 million or 85.7%, from $17.7 million for the nine months ended September 30, 1997 to $32.9 million for the nine months ended September 30, 1998. The increase was primarily attributable to the increased contract revenues as well as improved margins related to favorable revenue mix.

  General and Administrative Expenses. General and administrative expenses increased $1.7 million or 12.2%, from $13.5 million for the nine months ended September 30, 1997 to $15.2 million for the nine months ended September 30, 1998. The increase was primarily due to additional personnel associated with increased contract revenues and higher incentive accruals connected with increased earnings levels experienced during 1998.

  Operating Income. Operating income decreased $4.2 million from $4.2 million for the nine months ended September 30, 1997 to break even for the nine months ended September 30, 1998. The decrease is a result of $9.5 million of non-recurring expenses related to the Company's recapitalization in August of 1998, which were charged to operations. An additional $8.2 million of compensation expense was charged to operations during the period related to equity incentive plan transactions and other discretionary bonuses.

  EBITDA. EBITDA decreased $3.6 million or 24.7%, from $14.6 million for the nine months ended September 30, 1997 to $11.0 million for the nine months ended September 30, 1998. The decrease was due to the combined $17.7 million for equity incentive plan and other compensation expenses and recapitalization related expenses charged to operations in 1998. The unfavorable effects of these charges were partially offset by increased earnings related to improved project margins in 1998.

  Interest Expense, Net. Interest expense, net increased $0.3 million or 5.9%, from $4.5 million for the nine months ended September 1997 to $4.8 million for nine months ended September 30, 1998. The increase in interest expense is primarily related to interest on the newly issued senior subordinated debt associated with the Company's recapitalization.

  Equity in Earnings of Joint Ventures. Equity in earnings of joint ventures declined $1.4 million or 76.3% from $1.8 million for the nine months ended September 30, 1997 to $0.4 million for the nine months ended September 30, 1998. The decrease was primarily attributable to a temporary reduction in demand for Amboy's products for the period.

  Income Tax Expense (Benefit). Income taxes decreased $0.5 million from $0.1 million expense for the nine months ended September 30, 1997 to $0.4 million benefit for the nine months ended September 30, 1998. The 1998 tax benefit is a result of the loss generated by the equity incentive plan and other compensation expenses and certain of the non-recurring expenses associated with the Company's recapitalization.

  Minority Interests. Minority interests increased $0.6 million or 44.0%, from $1.3 million for the nine months ended September 30, 1997 to $1.9 million for the nine months ended September 30, 1998. The increase is due to improved earnings resulting from stronger margins in the NATCO hopper dredging operations.

  Extraordinary Item. In conjunction with the Recapitalization, the Company entered into a new credit agreement. As a result, deferred financing fees associated with the Company's prior credit agreement of $0.9 million, after tax, were written off as an extraordinary item in the third quarter of 1998.

  Net Income. Net income decreased $6.8 million from $0.1 million for the nine months ended September 30, 1997 to a $6.7 million loss for the nine months ended September 30, 1998. The decrease is a result of improved operating earnings offset by the equity incentive plan and other compensation expenses and non-recurring expenses related to the Company's Recapitalization in August of 1998.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

  Contract Revenues. Contract revenues increased $22.4 million or 9.5%, from $235.9 million in 1996 to $258.3 million in 1997. The increase was primarily due to contract revenues from a number of large Capital projects and additional hopper Maintenance work arising from severe flooding in the Mississippi river basin, partially offset by a decrease in Beach Nourishment contract revenues. A $92.0 million Capital project in Los Angeles was awarded to the Company in the second quarter of 1997, which contributed $13.0 million to contract revenues in 1997. Additionally, a new Capital project in Newark Bay contributed $15.9 million to contract revenues in 1997. The decrease in Beach Nourishment contract revenues was due to normal fluctuations in the number and size of projects awarded from year to year.

  Costs of Contract Revenues. Costs of contract revenues increased $19.7 million or 9.4%, from $208.7 million in 1996 to $228.4 million in 1997. The increase was primarily due to the increased utilization of fixed assets. The percent of costs of contract revenues compared to contract revenues remained constant between 1997 and 1996 at approximately 88.4%.

  Gross Profit. Gross profit increased $2.7 million or 10.2%, from $27.2 million in 1996 to $29.9 million in 1997. The increase was due to increased contract revenues earned in 1997.

  General and Administrative Expenses. General and administrative expenses increased $2.5 million or 15.4%, from $16.4 million in 1996 to $18.9 million in 1997. The increase was primarily due to additional legal and bonus costs in 1997 related to the Chicago Flood Litigation and the favorable impact from the termination in 1996 of the Company's defined benefit plan for salaried employees, which was not repeated in 1997.

  Operating Income. Operating income of $10.8 million in 1996 and $11.0 million in 1997 remained essentially unchanged from 1996 to 1997.

  EBITDA. EBITDA of $24.7 million in 1996 and $24.6 million in 1997 remained essentially unchanged from 1996 to 1997.

  Interest Expense, Net. Interest expense, net remained level from 1996 to 1997, representing $6.0 million in each of 1996 and 1997.

  Equity in Earnings of Joint Ventures. Equity in earnings of joint ventures increased $2.0 million or 175.0%, from $1.1 million in 1996 to $3.1 million in 1997. The increase was primarily due to sales growth at Amboy and the addition of earnings from the Company's investment in Riovia in 1997.

  Income Tax Expense. Income tax expense increased $0.2 million or 14.8%, from $2.4 million in 1996 to $2.6 million in 1997. The increase was primarily due to increased earnings but offset partially by lower state tax rates in certain project locations in 1997. The overall effective tax rates were 39.7% and 32.8% for the 1996 and 1997 period, respectively. The decline in tax rate was caused principally by variations in taxable earnings allocated to minority interests.

  Minority Interests. Minority interests increased $1.3 million or 297.9%, from $0.4 million in 1996 to $1.7 million in 1997. The increase was primarily attributable to the increased hopper maintenance dredging by vessels operated by NATCO in 1997.

  Discontinued Operations. The loss from discontinued operations of $1.1 million related to the sale of a non-core aggregate towing business in 1996.

  Net Income. Net income increased $1.8 million or 89.5%, from $2.0 million in 1996 to $3.8 million in 1997. The increase was primarily attributable to revenue growth, improved results in joint venture equity earnings, a reduction in losses from discontinued operations and favorable state income tax variances in certain domestic project locations.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  Contract Revenues. Contract revenues increased $9.0 million or 4.0%, from $226.9 million in 1995 to $235.9 million in 1996. The increase was primarily due to an increase in Beach Nourishment contract revenues in 1996, partially offset by reductions in Capital and Maintenance contract revenues. Beach Nourishment contract revenues increased $36.3 million in 1996 over 1995 due to increased demand and funding for Beach

Nourishment projects. During 1995, the East Coast of the United States was struck by the most severe hurricane and tropical storms experienced in over 60 years, which caused certain 1995 Beach Nourishment projects to be delayed until 1996 and severely eroded numerous beaches along the East Coast resulting in more Beach Nourishment projects performed in 1996. The reductions in Capital contract revenues were due primarily to increased competition from a competitor, which has since ceased competing with the Company in the Capital dredging business. The reductions in Maintenance contract revenues were due to normal fluctuations in the number and size of projects awarded from year to year.

  Costs of Contract Revenues. Costs of contract revenues declined $8.4 million or 3.9%, from $217.1 million in 1995 to $208.7 million in 1996. The percent of costs of contract revenues compared to contract revenues was 88.5% in 1996 and 95.7% in 1995. The improvement in 1996 over 1995 was primarily due to the losses incurred in 1995 on certain Beach Nourishment contracts adversely affected by severe weather conditions.

  Gross Profit. Gross profit increased $17.4 million or 177.4%, from $9.8 million in 1995 to $27.2 million in 1996. The increase was primarily attributable to the increased contract revenues in 1996 and the reduction in costs associated with Beach Nourishment projects in 1996 as weather conditions normalized.

  General and Administrative Expenses. General and administrative expenses increased $0.5 million or 3.3%, from $15.9 million in 1995 to $16.4 million in 1996. The increase was primarily due to higher incentive expense connected with increased earnings levels, partially offset by the favorable impact from the termination of the Company's defined benefit plan for salaried employees in 1996.

  Operating Income. Operating income increased $16.9 million from a loss of $6.1 million in 1995 to $10.8 million in 1996. The increase was primarily attributable to the increased contract revenues in 1996 and the reduction in costs associated with Beach Nourishment projects in 1996 as weather conditions normalized.

  EBITDA. EBITDA increased $16.1 million or 186.0%, from $8.6 million in 1995 to $24.7 million in 1996. The increase was primarily due to the impact of increased earnings and improved margins.

  Interest Expense, Net. Interest expense, net declined $1.9 million or 23.1%, from $7.9 million in 1995 to $6.0 million in 1996. The decrease was primarily due to lower borrowing levels in 1996.

 Equity in Earnings of Joint Ventures. Equity in earnings of joint ventures of $1.3 million in 1995 and $1.1 million in 1996 remained essentially unchanged from 1995 to 1996.

  Income Tax Expense (Benefit). Income taxes increased $6.6 million from a benefit of $4.2 million in 1995 to an expense of $2.4 million in 1996. The increase was primarily due to increased earnings. The overall effective tax rates were 33.0% and 39.7% for the 1995 and 1996 period, respectively. The increase in tax rate was caused principally by variations in state income taxes.

  Minority Interests. Minority interests decreased $0.8 million or 65.2%, from $1.2 million in 1995 to $0.4 million in 1996. The decrease was primarily attributable to lower levels of hopper Maintenance work in 1996 as compared to 1995 due to normal fluctuations in the number and size of projects awarded from year to year.

  Discontinued Operations. The loss from discontinued operations increased $0.8 million or 237.1%, from $0.3 million in 1995 to $1.1 million in 1996. Discontinued operations related to the non-core aggregate towing business that was sold in 1996.

  Net Income. Net income increased $12.0 million from a loss of $10.0 million in 1995 to a profit of $2.0 million in 1996. The increase was primarily due to improved operating results in Beach Nourishment and hopper Maintenance projects.

BACKLOG

  The Company's contracts backlog represents management's estimate of the revenues which will be realized under the portion of contracts remaining to be performed based upon estimates relating to, among other things, the time required to mobilize the necessary assets at the project site, the amount of material necessary to be dredged and the time necessary to demobilize the project assets. However, such estimates are necessarily subject to fluctuations based upon the amount of material which actually must be dredged, as well as factors affecting the time required to complete the job. Consequently, backlog is not necessarily indicative of future sales. In addition, because substantially all of the Company's backlog relates to government contracts, the Company's order backlog can be canceled at any time without penalty, except, in some cases, the recovery of the Company's actual committed costs and profit on work performed up to the date of cancellation. The Company's backlog does not include contract revenues with respect to project bids that have been awarded to the Company but for which the Company's customer has not provided an executed contract. As of September 30, 1998, there were $3.8 million of contracts on which the Company was the low bidder, but which had not yet been awarded to the Company.

  As of December 31, 1997, the Company had a backlog of contract revenues of $155.3 million, which represents an increase of $47.4 million, or 43.9%, over December 31, 1996 backlog of $107.9 million. The Company had backlog of $247.0 million at September 30, 1998, $68.4 million of which the Company expects to complete in 1998, although there can be no assurance that all such backlog will be completed within that period.

  The largest component of backlog at December 31, 1997 was $79.8 million attributable to a large Capital project in Los Angeles. As of September 30, 1998, $44.9 million relating to this project remained in backlog which included $2.3 million of additional work awarded in the first six months of 1998. Additionally, backlog at September 30, 1998 includes $29.7 million attributable to the Boston Harbor Deep Port project that the Company won in the second quarter of 1998.

SEASONALITY

  The Company has historically realized lower contract revenues and earnings in the first and fourth quarters of each year. This trend is due to a number of factors including variation in weather conditions and government funding cycles, which affect the timing and execution of projects.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's primary sources of liquidity are cash flow from operations and borrowings under the revolving line of credit. The Company's primary uses of cash are funding working capital, capital expenditures and debt service.

  The Company's net cash flows from operating activities for the nine months ended September 30, 1998 and 1997 were $23.0 million and $1.8 million, respectively. The increase in cash flows from operating activities in 1998 compared to 1997 was due to a decrease in working capital resulting primarily from favorable timing in the collection of receivables. The Company's net cash flows from operating activities for the years ended December 31, 1997, 1996 and 1995, were $13.6 million, $24.7 million and $(3.7) million, respectively. The decrease in net cash flow from operating activities in 1997 compared to 1996 was a result of an increase in working capital in the fourth quarter of 1997 due to high revenue levels in the fourth quarter of 1997. Net cash flows increased in 1996 compared to 1995 due to earnings levels in 1996 compared to operating losses in 1995.

  The Company's net cash flows from investing activities for the nine months ended September 1998 and 1997 were a use of $27.4 million and a use of $1.8 million, respectively. The decrease in net cash flows from investing activities in 1998 compared to 1997 was a result of increased capital expenditures. The increase in capital expenditures is related to certain equipment acquired from a competitor for approximately $13.3 million and costs related to the construction of a new dredge of approximately $5.7 million. The Company's net cash flows from investing activities for the years ended December 31, 1997, 1996 and 1995, were $(6.2) million, $(0.8) million and $(3.9) million, respectively. The decrease in net cash flows from investing activities in 1997 from 1996 was a result of increased capital expenditures in 1997 over 1996. The increase in net cash flows from investing activities in 1996 from 1995 was a result of decreased capital expenditures in 1996 from 1995.

  The Company's net cash flows from financing activities for the nine months ended September 30, 1998 and 1997 were a source of $3.2 million and a use of $1.9 million, respectively. During the nine months ended September 30, 1998, the Company effected the Recapitalization which extinguished the debt under the former credit agreement and redeemed the stock of the majority shareholders with proceeds from the new bank term and revolving credit agreement, issuance of senior subordinated notes and equity investments by new shareholders. The Company's net cash flows from financing activities for the years ended December 31, 1997, 1996 and 1995 were $(7.6) million, $(24.3) million and $6.5 million, respectively. The increase in net cash flows from financing activities in 1997 compared to 1996 was primarily a result of funding additional capital expenditures and the increase in working capital requirements. The decrease in net cash flows from financing activities in 1996 compared to 1995 was a result of the increased repayments of debt with additional cash generated from increased earnings in 1996.

  Distributions from both Amboy and Riovia are subject to the unanimous consent of each partner in such joint venture. The Company received distributions from joint ventures of $5.5 million, $0.8 million, $1.0 million and $0.0 million in 1995, 1996, 1997 and the first nine months of 1998, respectively, and recorded earnings from such joint ventures of $1.3 million, $1.1 million, $3.1 million, and $0.4 million, respectively, for the same periods. The Company paid dividends of $0.6 million, $0.7 million, $3.0 million and $0.0 million in respect of minority interests in 1995, 1996, 1997 and the first nine months of 1998, respectively, and the Company recorded minority interest expense of $1.2 million, $0.4 million, $1.7 million and $1.9 million, respectively, for the same periods.

  The Company has entered into operating lease agreements for certain dredging assets and office space, which require annual lease payments totaling approximately $6.0 million annually through 2006. Additionally the Company expects to incur annual maintenance expense of between $15 and $18 million annually. Amounts expended for operating leases and maintenance expense are charged to operations on an annual basis.

  Planned capital expenditures, which primarily include support equipment and equipment upgrades, are expected to require annual spending of between $8 million and $11 million annually for the foreseeable future. The Company's capital expenditures for 1998 are expected to be $11.0 million for improvements to its current fleet. In August 1998 the Company acquired two hydraulic dredges, certain support vessels and operating inventory from a competitor for approximately $13.8 million. The Company expects to refinance the purchase of the equipment for approximately $14.5 million before the end of the year with an operating lease increasing annual operating lease expense by approximately $1.8 million. The Company initially financed the purchase price for such assets with borrowings under the Revolving Credit Facility. In addition, the Company has contracted to build a new backhoe dredge, costing approximately $18.0 million, for delivery in early to mid 1999. In October 1998, the dredge construction costs were refinanced through an operating lease that will increase annual operating lease expense by approximately
$2.0 million starting mid-1999 upon completion of the dredge.

  In connection with the Recapitalization, the Company entered into the New Credit Facility. The New Credit Facility is secured by first liens on approximately $55.0 million in market value of dredging equipment and second liens on approximately an additional $40.0 million in market value of dredging equipment. Such lien positions restrict the Company's ability to incur additional indebtedness as a significant portion of its assets are subject to liens. Additionally, the New Credit Facility restricts the total amount of indebtedness the Company can incur. The Term Loan under the New Credit Facility will require quarterly principal payments aggregating $0.0 million, $2.5 million, $6.5 million, $9.0 million and $11.0 million in 1998, 1999, 2000, 2001 and 2002, respectively. See "Description of the New Credit Facility."

  In connection with the Recapitalization, the Company entered into the New Bonding Agreement, which provides surety bonds required for bidding and performing projects. The bonding company's obligation to issue bonds is discretionary. The Company's obligations under the New Bonding Agreement are secured by approximately $160 million of vessel and equipment collateral which the bonding company has either a first lien position or a second lien position (behind the first liens securing the Company's obligations under the New Credit Facility). Additionally, the New Bonding Agreement contains restrictive covenants which, among other things, limit the Company's ability to incur indebtedness and place liens on its assets. See "Description of New Bonding Agreement."

  In connection with the Recapitalization, the Company sold the Existing Notes, with an aggregate principal amount of $115.0 million, to the initial purchaser. The Notes are general unsecured obligations of the Company subordinated in right of payment to all existing and future senior debt. The Indenture contains certain covenants that limit, among other things, the ability of the Company to (i) pay dividends, redeem capital stock or make certain other restricted payments or investments, (ii) incur additional indebtedness or issue certain preferred equity interests, (iii) sell all or substantially all of its assets and (iv) create certain liens on assets. The Notes bear interest at the rate of 11 1/4% per annum, payable semi-annually on February 15 and August 15, commencing February 15 1999. The Notes mature on August 15, 2008. See "Description of Notes."

  Management believes cash flow from operations and available credit will be sufficient to finance operations, planned capital expenditures and debt service requirements for the foreseeable future. The Company's ability to make scheduled payments of principal of, or to pay the interest or Liquidated Damages (as defined hereinafter), if any, on, or to refinance, its indebtedness (including the Notes), or to fund planned capital expenditures will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. The Company may, however, need to refinance all or a portion of the principal of the Notes on or prior to maturity. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that future borrowings will be available under the New Credit Facility in an amount sufficient to enable the Company to service its indebtedness, including the Notes, or to fund its other liquidity needs. In addition, there can be no assurance that the Company will be able to effect any such refinancing on commercially reasonable terms or at all.

YEAR 2000 ISSUE

  Historically, many computer programs have been written using two digits rather than four to define the applicable year, which could result in the program failing to recognize a year that begins with "20" instead of "19". This, in turn, could result in major system failures or miscalculations, and is generally referred to as the "Year 2000 issue".

  In June 1996, the Company's MIS Department developed a plan to identify and address issues related to Year 2000 compliance. The Company's internal systems were the primary focus of the plan. At that time, the Company compiled an inventory of its internally developed and third party software. The Company also evaluated various solutions and techniques for making its internally developed databases and programs Year 2000 ready. The Company prioritized the tasks taking into account the likelihood of Year 2000 failure, the impact of Year 2000 failure on its business, and the effort required to complete the task. In March 1997, senior management of the Company reviewed the tasks and approved the plan.

  The Company's Year 2000 Plan contemplated four phases--assessment, implementation, testing and release/installation--which overlap to a degree. The Company has completed all phases for its most critical systems. The Company is currently in the implementation, testing and installation phase for its less critical systems and anticipates completing the final installation phase during the fourth quarter of 1998. Some non-critical systems will be addressed during calendar year 1999 and the Company believes such systems are not material to its operations.

  The Company has received information concerning the Year 2000 status of certain critical suppliers, and anticipates initiating more extensive inquiries with significant suppliers during the fourth quarter of 1998 to determine the extent to which the Company is vulnerable to those third parties' failure to remediate their own Year 2000 issues.

  The Company currently estimates that the total cost of implementing its Year 2000 Plan, consisting primarily of increased staffing requirements and outside consulting services, will not be material. This estimate is based on presently available information and will be updated as the Company continues its assessment and proceeds with implementation.

  If the Company's computer systems fail with respect to the Year 2000 Issue, or if any applications or embedded chips critical to the Company's reporting process are overlooked there could be a material adverse effect on the business, results of operations or financial condition of the Company. Additionally, there can be no assurance that the systems of other companies on which the Company's systems rely will be timely converted, or that a failure to convert by another company would not have material adverse effect on the business, results of operations or financial condition of the Company. The Company has not yet established a contingency plan in this regard, but intends to formulate one to address unavoided or unavoidable risks and expects to have the contingency plan formulated by July 1999.

EFFECTS OF RECENTLY ISSUED ACCOUNTING STANDARDS

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" ("SFAS 130"), and Statement of Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), which could require the Company to make additional disclosures in its financial statements no later than for the year ending December 31, 1998. SFAS 130 defines comprehensive income, which includes items in addition to those reported in the statement of operations, and requires disclosures about its components. Management is presently evaluating the effect on the Company's financial reporting from the adoption of this statement and does not expect it to have any material effect. SFAS 131 requires disclosures for each segment of a business and the determination of segments based on the Company's internal management structure. Management is in the process of evaluating the impact on the Company's financial reporting from the adoption of this statement.

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. SFAS 133 requires that all derivatives be recognized as either assets or liabilities in the statement of financial position and be measured at fair value. Management is in the process of evaluating the impact on the Company's financial position from adoption of SFAS 133.

INFLATION

  The Company does not believe that inflation has had a material impact on the Company's operations.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  The Existing Notes were sold by the Company to the Initial Purchaser on August 19, 1998 (the "Issue Date"). The Initial Purchaser subsequently sold the Existing Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Because the Existing Notes are subject to certain transfer restrictions, as an inducement to the Initial Purchaser the Company, the Subsidiary Guarantors and the Initial Purchaser entered into the Registration Rights Agreement, pursuant to which the Company agreed (i) to prepare and file with the Commission the Registration Statement of which this Prospectus is a part not later than October 18, 1998 and (ii) to cause the Registration Statement to become effective under the Securities Act not later than February 15, 1999. The Registration Statement is intended to satisfy in part the Company's obligations with respect to the Existing Notes under the Registration Rights Agreement.

  Based on certain interpretive letters issued by the staff of the Commission to third parties in unrelated transactions, management believes that the Exchange Notes will be freely transferable by holders other than affiliates of the Company after the Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not an affiliate of the Company, as such terms are interpreted by the Commission; provided, however, that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. In interpretive letters issued to third parties in unrelated transactions, the Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of existing notes) with the prospectus contained in the registration statement pursuant to which such exchange notes were registered. Based on those interpretive letters, the Company is of the view that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes with this Prospectus, although the Commission has expressed no opinion in this regard. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus-delivery requirements to use this Prospectus in connection with the resale of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Existing Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a Prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING EXISTING NOTES

  Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Existing Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New York City time, on March 18, 1999; provided, however, that if the Company has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

  As of the date of this Prospectus, $115.0 million aggregate principal amount of the Existing Notes are outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about February 10, 1999 to all holders of Existing Notes known to the Company. The Company's obligation to accept Existing Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "--Certain Conditions to the Exchange Offer" below.

  The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for any exchange of any Existing Notes, by giving notice of such extension to the holders thereof. During any such extension, all Existing Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Existing Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

  The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Existing Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "--Certain Conditions to the Exchange Offer." The Company will give notice of any extension, amendment, non-acceptance or termination to the holders of the Existing Notes as promptly as practicable, such notice in the case of any extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

  Holders of Existing Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the Exchange Offer.

PROCEDURES FOR TENDERING EXISTING NOTES

  The tender to the Company of Existing Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Existing Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to The Bank of New York at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Existing Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Existing Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility" or the "Depositary") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or the holder must comply with the guaranteed delivery procedure described below.

  THE METHOD OF DELIVERY OF EXISTING NOTES, LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR EXISTING NOTES SHOULD BE SENT TO THE COMPANY.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Existing Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the Existing Notes who has not completed the box entitled "Special Issuance Instruction" or "Special Delivery Instruction" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case maybe, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust Company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Existing Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Existing Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by, the registered holder with the signature thereon guaranteed by an Eligible Institution.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Existing Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Existing Notes not properly tendered or to not accept any particular Existing Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Existing Notes either before or after the Expiration Date(including the right to waive the ineligibility of any holder who seeks to tender Existing Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Existing Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Existing Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Existing Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

  If the Letter of Transmittal or any Existing Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

  By tendering, each holder of Existing Notes will represent to the Company in writing that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the holder and any beneficial holder, that neither the holder nor any such beneficial holder has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. If the holder is not a broker-dealer, the holder must represent that it is not engaged in nor does it intend to engage in a distribution of the Exchange Notes. If the holder is a broker-dealer, the holder must represent that it will receive Exchange Notes for its own account in exchange for Existing Notes that were acquired as a result of market-making activities or other trading activities. Each broker-dealer that receives Exchange Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (an "Exchanging Dealer"), must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

ACCEPTANCE OF EXISTING NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

  For each Existing Note accepted for exchange, the holder of such Existing Note will receive an Exchange Note having a principal amount equal to that of the surrendered Existing Note. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Existing Notes for exchange when, as and if the Company has given oral and written notice thereof to the Exchange Agent.

  In all cases, issuance of Exchange Notes for Existing Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Existing Notes or a timely Book-Entry Confirmation of such Existing Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Existing Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Existing Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Existing Notes will be returned without expense to the tendering holder thereof(or, in the case of Existing Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Existing Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration of the Exchange Offer.

BOOK-ENTRY TRANSFER

  Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Existing Notes by causing the Book-Entry Transfer Facility to transfer such Existing Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Existing Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

  The Company understands that the Exchange Agent has confirmed with the Book-Entry Transfer Facility that any financial institution that is a participant in the Book-Entry Transfer Facility's system may utilize the Book-Entry Transfer Facility's Automated Tender Offer Program ("ATOP") to tender Existing Notes. The Company further understands that the Exchange Agent will request, within two business days after the date the Exchange Offer commences, that the Book-Entry Transfer Facility establish an account with respect to the Existing Notes for the purpose of facilitating the Exchange Offer, and any participant may make book-entry delivery of Existing Notes by causing the Book-Entry Transfer Facility to transfer such Existing Notes into the Exchange Agent's account in accordance with the Book-Entry Transfer Facility's ATOP procedures for transfer. However, the exchange of the Existing Notes so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of such book-entry transfer and timely receipt by the Exchange Agent of an Agent's Message (as defined in the next sentence), an appropriate Letter of Transmittal with any required signature guarantee, and any other documents required. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility and received by the Exchange Agent and forming part of Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant tendering Existing Notes which are the subject of such Book-Entry Confirmation and that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

GUARANTEED DELIVERY PROCEDURES

  If a registered holder of the Existing Notes desires to tender such Existing Notes and the Existing Notes are not immediately available, or time will not permit such holder's Existing Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if
(i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Existing Notes and the amount of Existing Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Existing Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent and (iii) the certificates for all physically tendered Existing Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

  Tenders of Existing Notes may be withdrawn at any time prior to the Expiration Date. For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Existing Notes to be withdrawn, identify the Existing Notes to be withdrawn (including the principal amount of such Existing Notes), and (where certificates for Existing Notes have been transmitted) specify the name in which such Existing Notes are registered, if different from that of the withdrawing holder. If certificates for Existing Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Existing Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Existing Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Existing Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Existing Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or in the case of Existing Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Existing Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Existing Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Existing Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Existing Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Existing Notes and may terminate or amend the Exchange Offer if at any time before the acceptance of such Existing Notes for exchange or the exchange of Exchange Notes for such Existing Notes, the Company determines that (i) the Exchange Offer does not comply with any applicable law or any applicable interpretation of the staff of the Commission, (ii) the Company has not received all applicable governmental approvals or (iii) any actions or proceedings of any governmental agency or court exist which could materially impair the Company's ability to consummate the Exchange Offer.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its reasonable discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  In addition, the Company will not accept for exchange any Existing Notes tendered, and no Exchange Notes will be issued in exchange for any such Existing Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). In any such event the Company is required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

EXCHANGE AGENT

  The Bank of New York has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

   By Hand Or Overnight    Facsimile Transmissions: By Registered Or Certified
         Delivery:                                             Mail:
                         (Eligible Institutions Only)



   The Bank of New York         (212) 571-3080         The Bank of New York
    101 Barclay Street                                101 Barclay Street, 7E

 New York, New York 10286   To Confirm by Telephone  New York, New York 10286
 Corporate Trust Services  or for Information Call:  Attention: Reorganization
          Window                                             Section,

       Ground Level             (212) 815-6333
 Attention: Reorganization
         Section,

  Delivery to an address other than as set forth above or transmission via facsimile to a number other than as set forth above does not constitute a valid delivery.

FEES AND EXPENSES

  The Company will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of the Company.

  The expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

  The Exchange Notes will be recorded at the same carrying amount as the Existing Notes, which is the principal amount as reflected in the Company's accounting records on the date of the exchange and, accordingly, no gain or loss will be recognized. The debt issuance costs will be capitalized and amortized to interest expense over the term of the Exchange Notes.

TRANSFER TAXES

  Holders who tender their Existing Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register Exchange Notes in the name of, or request that Existing Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE; RESALES OF EXCHANGE NOTES

  Holders of Existing Notes who do not exchange their Existing Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Existing Notes as set forth in the legend thereon as a consequence of the issuance of the Existing Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of, the Securities Act and applicable state securities laws. Existing Notes not exchanged pursuant to the Exchange Offer will continue to accrue interest at 11 1/4% per annum and will otherwise remain outstanding in accordance with their terms. Holders of Existing Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the Exchange Offer. In general, the Existing Notes may not be offered or sold unless registered under the Securities

Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Existing Notes under the Securities Act. However, (i) if the Initial Purchaser so requests with respect to Existing Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer and held by it following consummation of the Exchange Offer or
(ii) if any holder of Existing Notes(other than an Exchanging Dealer) is not eligible to participate in the Exchange Offer or, in the case of any holder of Existing Notes (other than an Exchanging Dealer) that participates in the Exchange Offer, does not receive Exchange Notes in exchange for Existing Notes that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of the Company within the meaning of the Securities Act), the Company is obligated to file a shelf registration statement on the appropriate form under the Securities Act relating to the Existing Notes held by such persons.

  Based on certain interpretive letters issued by the staff of the Commission to third parties in unrelated transactions, the Company is of the view that Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than (i) any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (ii) any broker-dealer that purchases Notes from the Company to resell pursuant to Rule 144A or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. If any holder has any arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. A broker-dealer who holds Existing Notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes. Each such broker-dealer that receives Exchange Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." The Company has not requested the staff of the Commission to consider the Exchange Offer in the context of a no-action letter, and there can be no assurance that the staff would take positions similar to those taken in the interpretive letters referred to above if the Company were to make such a no-action request.

  In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the Exchange Notes for offer or sale under the securities or blue sky laws of such jurisdictions in the United States as any selling holder of the Notes reasonably requests in writing.

                                   BUSINESS

  Great Lakes is the largest provider of dredging services in the United States. Dredging generally involves the enhancement or preservation of navigability of waterways or the protection of shorelines through the removal or replenishment of soil, sand or rock. The U.S. dredging market consists of three primary types of work: Capital, Maintenance (including controlled disposal dredging) and Beach Nourishment, in which activities the Company achieved a combined bid market share in the U.S. of 54% in 1997. In addition, the Company is the only U.S. dredging contractor with significant international operations, which represented approximately 22% of its contract revenues in 1997. The Company's fleet of 25 dredges, 29 material transportation barges, two drillboats, and 128 other specialized support vessels is the largest and most diverse fleet in the U.S. The Company believes its fleet would cost in excess of $600 million to build. For the twelve months ended September 30, 1998, the Company's contract revenues and Adjusted EBITDA, were $278.6 million and $40.6 million, respectively. In addition, as of September 30, 1998, the Company's contract backlog totaled approximately $247.0 million.

  Over its 108-year life, the Company has grown to be the leader in each of its business activities in the U.S. The Company's three principal business activities are:

  . CAPITAL (approximately 43% of 1997 contract revenues). Capital dredging projects are primarily port expansion projects, which involve the deepening of channels to allow larger, deeper draft ships and providing land fill for building additional port facilities, thereby enhancing port profitability and competitiveness. Approximately 31% of the Company's Capital project revenues in 1997 derive from Deep Port projects. The Company's cumulative bid market share of Deep Port projects was 76% from 1991 to 1997. Capital projects also include land reclamations, trench digging, and other construction-related dredging. The Company's bid market share of total U.S. Capital projects (including Deep Port projects) was 67% in 1997. Approximately 22% of the Company's contract revenues were attributable to non-U.S. Capital projects.

  . MAINTENANCE (approximately 29% of 1997 contract revenues). Maintenance dredging consists of the redredging of waterways and harbors to remove silt, sand and other accumulated sediments. Due to natural sedimentation, active channels generally require Maintenance dredging every one to three years, thus creating a continuous source of dredging work that is typically non-deferable if optimal navigability is to be maintained. The Company's bid market share of U.S. Maintenance projects was 28% in 1997.

  . BEACH NOURISHMENT (approximately 23% of 1997 contract revenues). Beach Nourishment dredging projects generally involve moving sand from the ocean floor to shoreline locations when erosion has progressed to a stage that threatens substantial shoreline assets. The Company's bid market share of U.S. Beach Nourishment projects was 86% in 1997.

  The Company believes that it benefits from a number of favorable trends in the U.S. dredging market. The average controlling depth of the top ten largest U.S. ports, as measured by annual container volume, is 40.4 feet compared to
52.7 feet for the top ten non-U.S. ports worldwide. Without significant deepening efforts, most major U.S. ports risk being unable to accommodate larger cargo vessels, which renders them less competitive with deeper ports. The Corps, which has the primary responsibility for maintaining and improving the nation's waterways, ports and shorelines, has recently announced 18 new Deep Port projects to be completed over the next seven years, which the Corps estimates will have an aggregate value in excess of $2.2 billion. Funding for announced projects has also increased significantly during the past 12 months due to increased federal funding and increased cost sharing of Capital projects by local governments. In addition, the Corps, which historically has performed a significant amount of domestic Maintenance dredging projects, has substantially reduced its fleet from its height of 42 dredges in 1976 to 12 dredges in 1998, and has recently idled the largest of its four remaining hopper dredges, which are the only Corps dredges that compete with the Company.

COMPETITIVE STRENGTHS

  The Company possesses a number of competitive strengths that have allowed it to develop and maintain its leading position within the dredging industry, including the following:

  FLEXIBLE PORTFOLIO OF ASSETS. The Company operates the largest and most diverse dredging fleet in the U.S., which the Company believes would cost in excess of $600 million to build. Great Lakes owns over 180 vessels including approximately 40% of the vessels certified by the U.S. Coast Guard and American Bureau of Shipping to perform offshore dredging operations, 47% of available hopper dredge capacity, 33% of large capacity clamshell dredges operating in the U.S., 100% of the drill boats in the U.S. and certain specialized equipment, such as the only two large electric dredges in the U.S. The size and breadth of the fleet improves the Company's competitiveness as it generally permits the Company to select the most efficient equipment for a particular job. To maintain the value and effectiveness of its fleet, the Company emphasizes proactive maintenance that results in lower downtime, increased profitability, enhanced vessel life and relatively low capital expenditure requirements. To this end, the Company incurred $17.3 million of maintenance expense in 1997 in addition to capital expenditures of $11.5 million.

  FAVORABLE COMPETITIVE DYNAMIC. Great Lakes is the largest U.S. provider of dredging services and has consistently maintained a cumulative bid market share of 38% since 1991, which is substantially greater than its nearest competitor's share for those projects. In addition to operating and owning the industry's largest and most diverse fleet, the Company believes that it benefits from a number of significant advantages relative to both existing and potential competitors, including: (i) the requirements of the Dredging Act of 1906 and the Jones Act of 1920, which effectively prohibit foreign dredges and foreign-owned dredging companies from competing in the U.S.; (ii) its being one of three competitors that it believes are independently able to obtain performance bonds in an amount greater than $50 million; (iii) the relatively high capital costs associated with the construction of a new dredge, which the Company estimates at between $10 to $50 million; and (iv) the Company's reputation for quality and customer service built up over its 108 year operating history, during which time it has never failed to complete a project. In addition, the Company's long history as a leader in the industry has enabled it to develop a proprietary database that contains detailed bidding and technical information on most domestic dredging projects since 1970, which management believes allows the Company, among other things, to be more accurate than its competitors in predicting contract costs prior to bidding.

  SPECIALIZED CAPABILITY IN CAPITAL PROJECTS. Great Lakes believes it is the leader in Capital dredging projects which generally require specialized engineering expertise, specific combinations of equipment and experience in performing complex projects. From 1991 to 1997, Great Lakes achieved a 38% U.S. bid market share of the Capital projects. The Corps has recently announced 18 new Deep Port projects to be completed through 2005. The Corps has estimated the aggregate dollar value of these projects to exceed $2.2 billion (of which bidding for approximately $1 billion of such projects is scheduled to commence in 1998) compared to $887 million of projects bid between 1986 and 1997. The Company's cumulative bid market share of Deep Port projects was 76% from 1991 to 1997. The Company believes its extensive experience on complex projects significantly enhances its ability to profitably bid and complete these contracts.

  PROVEN, EXPERIENCED MANAGEMENT TEAM. The Company's senior managers include:
Douglas B. Mackie, President and Chief Executive Officer; Richard M. Lowry, Executive Vice President and Chief Operating Officer; and Bruce J. Biemeck, Senior Vice President and Chief Financial Officer, who have an average of 17 years of experience in the dredging industry. The Company believes that its experienced management team provides it with a significant advantage over its competitors, many of whom are family owned and managed. As a result of the Transaction, the management of the Company owns approximately 16% of the issued and outstanding common stock of Great Lakes.

BUSINESS STRATEGY

  The Company's strategy is to continue to grow contract revenues and cash flow and strengthen its competitive position worldwide. The principal elements of this strategy include:

  CONTINUE TO GROW IN DOMESTIC MARKETS. The Company expects to strengthen its domestic leadership position by leveraging (i) the size and breadth of its fleet, (ii) its industry-leading operating experience, (iii) its engineering expertise, and (iv) its efficient project management practices. For example, the Company has contracted to build a new backhoe at a cost of approximately $18 million, which will enhance its ability to compete for and execute new Deep Port projects. To further enhance the Company's operating capabilities, on August 25, 1998, the Company acquired T.L. James & Company, Inc., a significant competitor, at a cost of approximately $13.8 million, a large hydraulic dredge and midsize hydraulic dredge together with support equipment, inventory and spare parts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  GROW ESTABLISHED FOREIGN MARKET BASE. Since the early 1990s, a consolidation among certain foreign competitors, together with an increase in foreign governments' port infrastructure investments, have resulted in new overseas dredging opportunities for Great Lakes. In 1997, the Company recorded approximately $55.9 million in revenue from non-U.S. dredging projects. The Company intends to continue to selectively pursue international opportunities that offer it the potential to increase the utilization of its asset base, to leverage its project management capabilities and to expand its non-U.S. dredging market share.

  EXPLOIT GROWTH IN CONTROLLED DISPOSAL DREDGING. In recent years, in response to more stringent regulations governing the disposal of dredged materials, certain of the Company's projects have required dredged materials to be disposed of in a more controlled manner. The Company believes it is well positioned to exploit this trend due to its equipment mix, its operating expertise and its joint venture with the owner and operator of two fully permitted upland disposal sites in New Jersey, which represent a substantial percentage of the upland disposal capacity in the greater New York City area. During 1997, Great Lakes completed $12.0 million of controlled disposal dredging projects. The Company has estimated that over $100 million of dredging revenue related to projects requiring upland disposal is expected to be completed through 2005 in New York and New Jersey.

OPERATIONS

  U.S. Capital Dredging. Capital dredging projects are primarily from expansion projects, which involve the deepening of channels to allow larger, deeper draft ships and providing land fill for building additional port facilities, thereby enhancing port profitability and competitiveness. The Company's cumulative bid market share of Deep Port projects was 76% from 1991 to 1997. Capital projects also include other land reclamations, trench digging, and other construction-related dredging.

  U.S. Capital includes Deep Port projects authorized under the 1986 Water Resource Development Act, as amended and supplemented ("WORDA"). In 1986, WORDA authorized the deepening of 39 ports and subsequently authorized additional port deepening projects and modifications to previously authorized projects. As of the date of this Offering Memorandum, port deepening projects have commenced or been completed in Norfolk, VA, Baltimore, MD, Mobile, AL, New York, NY, Miami, FL, Oakland, CA, Los Angeles, CA and Long Beach, CA. The budgeted cost of all federally authorized Deep Port projects is expected to be in excess of approximately $3.0 billion. Great Lakes has had a bid market share of 65.4% on the $887.0 of Deep Port projects awarded since WORDA was enacted in 1986. Increasing competition among ports has resulted in added pressure on the Corps and Congress to schedule projects previously approved but not yet put out for bid. Additionally, funding for announced projects has also increased significantly during the past 12 months due to (i) increased federal funding, and (ii) increased cost sharing of Capital projects by local governments. As a result, the Corps has announced over $2.2 billion of Capital projects to be let for bid and executed over the next seven years, of which the bidding for approximately $1.0 billion of such projects is scheduled to commence in 1998. The table below lists the Deep Port projects, estimated size and expected time frame for construction identified by the Corps for bid through 2005. See "Risk Factors--Dependence on Government Contracts and Funding."

                    DEEP PORT PROJECTS PLANNED THROUGH 2005

                                                  ESTIMATED
                                                     SIZE    EXPECTED TIME FRAME
                                                  (MILLIONS)  FOR CONSTRUCTION
Arthur Kill/Kill Van Kull, NY....................   $  750        1999-2005
Houston Ship Channel, TX.........................      250        1998-2004
Cape Fear River, NC..............................      248        2000-2003
Delaware River, PA...............................      236        2000-2003
Oakland, CA......................................      124        2001-2004
Charleston Harbor, SC............................      117        1999-2002
Columbia River, OR...............................      100        2002-2003
San Diego Harbor, CA.............................       87        2001-2003
Baltimore Harbor, MD.............................       63        2002-2004
Savannah, GA.....................................       60        2000-2001
San Juan Harbor, Puerto Rico.....................       50        1998-2000
Los Angeles/Long Beach, CA.......................       45        1998-1999
Brunswick, GA....................................       40        1999-2001
Jacksonville Harbor, FL..........................       40        2000-2002
Humbolt Harbor, CA...............................       15        1998-1999
                                                    ------
    Total........................................   $2,255
                                                    ======

  Capital dredging involves a higher level of complexity and the use of specialized equipment. These requirements limit the number of competitors qualified to perform this type of work. The Company's experience, expertise and extensive and diverse equipment fleet make Great Lakes the leading provider of dredging services with a significant cumulative bid market share of all Capital projects, approximately 38% over the last seven years.

  Maintenance. Maintenance dredging consists of the redredging of waterways and harbors to remove silt, sand, and other accumulated sediments. Channels are typically redredged to depths established prior to recent sedimentation. Due to natural sedimentation, active channels generally require Maintenance dredging every one to three years, thus creating a continuous source of dredging work that is typically non-deferrable if optimal navigability is to be maintained. The frequency of Maintenance dredging requirements is often accelerated by snowfall or heavy rainfall in the midwest which causes additional siltation in the Mississippi River and its tributaries.

  The majority of Maintenance dredging work is contracted by the Corps. Other entities which contract Maintenance dredging include state and local governments, port authorities, private enterprises, and foreign entities. Equipment utilized in Maintenance work varies with the specifications of the project.

  The Corps' Maintenance dredging program has grown since 1990 due to both additional ongoing dredging required in channels deepened under the WORDA legislation and the execution by the private sector of work previously done by the Corps. In 1994, the Corps reduced the level of utilization of its hopper dredging fleet by 20.0% and awarded this additional work to the private sector. In addition, pursuant to federal legislation enacted in late 1997, the Corps idled the largest of its four hopper dredges, which are the only Corps dredges that compete with the Company. The legislation provides that if the private sector's performance is satisfactory, the idled Corps dredge will be permanently idled, which will provide the private sector with additional business opportunities.

  The Company believes that the maintenance market will be favorably impacted by a number of factors, including but not limited to: (i) increasing demands by the shipping industry to maintain ports more frequently to ensure proper depths for increasingly larger deeper draft ships, and (ii) additional maintenance required upon the completion of Capital-related projects, as deeper channels tend to accumulate sediment more rapidly.

  In recent years, in response to more stringent regulations governing the disposal of dredged materials, certain of the Company's projects have required dredged materials to be disposed of in a more controlled manner. The Company believes it is well positioned to exploit this trend due to its equipment mix, its operating expertise and its joint venture with the owner and operator of two fully permitted upland disposal sites in New Jersey, which represent a substantial percentage of the upland disposal capacity in the greater New York City area. During 1997, Great Lakes completed $12.0 million of controlled disposal dredging projects. The Corps has estimated that over $100.0 million of dredging revenue related to projects requiring upland disposal is expected to be completed through 2005 in New York and New Jersey.

  Beach Nourishment. Beach Nourishment dredging projects generally involve moving sand from the ocean floor to shoreline locations and typically arise when beach erosion has progressed to a stage that threatens substantial shoreline assets. Beach Nourishment achieves a more esthetic result than trapping sand through the use of sea walls and jetties, and a more economic response to relocating buildings and other assets from the shoreline. Primary customers for Beach Nourishment jobs are federal, state and local agencies and municipalities.

  Beach Nourishment projects have become in recent years a more important component of the dredging industry. The increased commercial development of U.S. shorelines, combined with their continual erosion, has created potential replenishment opportunities on hundreds of miles of coastline, particularly on the East Coast. The offshore areas from which replacement sand is dredged, known as borrow areas, are increasingly located further from the beach, which
(i) requires in certain cases the use of ocean-certified dredges, of which the Company has the largest U.S. fleet, and (ii) limits the ability to directly pump the sand. This benefits the Company because it has the largest fleet of ocean-certified vessels which are capable of performing this activity.

  During the period from 1960 through 1985, a substantial amount of beach rebuilding was performed. However, there was an inadequate amount of follow-up maintenance performed subsequent to 1985. Since 1996, the Beach Nourishment market has improved due to (i) an increased amount of follow-up work and (ii) the recent increase in the severity of the storm and hurricane activity along the eastern seaboard.

  Foreign Dredging Operations. Since 1993, the Company has established itself as a capable and competitive provider of international dredging services for Capital projects. Great Lakes has built strong relationships with certain foreign customers due to its willingness to redesign projects, its ethical business practices and the desire of certain foreign governments to conduct business with U.S. firms. Great Lakes is now routinely invited to bid on projects in certain foreign markets and as a result has been successful in increasing its foreign business. Since 1993, the Company has worked in Europe, the Middle East, Africa, Mexico and South America. In 1997, 22% of the Company's contract revenues were derived from international dredging projects.

JOINT VENTURES

  Amboy. The Company and a New Jersey aggregates company each own 50% of Amboy. Amboy was formed in December 1984 to mine sand from the entrance channel to the New York harbor and to process, transport, and market fine aggregate, which is used principally as an ingredient in ready-mix concrete and asphalt. Great Lakes' dredging expertise and its partner's knowledge of the aggregate market formed the basis for the joint venture. Amboy is accounted for by the Company under the equity method. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

  Amboy is the only East coast aggregate producer to mine sand from the ocean floor. In 1988 Amboy built a specially designed dredge at a cost of $9.0 million for sand mining, de-watering and dry delivery. No other vessel of this type operates in the U.S. Amboy's ocean-based supply of sand provides a long-term competitive advantage in the Northeast as land-based sand deposits are depleted or rendered less cost competitive by escalating land values.

  Mining operations are performed pursuant to permits granted to Amboy by the federal government and the states of New York and New Jersey. Amboy is in the process of obtaining permits to mine sand in new borrow areas which contain aggregate more closely meeting the specifications for concrete sand. These new sources will require less blending of material with the dredged aggregate, reducing the cost of the final product and improving margins. The Company believes that these permits are likely to be obtained in the next 18 months. However, there can be no assurance that such permits will be obtained.

  Argentine Joint Venture. In 1996, Great Lakes acquired a 14% interest in Riovia, a joint venture with four leading European dredging firms and two Argentine dredging firms to dredge the long neglected Rio Via channel linking Buenos Aires, Argentina and Montevideo, Uruguay which is important for shipping to Argentina and Uruguay. This venture has afforded Great Lakes the opportunity to work with other international dredging companies to design, manage and execute this project.

CUSTOMERS

  More than 400 ports and 25,000 miles of navigation channels are dredged throughout the U.S. in order to keep ship traffic operating efficiently. The dredging industry's customers include federal, state, and local governments, foreign governments, and both domestic and foreign private concerns such as utilities and oil companies. Most dredging projects are competitively bid, with the award going to the lowest bonded bidder. There are generally few economic substitutes that customers can use for dredging services. Foreign governments are the primary dredging customers in international markets, generally for capital projects relating to infrastructure development. See "Risk Factors--Dependence on Government Contracts and Funding."

  The Corps is the largest dredging customer in the U.S. and has responsibility for federally funded projects related to navigation and flood control. In addition, the United States Coast Guard and the United States Navy are responsible for awarding federal contracts with respect to their own facilities. Until the early 1970's, the Corps used its own fleet to execute nearly all of its authorized maintenance dredging. In 1973, Congress imposed a moratorium on upgrading the Corps' dredging fleet in response to industry pressure which challenged the efficiency of the Corps' operation. Legislation was ultimately passed by Congress in 1978 limiting the Corps' fleet of dredges to a size and configuration considered necessary only for emergencies and national defense. As a result, its fleet was reduced from 42 dredges in 1976 to 12 dredges in 1998. Currently, only the Corps' four hopper dredges compete directly with the Company. Furthermore, the Corps recently idled the largest of its four remaining hopper dredges for a two-year test program. The Corps is currently conducting a study on alternatives to operating its remaining fleet, but the Corps is prohibited from selling any of its fleet for use in the U.S.

BIDDING PROCESS

  Most dredging contracts are obtained through competitive bidding on terms specified by the party inviting the bid. The nature of the specified services dictates the types of equipment, material and labor involved, all of which affect the cost of performing the contract and the price that dredging contractors will bid.

  For contracts under its jurisdiction, the Corps typically prepares a cost estimate based on its understanding of the availability of contractors and their equipment. To be successful, a bidder must be determined by the Corps to be a responsible bidder (i.e., a bidder that generally has the necessary equipment and experience to successfully complete the project) and submit the lowest responsive bid that does not exceed 125% of an estimate determined by the Corps to be fair and reasonable. With respect to projects that are not administered by the Corps, contracts are generally awarded to the lowest qualified bidder, provided such bid is no greater than the amount of funds that are available for such project.

  Substantially all of the Company's contracts are competitively bid. However, some government contracts are awarded by a sole source procurement process through negotiation between the contractor and the government. Prior to negotiations, the contractor submits a proposal and cost and pricing data to the government. Under such contracts, the government has the right, after award and/or completion of the contract, to audit the contractor's books and records, including the proposal and data available to the contractor during negotiations, to ensure compliance with the contract and applicable federal legislation, rules and regulations. The government may seek a price adjustment based on the results of such audit.

  Great Lakes has operated for over 100 years and maintains an extensive historical database of dredging production records from its own and its competitors' activities and past bidding results. Prior production records help the Company predict sediment composition and optimum equipment requirements. Management believes that its extensive database and its accumulated estimating and bidding expertise allow the Company to be more accurate than its competitors in predicting dredging cost, prior to bidding for contracts.

BONDING AND FOREIGN PROJECTS GUARANTEES

  For most domestic projects and some foreign projects, dredging service providers are required to obtain three types of bonds, which are typically provided by large insurance companies. A bid bond is required to serve as a guarantee that if a service provider's bid is chosen, the service provider will sign the contract. The amount of the bond is typically 20% of the service provider's bid, up to a maximum bond of $3.0 million. After a contract is signed, the bid bond is replaced by a performance bond, the purpose of which is to guarantee that the job will be completed. A performance bond typically covers 100% of the contract value with no maximum bond amounts. If the service provider fails to complete a job, the bonding company assumes such obligation and pays to complete the job, generally by using the equipment of the defaulting company. A company's ability to obtain performance bonds with respect to a particular contract depends upon the size of the contract, as well as the size of the service provider and its financial position. A payment bond is also required to protect the service provider's suppliers and subcontractors in the event that the service provider cannot make timely payments. Payment bonds are generally written in amounts ranging from 40% to 50% of the contract value, up to a maximum of $2.5 million.

  Great Lakes has never failed to complete a project during its 108 year history, and therefore a performance bond has never been called. This reflects
(i) the fact that the range of work performed by Great Lakes is limited and often repetitive; (ii) the relatively short duration of most projects and
(iii) Great Lakes' broad experience in most U.S. harbors.

  The Company's projects have been bonded by Reliance Surety Company ("Reliance") since 1985, with whom it believes it has a good relationship. The Company has not experienced difficulty in obtaining bonding from Reliance for any of its projects. If the Company were to fail to complete a project, the bond provider would be required to either (i) permit the customer to complete the job and reimburse the customer for the cost of completion or (ii) complete the defaulted contract utilizing the Company's equipment and labor force or a third party service provider. In the event the bonding company were to complete the defaulted contract, it would be entitled to be paid the contract price directly by the customer. However, the bonding company would be entitled to be paid by the Company an amount equal to the difference, if any, between the contract price and the cost of completing the project plus a profit margin thereon.

  For most foreign projects, letters of credit or bank guarantees issued by foreign banks, which are secured by letter of credit issued under the Credit Agreement, are required as security for the bid, performance and, if applicable, advance payments. Foreign bid guarantees are usually 2% to 5% of the service provider's bid. Foreign performance and advance payment guarantees are each typically 5% to 10% of the contract value.

COMPETITIVE ENVIRONMENT

  The U.S. dredging industry is highly fragmented but has experienced significant consolidation in recent years. Approximately 180 entities in the U.S. presently operate more than 600 dredges, most of which are smaller, serve the inland, as opposed to coastal, waterways and therefore do not compete with Great Lakes.

  Competition in the Company's markets is based mainly on the basis of price, and competition is often limited by the size of the job, equipment requirements, bonding requirements, certification requirements, or government regulations. Currently, Great Lakes and two competitors are the only dredging companies which independently bid on jobs with values in excess of $50.0 million.

  Most dredging competitors concentrate their efforts in certain regions and operate only one type of dredge. The Company believes the concentration is usually the result of (i) a limited capital base from which to expand operations, (ii) familiarity with the local markets and (iii) expertise with a particular type of equipment. Regional concentrations do not allow these competitors to respond to opportunities in other regions or to diversify their risks in the event of a temporary decline in the market in their area. A company with a variety of equipment, such as Great Lakes, is better able to respond to changes in demand for certain types of dredges and can select the most suitable equipment for any particular project, minimizing its project completion cost. Additionally, Great Lakes, with its extensive fleet and engineering expertise, can readily meet applicable certification, government and bonding requirements.

EQUIPMENT OVERVIEW

  Great Lakes' dredging fleet is the largest in the western hemisphere and one of the largest fleets in the world. The fleet consists of over 180 pieces of equipment, including the largest hopper, and most of the large hydraulic dredges in the U.S.

  The following table provides a listing of the Company's fleet of equipment.

                            FLEET OF EQUIPMENT (1)

TYPE OF EQUIPMENT                                                       QUANTITY
Hydraulic Dredges......................................................    10
Hopper Dredges.........................................................     8
Clamshell Dredges......................................................     7
Unloaders..............................................................     2
Drill Boats............................................................     2
Dump Barges............................................................    20
Hopper Barges..........................................................     9
Deck Barges............................................................    32
Other Barges...........................................................    23
Booster Pumps..........................................................     6
Tugs...................................................................    10
Launches...............................................................    19
Derricks...............................................................     6
Cranes.................................................................     7
Loaders/Dozers.........................................................    10
Survey Boats...........................................................    13
                                                                          ---
  Total................................................................   184
                                                                          ===

--------
(1) In addition, the Company has entered into an agreement to purchase two hydraulic dredges and support vessels and is building a backhoe dredge.

  Along with being among the largest and most versatile in the U.S., five of Great Lakes' hoppers are split-hulled (to facilitate dumping) and self propelled. In addition, the Company operates the only two large electric dredges in the U.S., which makes Great Lakes particularly competitive in markets with stringent emissions standards (such as southern California). The Company also has the largest fleet of material transportation barges in the industry which provide cost advantages when dredged material is required to be disposed of far offshore or when transporting material requiring controlled disposal.

  The Company is committed to preventive maintenance, which it believes is reflected in the long life of most of its equipment and its low level downtime on jobs. The Company spent $17.3 million on maintenance in 1997, in addition to approximately $11.5 million on capital expenditures.

  Great Lakes' domestic fleet is typically positioned on the East and West coast with a smaller number of vessels on the Gulf of Mexico and on the inland rivers. The mobility of the Company's fleet enables Great Lakes to move equipment in response to changes in demand. The Company believes that on average, its dredge equipment capacity utilization based on actual operating time is among the highest in the industry. Great Lakes' international fleet is currently positioned in the Middle East, Europe, Africa, Puerto Rico and Central and South America.

  There are three primary types of dredging equipment: hopper dredges, hydraulic dredges and mechanical dredges.

  Hopper Dredges. Hopper dredges are self-propelled with molded hulls and have the general appearance of an ocean-going vessel. The dredge has hollow hulls into which material is suctioned hydraulically through dragarms and deposited. Once the hollow hulls or "hoppers" are filled, the dredge will sail to the designated disposal site and either (i) bottom dump the material or (ii) pump the material from the hoppers through a pipeline to the designated site. Hopper dredges can operate in rough waters, are less likely to interfere with ship traffic and can move quickly from one project to another.

  Hydraulic Dredges. Hydraulic dredges remove material using a revolving cutterhead which cuts and churns the sediment on the ocean floor and hydraulically pumps the material by pipe to the disposal location. These dredges are very powerful and can dredge some types of rock. Certain dredged materials can be directly pumped as far as seven miles with the aid of a booster pump. Hydraulic dredges work with an assortment of support equipment which help with the positioning and movement of the dredge, handling of the pipelines, and the placement of the dredged material.

  Mechanical Dredges. There are two basic types of mechanical dredges: clamshell and backhoe. In all cases the dredge uses a bucket which excavates the material from the ocean floor. The dredged material is placed by the bucket into material barges or "scows" for transport to the designated disposal area. The scows are emptied by bottom-dumping, direct-pump out or removal by a crane with a bucket. Mechanical dredges are capable of removing hardpacked sediments and debris and can work in tight areas such as along docks or terminals. Clamshell dredges with specialized buckets are ideally suited to handle material requiring controlled disposal.

  Future Equipment Needs. The current Great Lakes fleet is sufficient to meet the demand associated with the anticipated future Maintenance dredging and Beach work. A significant portion of the upcoming Capital projects will require the use of a special type of backhoe dredge. Great Lakes has contracted to build a backhoe dredge for delivery in early 1999 to meet the anticipated timing for these projects. Great Lakes believes that this new dredge will significantly enhance its ability to efficiently bid and execute a substantial portion of the upcoming Capital projects. To further enhance the Company's operating capabilities, on July 27, 1998 the Company entered into an agreement with T.L. James & Company, Inc., a significant competitor, to acquire a large hydraulic dredge and midsize hydraulic dredge together with support equipment, inventory and spare parts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

EQUIPMENT CERTIFICATION

  Certification of equipment by the U.S. Coast Guard and the establishment of the permissible loading capacity by the American Bureau of Shipping ("A.B.S.") are important factors in Great Lakes business. Many projects, such as Beach Nourishment projects with offshore sand, dredging projects in exposed entrance channels, and dredging projects with offshore disposal areas, are restricted by federal regulations to be performed only by dredges or scows that have U.S. Coast Guard certification and a load line established by the A.B.S. The certifications indicate that the dredge is structurally capable of operating in open waters.

GOVERNMENT REGULATIONS

  The Company is subject to government regulation pursuant to the dredging statute (46 U.S.C. Section 292) which protects the United States dredging industry from competition from foreign-built dredges. The law prohibits foreign-built vessels (absent special legislative action) from competing in the United States dredging market. Dredges operating in the navigable waters of the United States must also meet the coastwise trade requirements of the Jones Act (Section 27 of the Merchant Marine Act, 1920) and Section 2 of the Shipping Act, 1916, as amended, and must have a coastwise endorsement pursuant to the Vessel Documentation Act (46 U.S.C. Section 12101 et seq.). These acts prohibit vessels owned or controlled by entities which are less than 75% owned and controlled by United States citizens from transporting dredged material between points in the United States.

  The Company's operations and facilities are subject to a variety of federal and state environmental statutes and regulations. In addition, the Company is required to comply with federal and state statues designed to protect certain species and habitats.

EMPLOYEES

  Currently, the Company employs approximately 220 full-time salaried personnel, with additional hourly personnel hired on a project-by-project basis. During 1997, the Company employed an average of approximately 500 hourly personnel, most of whom are unionized, on a project-by-project basis. Crews are generally available for hire on relatively short notice.

  The Company is a party to more than twenty-five collective bargaining agreements that govern its relationship with its hourly personnel. Six primary agreements apply to more than ninety percent of such employees, which are listed below with the corresponding expiration dates of the agreements.

  (1) Northern Labor Agreement--Local 25, Marine Division, International Union of Operating Engineers, AFL-CIO, expires October 1, 1999

  (2) Southern Labor Agreement--Local 25, Marine Division, International Union of Operating Engineers, AFL-CIO, expires February 1, 2000

  (3) Seafarers International Union of America--Licensed Agreement, expires March 1, 2000

  (4) Seafarers International Union of America--Unlicensed Agreement, expires March 1, 2000

  (5) Northern California Agreement--Local 3, International Union of Operating Engineers, expires March 1, 2000

  (6) Southern California Master Labor Agreement--Local 12, International Union of Operating Engineers ("Local 12"), expired August 1, 1998, which agreement was extended until August 1, 2001 pursuant to an agreement in principle.

  During the past five years the only collective labor disruption experienced by the Company was a strike by Local 12, in August 1995 at the Company's Los Angeles, California project site. There can be no assurance that the Company will not experience labor strikes or disturbances in the future.

LEGAL AND ENVIRONMENTAL MATTERS

  In the ordinary course of business, Great Lakes is engaged in various litigation. However, management does not believe any current litigation is material to the Company's operation or financial position.

  In 1992, an underwater utility tunnel located beneath the Chicago Loop failed adjacent to a construction site completed by Great Lakes during the fall of 1991. The failure resulted in a flooding of the tunnel and building basements serviced by the tunnel. Numerous suits were filed against the Company for claims of flood damage and losses due to business interruption. During 1997 all remaining claims were settled relating to the Chicago Flood Litigation.

  In 1988 Great Lakes and a subsidiary entered into a plea agreement with the United States of America wherein Great Lakes and the subsidiary agreed to plead guilty to five violations of the Sherman Antitrust Act for conspiring to rig bids on projects between 1981 and 1985. The employment of all former officers of the Company who were involved in the alleged improper bidding activities was terminated in 1986. Great Lakes and the subsidiary were never debarred from bidding by any State or Federal Agency as a result of the improper bidding activities.

  Great Lakes is not currently involved in any material environmental or related claims or legal matters.

  The Company's operations and facilities are subject to a variety of federal and state environmental statutes and regulations, including those regulating dredging operations, the disposal of dredged material, wetlands, storm and waste water discharges, air emissions and the handling of certain substances. The scope of such statutes and regulations and parties liable thereunder have been afforded broad interpretations by state and federal regulators and courts. In addition, the Company is required to comply with federal and state statutes designed to protect certain species and habitats. Such compliance can delay the authorization of, appropriation with respect to, and performance of, particular projects and increase expenses in connection therewith.

  The Company cannot predict what environmental laws will be enacted in the future, how existing or future environmental laws will be administered or interpreted or what environmental conditions may be found to exist on its properties. Compliance with more stringent environmental laws, as well as more vigorous enforcement policies of the regulatory agencies or stricter interpretation of those laws, and discovery of new conditions may require additional expenditure by the Company. There can be no assurance that one or more of the foregoing will not have a material adverse effect on the Company.

BACKLOG

  The Company's contracts backlog represents management's estimate of the revenues which will be realized under the Company's contracts remaining to be performed based upon estimates relating to, among other things, the time required to mobilize the necessary assets at the project site, the amount of material necessary to be dredged and the time necessary to demobilize the project assets. However, such estimates are necessarily subject to fluctuations based upon the amount of material which actually must be dredged, as well as factors affecting the time required to complete the job. Consequently, backlog is not necessarily indicative of future sales. In addition, because all of the Company's backlog relates to government contracts, the Company's order backlog can be canceled at any time without penalty, except, in some cases, the recovery of the Company's actual committed costs and profit on work performed up to the date of cancellation.

  The Company's backlog does not include contract revenues with respect to project bids that have been awarded to the Company but for which the Company's customer has not provided an executed contract, which, as of September 30, 1998, includes $3.8 million of contracts on which the Company was the low bidder, but which had not yet been awarded to the Company.

  As of December 31, 1997, the Company had a backlog of contract revenues of $155.3 million, which represents an increase of $47.4 million, or 43.9%, over December 31, 1996 backlog of $107.9 million. The

Company had backlog of $247.0 million at September 30, 1998, $68.4 of which the Company expects to complete in 1998, although there can be no assurance that all such backlog will be completed within that period.

  The largest component of backlog at December 31, 1997, was $79.8 million attributable to a large Capital project in Los Angeles. As of September 30, 1998, $44.9 million relating to this project remained in backlog which included $2.3 million of additional work awarded in the first six months of 1998. Additionally, backlog at September 30, 1998 includes $29.7 million attributable to the Boston Harbor Deep Port project won in the second quarter of 1998.

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

  Set forth below are the names, ages and positions with the Company of the persons who serve as the directors, executive officers and key employees of the Company.

NAME                               AGE                         POSITION
----                               ---                         --------
Douglas B. Mackie................   46 President, Chief Executive Officer and Director
Richard M. Lowry.................   43 Executive Vice President and Chief Operating Officer
Bruce J. Biemeck.................   49 Sr. Vice President, Chief Financial Officer and Treasurer
William F. Pagendarm.............   49 Vice President--Division Manager
Steven F. O'Hara.................   43 Vice President--Division Manager
Bradley T.J. Hansen..............   45 Vice President--Division Manager
Daniel L. Hussin.................   49 Vice President--Manager of U.S. Business Development
Michael A. Delaney...............   44 Director
David Wagstaff III...............   60 Director

  Douglas B. Mackie--Mr. Mackie has been President, Chief Executive Officer and Director of the Company since 1995. Mr. Mackie joined the Company in 1978 as Corporate Counsel. In 1987 he was named Senior Vice President.

  Richard M. Lowry--Mr. Lowry has been the Executive Vice President and Chief Operating Officer of the Company since 1995. Mr. Lowry joined the Company in 1978 as a Project Engineer and has since held positions of increasing responsibility in the engineering and operating areas of the Company. In 1990 he was named Senior Vice President and Chief Engineer.

  Bruce J. Biemeck--Mr. Biemeck has been the Senior Vice President, Chief Financial Officer and Treasurer of the Company since 1994. Mr. Biemeck joined the Company as Controller in 1987. He was named Vice President, Chief Financial Officer and Treasurer in 1989.

  William F. Pagendarm--Mr. Pagendarm has been the Vice President and Division Manager of the Company since 1985. He joined the Company in 1979 as Project Superintendent.

  Steven F. O'Hara--Mr. O'Hara has been the Vice President and Division Manager of the Company since 1988. He joined the Company in 1978 as Cost Accountant.

  Bradley T.J. Hansen--Mr. Hansen has been the Vice President and Division Manager of the Company since 1994, and Vice President & General Superintendent of the Company from 1991 to 1994. He joined the Company in 1977 as Area Engineer.

  Daniel L. Hussin--Mr. Hussin has been Vice President--Manager of U.S. Business Development since 1995, and Vice President and Division Manager of the Company from 1973 to 1995. He joined the Company in 1972 as an Estimator.

  Michael A. Delaney--Mr. Delaney became a director of the Company upon consummation of the Transaction. Mr. Delaney has been a Managing Director of 399 Venture Partners, Inc. and its affiliate Citicorp Venture Capital Ltd. since 1989. From 1986 through 1989, he was Vice President of Citicorp Mergers and Acquisitions. Mr. Delaney is also a director of GVC Holdings, JAC Holdings, CORT Business Services, Inc., Palomar Technologies, Inc., SC Processing, Inc., Triumph Group, Inc., CLARK Material Handling Inc., MSX International, Delco Remy International, Inc., International Knife and Saw Inc., Fabri-Steel Products, Inc., Aetna Inc., AmeriSource Health Corporation and Allied Digital Technologies Inc.

  David Wagstaff III--Mr. Wagstaff became a director of the Company upon consummation of the Transaction. Mr. Wagstaff has served as President and Chief Executive Officer of Vectura Group, Inc. since

1993. He was previously the Principal in a private consulting business and has worked in various executive capacities at the Equitable Life Assurance Company and Citicorp.

SUMMARY COMPENSATION TABLE

  The following table sets forth all cash compensation paid during 1997 to Great Lakes' Chief Executive Officer and the next four highest paid executive officers of the Company (collectively, together with the Chief Executive Officer, the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                  ANNUAL
                                               COMPENSATION
                                            ------------------    ALL OTHER
NAME AND PRINCIPAL POSITION                  SALARY  BONUS (1) COMPENSATION (2)
---------------------------                 -------- --------- ----------------
Douglas B. Mackie, President and CEO....... $286,700 $236,814    $ 134,140(3)
Richard M. Lowry, Executive Vice President
 and Chief Operating Officer...............  248,000  204,848      113,586(4)
Bruce J. Biemeck, Senior Vice President,
 Chief Financial Officer and Treasurer.....  176,400  114,484       72,891(5)
William F. Pagendarm, Vice President,
 Division Manager..........................  136,000   35,000       22,188(6)
Bradley T.J. Hansen, Vice President,
 Division Manager..........................  108,000   40,000       19,058(7)

--------
(1) Attributable to 1997, but paid in 1998.
(2) Includes employer matching contributions under Great Lakes 401(k) plan, profit sharing contribution under 401(k) plan and lost 401(k) benefit bonus due to IRS limitations.
(3) Includes employer matching contributions under Great Lakes' 401(k) plan of $9,500, profit sharing contribution of $11,000 and payment of lost 401(k) benefit due to IRS limitations of $113,640.
(4) Includes employer matching contributions under Great Lakes' 401(k) plan of $9,500, profit sharing contribution of $11,000 and payment of lost 401(k) benefit due to IRS limitations of $93,086.
(5) Includes employer matching contributions under Great Lakes' 401(k) plan of $9,500, profit sharing contribution of $11,000 and payment of lost 401(k) benefit due to IRS limitation of $52,391.
(6) Includes employer matching contributions under Great Lakes' 401(k) plan of $9,500, profit sharing contribution of $11,000 and payment of lost 401(k) benefit due to IRS limitation of $1,688.
(7) Includes employer matching contributions under Great Lakes' 401(k) plan of $9,500 and profit sharing contribution of $9,558.

EXECUTIVE EMPLOYMENT ARRANGEMENTS

  The Company has entered into an Employment Agreement, dated as of January 1, 1992, with Douglas B. Mackie. The employment agreement provides for an initial term of three years with automatic renewal for successive one year terms, unless sooner terminated by either party giving 90 days written notice prior to the end of the then current term. In addition, either party may terminate the employment agreement at any time, with or without cause, by giving the other party 30 days prior written notice.

  Mr. Mackie's current annual base salary under his employment agreement is $300,000, which is subject to annual increase as determined by the compensation committee of the Board of Directors, and benefits as provided from time to time by the Company to its senior executives. In the event Mr. Mackie resigns for good reason (defined to include, among other things, a material breach of the employment agreement by the Company) or the employment agreement is otherwise terminated by the Company for any reason other than cause, death or permanent disability, Mr. Mackie will be entitled to receive severance compensation in the amount equal to the sum of (a) Mr. Mackie's current annual current base salary and (b) a bonus calculated by multiplying current base salary by the average percentage of Mr. Mackie's base salary represented by the bonuses Mr. Mackie received during the term of the employment agreement.

  During the term of the employment agreement and for one year thereafter, Mr. Mackie is prohibited from directly or indirectly carrying on, engaging or having a financial interest in any business which is in material competition with the business of the Company.

  The Company has also entered into employment agreements with Richard M. Lowry and Bruce J. Biemeck, which agreements contain terms substantially similar to Mr. Mackie's employment agreement, other than the amount of base salary and the office held. Mr. Lowry's and Mr. Biemeck's current annual base salaries under their respective employment agreements are $260,000 and $195,000, respectively.

                           OWNERSHIP OF CAPITAL STOCK

  The following table sets forth certain information with respect to the beneficial ownership of the preferred stock and common stock of the Company immediately following the Transaction.

                                         NUMBER AND PERCENT OF SHARES
                               ------------------------------------------------
                                 PREFERRED
                                   STOCK       CLASS A STOCK    CLASS B STOCK
                               -------------- --------------- -----------------
   NAME OF BENEFICIAL OWNER    NUMBER PERCENT NUMBER  PERCENT  NUMBER   PERCENT
   ------------------------    ------ ------- ------- ------- --------- -------
Vectura Holding Company
 LLC(1)....................... 41,818  92.9%  818,000  49.9%  3,363,900  100%
 c/o Great Lakes Dredge & Dock
 Corporation
 2122 York Road
 Oak Brook, Illinois 60521
Douglas B. Mackie.............    930   2.1%  208,000  12.7%        --    --
 c/o Great Lakes Dredge & Dock
 Corporation
 2122 York Road
 Oak Brook, Illinois 60521
Richard M. Lowry..............    930   2.1%  208,000  12.7%        --    --
 c/o Great Lakes Dredge & Dock
 Corporation
 2122 York Road
 Oak Brook, Illinois 60521
Bruce J. Biemeck..............    700   1.6%  149,800   9.2%        --    --
 c/o Great Lakes Dredge & Dock
 Corporation
 2122 York Road
 Oak Brook, Illinois 60521
William F. Pagendarm..........    130   0.3%   33,000   2.0%        --    --
Bradley T. J. Hansen..........    130   0.3%   33,000   2.0%        --    --
All directors and executive
 officers as a group..........  3,080   6.8%  697,800  42.7%        --    --

----------------

 (1) Vectura Holding Company LLC ("Vectura") is a Delaware limited liability company which beneficially owns the stock of the Company indicated above as well as other investments. Investors in Vectura hold voting and economic interests that vary depending on the Vectura investment concerned. With respect to Vectura's investment in the Company, 49.7% of the voting interests (including voting power and investment power) are owned by 399 Venture Partners, Inc., a wholly owned indirect subsidiary of Citigroup Inc., and 49.1% of the voting interests (including voting power and investment power) are owned by David Wagstaff III, a director of the Company and a vice president of Vectura.

                          DESCRIPTION OF CAPITAL STOCK

PREFERRED STOCK

  The Company's Certificate of Incorporation provides that the Company may issue 250,000 shares of preferred stock, all of which is designated as 12% Series A Cumulative Compounding Preferred Stock (the "Preferred Stock"). The Preferred Stock has a stated value of $1,000 per share and is entitled to annual dividends when, as and if declared, which dividends are cumulative, whether or not earned or declared, and accrue at a rate of 12%, compounding annually. The vote of a majority of the outstanding shares of the Preferred Stock, voting as a separate class, is required to (i) create, authorize or issue any other class or series of stock entitled to a preference prior to the Preferred Stock upon any dividend or distribution or any liquidation, distribution of assets, dissolution or winding up of the Company, or increase the authorized amount of any such other class or series, or (ii) amend the Company's Certificate of Incorporation if such amendment would adversely affect the relative rights and preferences of the holders of the Preferred Stock. Except as described in the immediately preceding sentence or as otherwise required by law, the Preferred Stock is not entitled to vote. The Company may not pay any dividend upon (except for a dividend payable in Junior Stock, as defined below), or redeem or otherwise acquire shares of, capital stock junior to the Preferred Stock (including the Common Stock) ("Junior Stock") unless all cumulative dividends on the Preferred Stock have been paid in full. Upon liquidation, dissolution or winding up of the Company, holders of Preferred Stock will be entitled to receive out of the legally available assets of the Company, before any amount shall be paid to holders of Junior Stock, an amount equal to $1,000 per share of Preferred Stock, plus all accrued and unpaid dividends to the date of final distribution. If such available assets are insufficient to pay the holders of the outstanding shares of Preferred Stock in full, such assets, or the proceeds thereof, will be distributed ratably among such holders. The
Preferred Stock will not be mandatorily redeemable prior to the maturity of the Notes. The Company may optionally redeem, in whole or in part, the Preferred Stock at any time at a price per share of $1,000, plus accrued and unpaid dividends to the date of redemption. At the option of the Company, the Preferred Stock may be exchanged for junior subordinated debentures of the Company, subject to the Company's compliance with the requirements of the New Credit Facility, the New Bonding Agreement and the Notes. The Company currently anticipates that the dividends on the Preferred Stock will be declared and accrued but not paid. The ability of the Company to pay cash dividends, and to redeem the Preferred Stock, is subject to restrictions contained in the New Credit Facility, the New Bonding Agreement and the Notes.

COMMON STOCK

  The Certificate of Incorporation of the Company provides that the Company may issue 50 million shares of Common Stock, divided into two classes consisting of 25 million shares of Class A Stock and 25 million shares of Class B Stock. The holders of Class A Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Except as required by law, the holders of Class B Stock have no voting rights. Under the Company's Certificate of Incorporation, a holder of either class of Common Stock may convert any or all of his shares into an equal number of shares of the other class of Common Stock; provided that in the case of a conversion from Class B Stock, which is nonvoting, into Class A Stock, which is voting, the holders of shares to be converted would be permitted under applicable law to hold the total number of shares of Class A Stock which would be held after giving effect to the conversion.

STOCKHOLDERS' AGREEMENT

  In connection with the Transaction, the stockholders of the Company entered into a Securities Purchase and Holders Agreement (the "Stockholders' Agreement") containing certain agreements among such stockholders with respect to the capital stock and corporate governance of the Company. The following is a summary description of the principal terms of the Stockholders' Agreement.

  Pursuant to the Stockholders' Agreement, the Board of Directors of the Company is composed of up to five directors, which include: Mr. Mackie (so long as he continues to be President of the Company and own shares of Common Stock or Preferred Stock); the President of the Company if Mr. Mackie is no longer serving on the Board of Directors; up to two individuals designated by Vectura; and the remaining directors shall be such independent directors as shall be designated by Vectura (to the extent permitted by applicable law as determined by Vectura in its sole discretion), provided that in the event that Vectura concludes that it is unable to designate, or elects not to designate for any reason, one or more of such independent directors or the election of any such independent director is not approved by the holders of a majority of the outstanding shares of Class A Stock, such directorship(s) shall not be filed by the remaining members of the Board of Directors but shall remain vacant until the election of a director designated by Vectura to fill such vacancy in accordance with the Stockholders' Agreement.

  The Stockholders' Agreement contains certain provisions which, with certain exceptions, restrict the ability of the stockholders to transfer any Common Stock or Preferred Stock except pursuant to the terms of the Stockholders' Agreement. If holders of more than 50% of the Common Stock approve the sale of the Company (an "Approved Sale"), each stockholder has agreed to consent to such sale and, if such sale includes the sale of stock, each stockholder has agreed to sell all of such stockholder's Common Stock and Preferred Stock on the terms and conditions approved by holders of a majority of the Common Stock then outstanding. In the event the Company proposes to issue and sell (other than in a public offering pursuant to a registration statement) any shares of Common Stock or any securities containing options or rights to acquire any shares of Common Stock or any securities convertible into Common Stock to Vectura or any of its respective affiliates, the Company must first offer to each of the other shareholders a pro rata portion of such shares. Such preemptive rights will not be applicable to the issuance of shares of Common Stock upon conversion of shares of one class of Common Stock into shares of the other class. Subject to certain limitations neither Vectura, nor any of its respective affiliates, may sell any of their shares of Preferred Stock or Common Stock without offering the other stockholders a pro rata opportunity to participate in such sale.

  The Stockholders' Agreement also provides for certain additional restrictions on transfer of shares by Management Investors, including the right of the Company to repurchase certain shares upon termination of such stockholder's employment prior to 2003, at a formula price, and the grant of a right of first refusal in favor of the Company in the event a Management Investor elects to transfer shares of Common Stock.

STOCKHOLDERS' REGISTRATION RIGHTS AGREEMENT

  In connection with their entry into the Stockholders' Agreement, the Company, Vectura, the Management Investors and certain other stockholders of the Company entered into the Stockholders' Registration Rights Agreement. Pursuant to the Stockholders' Registration Rights Agreement, upon the written request of Vectura, the Company will prepare and file a registration statement with the Securities and Exchange Commission concerning the distribution of all or part of the shares held by Vectura and use its best efforts to cause such registration statement to become effective. If at any time the Company files a registration statement for the Common Stock pursuant to a request by Vectura or otherwise (other than a registration statement of Form S-8, Form S-4 or any similar form, a registration statement filed in connection with a share exchange or an offering solely to the Company's employees or existing stockholders, or a registration statement registering a unit offering (as defined)) (a "Qualifying Offering"), the Company will use its best efforts to allow the other parties to the Stockholders' Registration Rights Agreement to have their shares of Common Stock (or a portion of their shares under certain circumstances) included in such offering of Common Stock. Registration expenses of the selling stockholders (other than underwriting fees, brokerage fees and transfer taxes applicable to the shares sold by such stockholders or in certain cases the fees and expenses of any accountants or other representatives retained by a selling stockholder) will be paid by the Company.

                    DESCRIPTION OF THE NEW CREDIT FACILITY

  As part of the Transaction, the Company entered into a New Credit Facility with a group of financial institutions (the "Lenders"), arranged by Bank of America National Trust and Savings Association ("B of A"), with Bank of Montreal, Chicago Branch, as the documentation agent and B of A acting as the administrative agent for the Lenders ("Agent"). The New Credit Facility provides for (i) the Revolving Credit Facility in the maximum amount of $55.0 million and (ii) a term loan facility (the "Term Loan Facility") in the amount of $55.0 million. At Closing, the Company borrowed approximately $55.0 million under the Term Loan Facility and approximately $7.1 million under the Revolving Credit Facility. In addition, approximately $10.0 million of face amount of letters of credit was outstanding under the Revolving Credit Facility at closing. The Revolving Credit Facility enables the Company to obtain revolving credit loans and standby letters of credit for the account to the Company from time to time for working capital, acquisitions and general corporate purposes. The New Credit Facility will expire on the six and one-half year anniversary of the closing date.

  The loans under the Revolving Credit Facility will bear interest, generally at the Company's option, at a Base Rate plus a Base Rate Margin or at an adjusted Eurodollar Rate plus Eurodollar Rate Margin. The "Base Rate" will equal the higher of (A) the rate of interest publicly announced from time to time by B of A, and (B) 0.5% per annum above the latest Federal Funds Rate. The "Base Rate Margin" will range from 0.0% to 1.0% depending on the Company's ratio of consolidated total debt to cashflow. The "Eurodollar Rate" will equal the rate of interest determined by the Agent to be the rate per annum at which deposits in Dollars in immediately available funds are offered to the Agent in the interbank Eurodollar market two business days prior to the beginning of the applicable interest period. The Eurodollar Rate Margin will range from 1.25% to 2.75% depending on the Company's ratio of consolidated total debt to cashflow.

  The New Credit Facility contains various covenants that restrict the Company from various actions and that require the Company to achieve and maintain certain financial ratios. The restrictive covenants include limitations on consolidations, mergers and acquisitions, limitations on investments and capital expenditures, limitations on the Company's ability to make payments, restrictions on creating liens, restrictions on paying dividends, restrictions on asset sales and limitations on borrowing money, among other restrictions. The covenants relating to financial ratios include requirements to maintain a total debt to cashflow ratio, a senior debt to cashflow ratio, a cashflow to interest expense ratio and a minimum net worth. The New Credit Facility also limits the Company's ability to modify the New Bonding Agreement or the Company's certificate of incorporation, bylaws, shareholder agreements, voting trusts or other similar arrangements.

  The New Credit Facility includes events of default consisting of, among other things: (i) any failure to pay principal or failure in the payment of any reimbursement obligation under any letter of credit, or to pay interest or fees within three business days after the date due or any other obligations within five business days after the date due; (ii) any failure to pay certain other indebtedness or contingent obligations, or defaults that result in or permit the acceleration of such indebtedness or contingent obligations; (iii) the breach by the Company or certain of its subsidiaries of covenants, representations or warranties contained in the New Credit Facility; (iv) certain events of bankruptcy, insolvency or dissolution of the Company or its subsidiaries; (v) the incurrence of certain pension-related liabilities, including liabilities with respect to failures to make certain required contributions when due and termination of, or withdrawal from, certain pension plans which result in liabilities in excess of specified amounts; (vi) the invalidity of or any challenge to the validity of the guarantees of the indebtedness under the New Credit Facility or of the security interests granted to the Lenders; (vii) default by the Company or any of its subsidiaries in the payment when due of any amount due under the New Bonding Agreement or a breach or default with respect to any other term of the New Bonding Agreement or bonded contracts that are the subject of such New Bonding Agreement, or the failure of any surety in connection with the New Bonding Agreement to issue bonds thereunder, the effect of which is materially adverse to the Company; and (viii) certain change in control of the Company or its subsidiaries.

  "Change in Control" is defined in the New Credit Facility to include (i) (A) prior to an initial public offering of the voting stock of the Company or any person or entity which directly or indirectly owns all of the outstanding voting stock of the Company or at any other time when such voting stock is not traded on a national securities exchange, the failure of one or more Principals (which term is defined to have the same meaning as under the Indenture) (1) to own, directly or indirectly, at least 51% of the voting stock of the Company, determined on a fully diluted basis and (2) to have the power to direct or cause the direction of the management or policies of the Company or (B) following such initial public offering and at any time the voting stock of the Company or any person or entity which directly or indirectly owns all of the outstanding voting stock of the Company is traded on a national securities exchange, Citicorp Venture Capital Ltd., Citicorp and any direct or indirect wholly-owned subsidiary of Citicorp (individually or in the aggregate) own, directly or indirectly, less than 40% of the voting stock of the Company, determined on a fully-diluted basis, and a person or entity (other than a Principal) owns a greater percentage of such voting stock, determined on a fully-diluted basis; or (ii) the failure of the Company (A) to own (directly or indirectly), free and clear of all liens or other encumbrances (other than any lien or encumbrance created by the New Credit Facility and its ancillary agreements), 100% of the outstanding shares of each class of capital stock of any Subsidiary Guarantor in existence on the closing date of the New Credit Facility on a fully diluted basis and (B) to have the power (directly or indirectly) to direct or cause the direction of the management or policies of any such Subsidiary Guarantor; or (iii) a majority of the board of directors of the Company are not Continuing Directors (defined generally to mean those directors in office on August 19, 1998, or a director approved by a majority of such directors); or (iv) any "Change of Control" (as defined in the Indenture) occurs.

  All obligations under the New Credit Facility are guaranteed by each of the Subsidiary Guarantors. The loans under the New Credit Facility are secured by:
(i) a perfected first priority lien and security interest (exclusive of all liens and security interests other than those in favor of the bonding company) in vessels and equipment approved by the Agent and having appraised orderly liquidation value of at least $65.0 million; (ii) a perfected second priority lien and security interest in all vessels and equipment (with the exception of those vessels and equipment operated by NATCO) securing the bonding company;
(iii) a perfected second priority lien in certain assets; and (iv) a security interest in all of the accounts receivable of the Company and its subsidiaries.

  In connection with the execution of the New Credit Facility and the New Bonding Agreement, the Agent and the sureties under the New Bonding Agreement (the "Sureties") entered into an intercreditor agreement which addresses, among other things, the lien priorities of shared collateral, the substitution of vessels under ship mortgages, the exercise of rights under ship mortgages and other shared collateral agreements, the application of proceeds of various classes of shared collateral as well as certain collateral benefitting only the Sureties, the exercise of remedies under the New Credit Facility and the New Bonding Agreement, the release of certain liens, the taking of additional collateral and other relevant intercreditor provisions. In addition, the intercreditor agreement provides that the Sureties will have the right to use all encumbered vessels and other equipment to perform any outstanding bonded contracts.

                     DESCRIPTION OF NEW BONDING AGREEMENT

  As part of the Transaction, the Company and certain of its subsidiaries entered into an Amended and Restated Underwriting and Continuing Indemnity Agreement (the "New Bonding Agreement") with the Sureties, pursuant to which the Sureties will act as surety, issue bid bonds, performance bonds and payment bonds and obligate themselves upon other contracts of guaranty required by the Company and its subsidiaries in the day-to-day operations of its dredging business. The Sureties obligations under the New Bonding Agreement are discretionary. As such, the Sureties are not obligated under the New Bonding Agreement to issue bonds on behalf of the Company or any of its subsidiaries.

  The New Bonding Agreement contains various covenants that restrict the Company from various actions and that require the Company to achieve and maintain certain financial ratios. The restrictive covenants restrict the Company's ability to borrow money, create or allow the creation of liens, dispose of its assets, pay dividends, issue stock, make investments or enter into agreements to merge or consolidate with other companies, among other restrictions and limitations. The covenants also include limits on affiliate transactions and contingent liabilities. The financial ratios include a current ratio and a minimum net worth test.

  The New Bonding Agreement includes events of default with respect to the Company and certain of its subsidiaries, consisting of, among other things:
(i) the failure to pay any obligation owing to the Sureties; (ii) the breach of covenants, representations or warranties contained in the New Bonding Agreement; (iii) certain events of bankruptcy or insolvency; (iv) the default of any provision under a bonded contract; (v) the failure to pay certain other indebtedness, or defaults that result or permit the acceleration of such indebtedness or contingent obligation; and (vi) certain judgments that are not fully covered by insurance or bonded or discharged.

  The obligations of the Company and its wholly owned subsidiaries under the New Bonding Agreement are secured by a security interest in the Company's fixed assets. In the event the Company or any of its subsidiaries fails or is unable to complete the work under a bonded contract or breaches the New Bonding Agreement, the Sureties may proceed against their collateral, cause the performance of such bonded contract by subletting it in the name of the Company or its wholly-owned subsidiary and seek reimbursement from the Company and its wholly owned subsidiary for costs incurred in the subletting or performance of such bonded contract.

  In connection with the execution of the New Credit Facility and the New Bonding Agreement, the Agent and the Sureties entered into an intercreditor agreement which addresses, among other things, the lien priorities of shared collateral, the substitution of vessels under ship mortgages, the exercise of rights under ship mortgages and other shared collateral agreements, the application of proceeds of various classes of shared collateral as well as certain collateral benefitting only the Sureties, the exercise of remedies under the New Credit Facility and the New Bonding Agreement, the release of certain liens, the taking of additional collateral and other relevant intercreditor provisions. In addition, the intercreditor agreement provides that the Sureties will have the right to use all encumbered vessels and other equipment to perform any outstanding bonded contracts.

                             DESCRIPTION OF NOTES

GENERAL

  The Existing Notes were issued pursuant to an Indenture (the "Indenture") among the Company, the Subsidiary Guarantors and The Bank of New York, as trustee (the "Trustee"), in a private transaction that was not subject to the registration requirements of the Securities Act. The terms of the Indenture apply to the Existing Notes and to the Exchange Notes to be issued in exchange therefor pursuant to the Exchange Offer (all such Notes being referred to herein collectively as the "Notes"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the Indenture, the form of Notes and the Registration Rights Agreement are available as set forth below under "--Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this summary, the term "Company" refers only to Great Lakes Dredge & Dock Corporation and not to any of its Subsidiaries.

  The Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Debt, including Indebtedness pursuant to the New Credit Facility. The Company's obligations under the Notes are guaranteed (the "Subsidiary Guarantees") on a senior subordinated basis by the Subsidiary Guarantors. See "--Subsidiary Guarantees." As of June 30, 1998, on a pro forma basis after giving effect to the Transaction, the Notes would have been subordinated to $62.7 million of Senior Debt, excluding contingent obligations, of the Company and the Subsidiary Guarantors and effectively subordinated to $37.2 million of liabilities of the Company's subsidiaries that are not Subsidiary Guarantors. Upon closing of the Transaction, approximately $37.9 million was available for additional borrowing under the New Credit Facility. The Indenture permits the incurrence of additional Senior Debt in the future. See "Risk Factors-- Subordination."

  The operations of the Company are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of such Subsidiaries to meet their obligations, including their obligations under the Notes. All of the existing domestic Wholly Owned Restricted Subsidiaries of the Company are, and all future domestic Restricted Subsidiaries are expected to be, Subsidiary Guarantors. As of the date of this Prospectus, all of the Company's Subsidiaries are Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture. In addition, the Notes are effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and capital lease obligations) of the Company's foreign Subsidiaries and the Company's Subsidiaries that are not Wholly Owned Restricted Subsidiaries. Any right of the Company to receive assets of any of its foreign Subsidiaries or its Subsidiaries that are not Wholly Owned Restricted Subsidiaries upon such Subsidiary's liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors. As of June 30, 1998, on a pro forma basis after giving effect to the Transaction, the aggregate amount of liabilities (including trade payable) of the Company's foreign Subsidiaries and the Company's Subsidiaries that are not Wholly Owned Restricted Subsidiaries was $37.2 million.

PRINCIPAL, MATURITY AND INTEREST

  The Notes are limited in aggregate principal amount to $165.0 million, of which $115.0 million were issued as the Existing Notes on August 19, 1998, and will mature on August 15, 2008. Interest on the Notes will accrue at the rate of 11 1/4% per annum and will be payable semi-annually in arrears on February 15 and August 15 of each year, commencing February 15, 1999, to Holders of record on the immediately preceding February 1 and August 1. Additional Notes may be issued from time to time, subject to the provisions of the Indenture described below under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified

Stock." The Existing Notes, the Exchange Notes and any additional Notes subsequently issued would be treated as a single class for all purposes under the Indenture, including without limitations, waivers, amendments, redemptions and offers to purchase. Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid on the Existing Notes or, if no such interest has been paid, from the date of original issuance of the Existing Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium and Liquidated Damages, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of principal, premium, interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments of principal, premium, interest and Liquidated Damages, if any, with respect to Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. Notes are issued in denominations of $1,000 and integral multiples thereof.

SUBORDINATION

  The payment of principal of, premium, if any, and interest on the Notes is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred. The Notes rank pari passu in right of payment with all other senior subordinated Indebtedness of the Company and senior in right of payment to all subordinated Indebtedness.

  Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt whether or not allowed in such proceeding) before the Holders of Notes will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to such Senior Debt are paid in full in cash, any distribution to which the Holders of Notes would be entitled shall be made to the holders of Senior Debt (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance").

  The Company also may not make any payment upon or in respect of the Notes (except in Permitted Junior Securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the representatives of the holders of any Designated Senior Debt. Payments on the Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived in writing and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived in writing or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until (i) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Notes that have come due during such payment blockage period have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been waived for a period of not less than 90 days.

  The Indenture further requires that the Company promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

  As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. On a pro forma basis, after giving effect to the Acquisition, the principal amount of Senior Debt outstanding at June 30, 1998 would have been approximately $62.7 million. The Indenture limits, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and its subsidiaries can incur. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock" and "Risk Factors--Subordination."

SUBSIDIARY GUARANTEES

  The Company's payment obligations under the Notes are fully and unconditionally guaranteed on a joint and several basis (the "Subsidiary Guarantees") by the Subsidiary Guarantors. The Subsidiary Guarantee of each Subsidiary Guarantor is subordinated to the prior payment in full of all Senior Debt of such Guarantor. As of June 30, 1998, on a pro forma basis giving effect to the Transaction, the Subsidiary Guarantors would have had an aggregate of approximately $62.7 million of Senior Debt outstanding. The Indenture permits the Subsidiary Guarantors to incur additional Senior Debt, subject to certain limitations. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. See, however, "Risk Factors-- Fraudulent Conveyance Statutes."

  The Indenture provides that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person whether or not affiliated with such Subsidiary Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes, by operation of law or otherwise, all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes, the Subsidiary Guarantees, the Indenture, and the Registration Rights Agreement; and (ii) immediately after giving effect to such transaction, no Default or Event of Default exists, provided that nothing in the foregoing provisions shall prohibit the merger or consolidation of a Subsidiary Guarantor with and into the Company or another Wholly Owned Subsidiary Guarantor where the Company or such other Wholly Owned Subsidiary Guarantor is the surviving Person.

  The Indenture provides that in the event of a sale or other disposition of all or substantially all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Subsidiary Guarantor, then such Subsidiary Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Subsidiary Guarantor) or the corporation or other entity acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor) will be released and relieved of any and all obligations under its Subsidiary Guarantee (and, in the event of a disposition of assets, any Liens in favor of the Holders will be released); provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "--Repurchase at Option of Holders", "--Asset Sales." In addition, the Indenture provides that, in the event the Company designates a Restricted Subsidiary to become an Unrestricted Subsidiary in accordance with the Indenture, then such Restricted Subsidiary shall, in accordance with the Indenture, be released from its obligations under its Subsidiary Guarantee upon the effectiveness of such designation.

OPTIONAL REDEMPTION

  The Notes are redeemable at any time at the option of the Company, in whole or in part upon not less than 30 nor more than 60 days' notice, in cash at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on August 15 of the years indicated below:

     YEAR                                                             PERCENTAGE
     2003............................................................  105.625%
     2004............................................................  103.750%
     2005............................................................  101.875%
     2006 and thereafter.............................................  100.000%

  Notwithstanding the foregoing, at any time prior to August 15, 2001, the Company may (but will not have the obligation to) on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes originally issued at a redemption price equal to 111.250% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that at least 65% of the aggregate principal amount of Notes originally issued remain outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and provided, further, that such redemption shall occur within 180 days of the date of the closing of such Public Equity Offering.

SELECTION AND NOTICE

  If less than all of the Notes are to be redeemed or repurchased at any time, selection of Notes for redemption or repurchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption or repurchase may not be conditional. If any Note is to be redeemed or repurchased in part only, the notice of redemption or repurchase that relates to such Note shall state the portion of the principal amount thereof to be redeemed or repurchased. A new Note in principal amount equal to the unredeemed or unrepurchased portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption or repurchase become due on the date fixed for redemption or repurchase. On and after the redemption or repurchase date, interest and Liquidated Damages ceases to accrue on Notes or portions of them called for redemption or repurchase.

MANDATORY REDEMPTION

  Except as set forth below under "--Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

 Change of Control

  Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations directly conflict with the provisions of the Indenture relating to such Change of Control Offer, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

  On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent (as defined in the Indenture) an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture provides that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under the agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable (and will not affect the subordination provisions). Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction. The New Credit Facility currently prohibits the Company from repurchasing any Notes and also provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the New Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes. In addition, the exercise by Holders of the Notes of their right to require the Company to repurchase the Notes could cause a default under such Senior Debt, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Company. Finally, the Company's ability to pay cash to the Holders of Notes upon a repurchase may be limited by the Company's then existing financial resources.

  The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

  "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries (determined on a consolidated basis), in each case, to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the

Company or a Wholly Owned Restricted Subsidiary or any Principal or a Related Party of a Principal (as defined below), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company (other than in a transaction which complies with the provisions described under "--Merger, Consolidation or Sale of Assets"), (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than one or more Principals or their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares) and the Principals do not beneficially own as much or more of the Voting Stock of the Company (measured by voting power rather than by number of shares) than such person or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries (determined on a consolidated basis). Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or was designated by a Principal or a Related Party of a Principal.

  "Principals" means (i) CVC and the Management Investors and (ii) any Related Party of a Person referred to in clause (i).

  "Related Party" means (a) with respect to CVC (i) Citicorp, any direct or indirect wholly owned subsidiary of Citicorp, and any officer, director or employee of CVC, Citicorp or any wholly owned subsidiary of Citicorp, (ii) any spouse or lineal descendant (including by adoption and stepchildren) of the officers, directors and employees referred to in clause (a) (i) above, (iii) any trust, corporation or partnership 100%-in-interest of the beneficiaries, stockholders or partners of which consists of one or more of the persons described in clause (a) (i) or (ii) above or (iv) Vectura, so long as CVC or any of its Related Parties described in (i), (ii) or (iii) above holds at least 50% of the Great Lakes membership interests in Vectura; and (b) with respect to any officer or employee of the Company or a Subsidiary of the Company (i) any spouse or lineal descendant (including by adoption and stepchildren) of such officer or employee and (ii) any trust, corporation or partnership 100%-in-interest of the beneficiaries, stockholders or partners of which consists of such officer or employee, any of the persons described in clause (b) (i) above or any combination thereof.

ASSET SALES

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of Qualified Proceeds; provided that the aggregate fair market value of Qualified Proceeds (other than cash or Cash Equivalents), which may be received in consideration for asset sales pursuant to this clause (ii) shall not exceed $5.0 million since the date of the

Indenture; provided further that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any securities, Notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 90 days following the closing of such Asset Sale, shall be deemed to be cash for purposes of this provision, provided further that the 75% limitation referred to above shall not apply to any Asset Sale in which the cash and Cash Equivalents portion of the consideration received therefor, determined in accordance with the foregoing proviso, is equal to or greater than what the net after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

  Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any Restricted Subsidiary may apply such Net Proceeds, at its option, (a) to repay Senior Debt, (b) to the acquisition of a majority of the assets of, or a majority of the Voting Stock of, another Permitted Business, the making of a capital expenditure or the acquisition or commitment to acquire (provided that such commitment or a reasonable replacement thereof is consummated substantially in accordance with the terms thereof) of other assets that are used or useful in a Permitted Business or (c) for a combination of uses described in clauses (a) and (b). Pending the final application of any such Net Proceeds, the Company and its Restricted Subsidiaries may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of repurchase, in accordance with the procedures set forth in the Indenture. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any general corporate purpose. If the aggregate principal amount of Notes tendered into such Asset Sale Offer surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

 Restricted Payments

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than, in each case, dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or a Restricted Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company (other than Equity Interests owned by the Company or any Restricted Subsidiary of the Company) or any direct or indirect parent of the Company; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes (other than any subordinated indebtedness held by the Company or any Subsidiary Guarantor), except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless:

    (a) at the time of and after giving effect to such Restricted Payment, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

    (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Disqualified Stock;" and

    (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (viii), (ix) and (xi) of the next succeeding paragraph), is less than the sum, without duplication, of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus
  (ii) 100% of the aggregate fair market value of Qualified Proceeds received by the Company since the date of the Indenture as a contribution to its equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company), plus
  (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for Qualified Proceeds, the lesser of (A) the fair market of the Qualified Proceeds received with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (iv) 50% of any dividends received by the Company or a Wholly Owned Restricted Subsidiary after the date of the Indenture from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in Consolidated Net Income of the Company for such period, plus (v) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the date of the Indenture, the lesser of (A) the fair market value of the Company's Investment in such Subsidiary as of the date of such redesignation or (B) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

  The foregoing provisions do not prohibit: (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company or any Subsidiary Guarantor, in each case, in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock) or the net cash proceeds of a common equity capital contribution to the Company; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)
(ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend or making of any distribution by a Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis; (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any former member of the Company's (or any of their Subsidiaries') Board of Directors or any former officer, employee or director of the Company or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stockholder agreement, stock option agreement, employment agreement or other similar agreements or employee benefit plan; provided that (A) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed (1) $2.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to clause (2)) of $5.0 million, plus (2) in the case of a repurchase, redemption or other acquisition or retirement of Equity Interests of the

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

Company, the aggregate cash proceeds received by the Company during such calendar year from any reissuance of Equity Interests by or the Company to employees, officers and directors of the Company and its Restricted Subsidiaries plus the cash proceeds of any "key man" life insurance policy received by the Company with respect to the owner of, and any cash proceeds paid to the Company in connection with the issuance or exercise of, any management or employee Equity Interests so acquired plus (3) in the case of a repurchase, redemption or other acquisition or retirement of Equity Interests of a Subsidiary Guarantor, the aggregate cash proceeds received by such Subsidiary Guarantor during such calendar year from any reissuance of Equity Interests of such Subsidiary Guarantor to employees, officers, and directors of such Subsidiary Guarantor plus the cash proceeds of any "key man" life insurance policy received by such Subsidiary Guarantor with respect to the owner of any cash proceeds paid to such Subsidiary Guarantor in connection with the issuance or exercise of, any management or employee Equity Interests so acquired, and (B) no Default or Event of Default shall have occurred and be continuing immediately after such transaction; provided, further that the aggregate cash proceeds referred to in (2) above shall be excluded from clause
(c)(ii) of the preceding paragraph; (vi) any Investment to the extent that the consideration therefor consists of the net cash proceeds of the substantially concurrent issue and sale (other than to a Restricted Subsidiary) of Equity Interests of the Company (other than any Disqualified Stock); (vii) so long as no Default or Event of Default has occurred and is continuing and the Company can incur at least $1.00 of additional indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under caption "--Incurrence of Indebtedness and Issuance of Disqualified Stock," the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company, or any Subsidiary Guarantor issued after the date of the Indenture in accordance with the covenant described below under the caption "Incurrence of Indebtedness and Issuance of Disqualified Stock;" (viii) repurchase of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options; (ix) loans to employees of the Company or any Subsidiary Guarantor not to exceed $2.0 million at any one time outstanding; (x) Restricted Payments not to exceed $5.0 million since the date of the Indenture and (xi) payments made pursuant to the Merger Agreement and tax "gross up" payments made pursuant to the Stockholders Agreement in connection with the Recapitalization, in each case, as in effect on the date of the Indenture, as the same may be amended, modified or replaced from time to time so long as such amendment, modification or replacement does not increase the amount of any such payments from the amount of such payments provided for in the Merger Agreement or Stockholders Agreement, as the case may be, as in effect on the date of the Indenture.

  The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

  For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (i) through (x) above or is entitled to be made pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such Restricted Payment in any manner that complies with the covenant. The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment or return of capital on any Restricted Subsidiary shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $7.5 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the

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

calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

 Incurrence of Indebtedness and Issuance of Disqualified Stock

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and the Company's Subsidiaries may incur Indebtedness or issue preferred equity if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.
  The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

    (i) the incurrence by the Company and the Subsidiary Guarantors of term Indebtedness under the New Credit Facility (including any guarantee thereof by any Subsidiary Guarantor); provided that the aggregate principal amount of all term Indebtedness outstanding under the New Credit Facility after giving effect to such incurrence does not exceed an amount equal to $55.0 million plus (in the case of any refinancing thereof) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing less the aggregate amount of all scheduled or mandatory repayments of the principal of any term Indebtedness under the New Credit Facility (other than repayments that are immediately reborrowed) that have been made since the date of the Indenture;

    (ii) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness and reimbursement obligations in respect of letters of credit under Credit Facilities (including any guarantee thereof by any Subsidiary Guarantor); provided that the aggregate principal amount of all revolving credit or other Indebtedness (other than term Indebtedness permitted under clause (i) above) (with letters of credit being deemed to have a principal amount equal to the maximum face amount thereunder) outstanding under all Credit Facilities after giving effect to such incurrence does not exceed an amount equal to $55.0 million;

    (iii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

    (iv) the incurrence by the Company of Indebtedness represented by the Notes sold in the Offering and the incurrence by the Subsidiary Guarantors of Indebtedness represented by the Subsidiary Guarantees of such Notes;

    (v) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage or construction financings or purchase money obligations or similar financings, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount not to exceed $20.0 million at any time outstanding;

    (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph hereof or clauses (iii), (iv), (v), (vi) or (ix) of this paragraph;

    (vii) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and (ii)(A) any subsequent issuance or

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

  transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vii);

    (viii) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging (i) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding, (ii) the value of foreign currencies purchased or received by the Company or any Restricted Subsidiary in the ordinary course of business as conducted by the Company or (iii) commodity risk relating to commodity agreements to the extent entered into in the ordinary course of business solely to protect the Company and its Restricted Subsidiaries from fluctuations in the prices of raw materials used in its business;

    (ix) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (in addition to Indebtedness permitted by other clauses of this paragraph) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (ix), not to exceed $25.0 million;

    (x) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (x);

    (xi) the Guarantee by the Company or any of the Subsidiary Guarantors of Indebtedness of the Company or a Subsidiary Guarantor, which Indebtedness was permitted to be incurred by another provision of this covenant;

    (xii) Indebtedness of the Company or a Restricted Subsidiary owed to (including obligations in respect of letters of credit for the benefit of) any Person in connection with worker's compensation, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person to the Company or such Restricted Subsidiary, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business and consistent with past practices;

    (xiii) the incurrence of Permitted Bonding Obligations;

    (xiv) the issuance of preferred stock (other than Disqualified Stock) by any Subsidiary Guarantor to members of management of such Subsidiary Guarantor, provided that such preferred stock does not require the Company or any Restricted Subsidiary to pay dividends thereon other than in shares of additional preferred stock (other than Disqualified Stock); and

    (xv) the incurrence of Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary; provided that the maximum aggregate liability of such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with any such disposition.

  For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xv) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an

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issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

 No Senior Subordinated Debt

  The Indenture provides that (i) the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Indebtedness and senior in any respect in right of payment to the Notes, and (ii) no Subsidiary Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Indebtedness of such Subsidiary Guarantor and senior in any respect in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor; provided that no Indebtedness will be deemed subordinate or junior in right of payment to any other Indebtedness solely by reason of the fact that such Indebtedness is unsecured.

 Liens

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except (i) Permitted Liens, and (ii) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens (with the same relative priority as such subordinate or junior Indebtedness shall have with respect to the Notes and the Subsidiary Guarantees) and (y) in all other cases, the Notes are secured by such Lien on an equal and ratable basis.

 Dividend and Other Payment Restrictions Affecting Subsidiaries

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries. However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture, (b) the New Credit Facility and Permitted Bonding Obligations as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the New Credit Facility or in agreements with respect to Permitted Bonding Obligations, as applicable, as in effect on the date of the Indenture, (c) the Indenture, the Notes and the Subsidiary Guarantees, (d) applicable law, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (f) customary non-assignment provisions in leases or other similar agreements entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) any agreement for the sale of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale, (i) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such

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Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, (j) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "--Liens" that limits the right of the debtor to dispose of the assets securing such Indebtedness, (k) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business, (l) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (m) mortgage or construction financing that imposes restrictions on the transfer of the property acquired or improved, (n) encumbrances or restrictions imposed by amendments to the contracts, agreements or obligations referred to in the foregoing clauses (a), (c), (e), (f), (g), (h), (j), (k) and (n), provided that such amendments are not materially more restrictive than the agreement so amended; and (o) protective liens filed in connection with sale-leaseback transactions permitted under the caption "--Sale and Leaseback Transactions."

 Merger, Consolidation, or Sale of Assets

  The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation or other entity organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the then existing obligations of the Company under the Registration Rights Agreement, the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Disqualified Stock." The Indenture will provide that the Company will not, directly or indirectly, lease all or substantially all of its properties or assets to any Person.

 Transactions with Affiliates

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million, a resolution of the Board of Directors of the Company set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing. Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate

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

Transactions: (i) any employment agreement, compensation, employee benefit arrangements and incentive arrangements or indemnification agreement or arrangement with any officer, director, member or employee entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary, (ii) transactions between or among the Company and/or its Restricted Subsidiaries, (iii) payment of reasonable directors fees, (iv) Restricted Payments (other than Restricted Investments) that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments," (v) loans and advances to officers, directors and employees of the Company or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business; (vi) transactions pursuant to the Stockholders' Agreement and the Merger Agreement, in each case, as in effect on the date of the Indenture as the same may be amended, modified or replaced from time to time so long as such amendment, modification or replacement is no less favorable to the Company and its Restricted Subsidiaries, taken as a whole, than the Stockholders' Agreement or the Merger Agreement, as the case may be, as in effect on the date of the Indenture.

 Sale and Leaseback Transactions

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any of its Restricted Subsidiaries may enter into a sale and leaseback transaction if (i) the Company or such Restricted Subsidiary could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the covenant described above under the caption "--Incurrence of Additional Indebtedness and Issuance of Disqualified Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors of the Company and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and if applicable, the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "--Asset Sales." Notwithstanding the foregoing, this covenant shall not apply to the sale and leaseback of (i) the backhoe dredge "New York" under construction on the date of the Indenture or
(ii) the dredging assets acquired from T.L. James & Company, Inc. pursuant to the acquisition agreement in effect on the date of the Indenture, as such agreement is in effect on such date, in the case of clauses (i) and (ii), within 120 days of the date of completion of such construction or acquisition of such assets, as applicable.

 Business Activities

  The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

 Payments for Consent

  The Indenture provides that neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

 Additional Subsidiary Guarantees

  The Indenture provides that if the Company or any of its Restricted Subsidiaries shall acquire or create another domestic Subsidiary after the date of the Indenture, then, unless such Subsidiary is properly designated as an Unrestricted Subsidiary, such newly acquired or created Subsidiary shall become a Subsidiary Guarantor

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

and execute a Supplemental Indenture and deliver an opinion of counsel, in accordance with the terms of the Indenture.

 Limitations on Issuances of Guarantees of Indebtedness

  The Indenture provides that the Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any other Indebtedness of the Company or a Subsidiary Guarantor unless, if such Restricted Subsidiary is not a Guarantor, such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary's Guarantee of such other Indebtedness unless such other Indebtedness is Senior Debt, in which case the Guarantee of the Notes may be subordinated to the Guarantee of such Senior Debt to the same extent as the Notes are subordinated to such Senior Debt. Notwithstanding the foregoing, any such Subsidiary Guarantee shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's stock in, or all or substantially all the assets of, such Restricted Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture. The form of such Subsidiary Guarantee attached as an exhibit to the Indenture.

REPORTS

  The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (i) all quarterly financial information beginning with the quarter ended September 30, 1998 and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company was required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations. In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, (i) at all times the Commission does not accept the filings provided for in the preceding sentence or (ii) such filings provided for in the preceding sentence do not contain the information required to be delivered upon request pursuant to Rule 144A(d)(4) under the Securities Act, then, in each case, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes (whether or not permitted by the subordination provisions of the Indenture); (ii) default in payment when due of the principal of or premium, if any, on the Notes (whether or not permitted by the subordination provisions of the Indenture); (iii) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the caption "--Change of Control;" (iv) failure by the Company or any of its Restricted Subsidiaries for 60 days

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

after notice by the Trustee or by the Holders of at least 25% in principal amount of Notes then outstanding to comply with any of its other agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its stated maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated (after giving effect to any applicable grace period), aggregates $10.0 million or more; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million (net of any amount with respect to which a reputable insurance company with assets over $100.0 million has acknowledged liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days after their entry; (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries and (viii) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee.

  If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

  The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

  No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Company may, at its option and at any time, elect to have all of its obligations and the obligations of the Subsidiary Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i)

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

the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium and Liquidated Damages, if any, and interest on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default & Remedies" will no longer constitute an Event of Default with respect to the Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, subject to customary assumptions and exceptions, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exceptions, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that, subject to customary assumptions and exceptions, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

  A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the

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

Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

  The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  Except as provided in the next two succeeding paragraphs, the Indenture, the Subsidiary Guarantees or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture, the Notes or the Subsidiary Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

  Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders"), (viii) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture, or (ix) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of Article 10 and Section 11.02 of the Indenture (which relate to subordination) will require the consent of the Holders of at least 75% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of Holders of the Notes.

  Notwithstanding the foregoing, without the consent of any Holder of Notes, the Subsidiary Guarantors, the Company and the Trustee may amend or supplement the Indenture, the Subsidiary Guarantees or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's or a Subsidiary Guarantor's obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets, to provide for the issuance of Additional Notes in accordance with the provisions set forth in the Indenture on the date of the Indenture, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or to allow any Subsidiary Guarantor to guarantee the Notes.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

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

  The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

BOOK-ENTRY, DELIVERY AND FORM

  The Exchange Notes will be in the form of a global note without interest coupons (the "Global Note"). Upon issuance, the Global Note will be deposited with the Trustee, as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to the accounts of DTC's Direct and Indirect Participants (as defined below).

  The Global Note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Note may be exchanged for Notes in certificated form in certain limited circumstances. See "--Transfer of Interests in Global Note for Certificated Notes."

  Initially, the Trustee will act as Paying Agent and Registrar. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

DEPOSITARY PROCEDURES

  DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Participants. The Direct Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "Indirect Participants"). DTC may hold securities beneficially owned by other persons only through the Direct Participants or Indirect Participants and such other persons' ownership interest and transfer of ownership interest will be recorded only on the records of the Direct Participant and/or Indirect Participant, and not on the records maintained by DTC.

  DTC has also advised the Company that, pursuant to DTC's procedures, (i) upon deposit of the Global Note, DTC will credit the accounts of the Direct Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes allocated by the Initial Purchasers to such Direct Participants, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in the Global Notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes.

  Investors in the Global Note may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC.

  The laws of some states require that certain persons take physical delivery in definitive, certificated form of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the Notes see "--Transfers of Interests in Global Notes for Certificated Notes."

  Except as described in "Transfers of Interests in Global Notes for Certificated Notes," owners of beneficial interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

  Under the terms of the Indenture, the Company, the Subsidiary Guarantors and the Trustee will treat the persons in whose names the Notes are registered (including Notes represented by the Global Note) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, Liquidated Damages, if any, and interest on the Global Note registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

  DTC has advised the Company that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the Notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee, the Company or the Subsidiary Guarantors. Neither the Company, the Subsidiary Guarantors nor the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Notes for all purposes.

  Interests in the Global Note are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds.

  DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Direct Participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange Global Notes (without the direction of one or more of its Direct Participants) for legended Notes in certificated form, and to distribute such certificated forms of Notes to its Direct Participants. See "--Transfers of Interests in Global Notes for Certificated Notes."

TRANSFERS OF INTERESTS IN THE GLOBAL NOTE FOR CERTIFICATED NOTES

  The entire Global Note may be exchanged for definitive Notes in registered, certificated form without interest coupons ("Certificated Notes") if (i) DTC
(x) notifies the Company that it is unwilling or unable to continue as depositary for the Global Note and the Company thereupon fails to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at

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

its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes. In any such case, the Company will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in the Global Note, Certificated Notes will be issued to each person that such Direct and Indirect Participants and DTC identify as being the beneficial owner of the related Notes.

  Beneficial interests in the Global Note held by any Direct or Indirect Participant may be exchanged for Certificated Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), but only upon at least 20 days' prior written notice given to the Trustee by or on behalf of DTC in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in the Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC's customary procedures).

  Neither the Company, the Subsidiary Guarantors nor the Trustee will be liable for any delay by the holder of the Global Note or the DTC in identifying the beneficial owners of Notes, and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or the DTC for all purposes.

SAME DAY SETTLEMENT AND PAYMENT

  The Indenture will require that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the holder of such Global Note. With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The Company expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

  "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices (provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, will be governed by the provisions of the Indenture described above under the caption "--Change of Control" and/or the provisions described above under the caption "Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by any Restricted Subsidiary of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $2.0 million or (b) for net proceeds in excess of $2.0 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary, (iii) a Restricted Payment that is permitted by the covenant described above under the caption "--Restricted Payments," (iv) the sale and leaseback of any assets within 120 days of the date of acquisition or completion of construction of such assets, (v) the sale at fair market value of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Restricted Subsidiary, as the case may be, in the ordinary course of business and (vi) bare-boat charters entered into in the ordinary course of business for a term not to exceed 12 months.

  "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

  "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

  "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one-year and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million, (iv) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) obligations issued or fully guaranteed by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc., (vi) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within one year after the date of acquisition, (vii) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (vii) of this definition and
(viii) short-term asset management accounts offered by any lender under Credit Facilities for the purpose of investing in notes issued by a corporation (other than the Company or any Affiliate of the Company) organized under the laws of any state of the United States or of the District of Columbia and rated A-2 or higher by Standard & Poor's Rating Group, a division of McGraw Hill, Inc. or P-2 or higher by Moody's Investors Service, Inc.

  "Citicorp" means Citicorp, a Delaware corporation, or any successor thereto by merger or consolidation.

  "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary or nonrecurring loss plus any net loss realized in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income, plus (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, plus, without duplication,
(v) any interest expense on Indebtedness of another person that is guaranteed by such person or a Subsidiary of such person or secured by a Lien on the assets of such person or one of its Subsidiaries (to the extent that such interest expense was deducted in computing Consolidated Net Income in such period), plus (vi) expenses and charges of the Company related to the Transaction incurred or for which the Company became obligated on or prior to or within 30 days after the date of the Indenture plus (vii) incremental expenses incurred associated with the Chicago Flood Litigation not exceeding $800,000, minus (viii) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Subsidiaries.

  "Credit Facilities" means, with respect to the Company or its Restricted Subsidiaries, one or more debt facilities (including, without limitation, the New Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as increased as permitted by the terms of the Indenture, and amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

  "CVC" means Citicorp Venture Capital, Ltd., a New York corporation, or any successor thereto by merger or consolidation.

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

  "Designated Senior Debt" means (i) any Obligations outstanding under the New Credit Facility (including letters of credit), (ii) any Permitted Bonding Obligation and (iii) any other Senior Debt permitted under the Indenture the principal amount of which is $50.0 million or more and that has been designated by the Company as "Designated Senior Debt." Notwithstanding the foregoing, Indebtedness under the New Credit Facility shall be deemed outstanding for purposes of this definition at all times when the lenders thereunder have an effective commitment to extend credit thereunder, regardless of whether any such Indebtedness is actually outstanding at such time.

  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  "Existing Indebtedness" means Indebtedness (including Guarantees) of the Company and its Subsidiaries (other than Indebtedness under the New Credit Facility) in existence on the date of the Indenture, until such amounts are permanently repaid.

  "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to interest Hedging Obligations; provided, however, that in no event shall any amortization of deferred financing costs incurred in connection with the Transaction be included in Fixed Charges) and (ii) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments and non-cash dividend payments, on any series of preferred stock and any series of Disqualified Stock, in each case, of such Person or any of its Restricted Subsidiaries, other than dividend payments (x) on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or (y) to the Company or a Subsidiary Guarantor, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

  "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the referent Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays or redeems any Indebtedness (other than repayment of revolving credit borrowings that are not accompanied by a permanent reduction in the commitment amount) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers (including the Merger) or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate or currency swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) other agreements or arrangements solely designed to protect such Person against fluctuations in interest or currency exchange rates and (iii) commodities purchase and sale agreements and other similar agreements designed to protect such Person against fluctuations in the price of raw materials used by the Company and its Restricted Subsidiaries in the ordinary course of business.

  "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than letters of credit, Hedging Obligations and Attributable Debt) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness (other than Hedging Obligations, guarantees and Attributable Debt) outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of Equity Interests or other securities by the Company or any of its Restricted Subsidiaries for consideration consisting solely of Equity Interests (other than Disqualified Stock) of the Company shall not be deemed to be an Investment. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Restricted Payments."

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of dividends on preferred interests, (i) excluding, however, (a) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (1) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (2) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (b) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss) and (ii) less the aggregate amount of all Restricted Payments made by such Person or any of its Restricted Subsidiaries for such period pursuant to clause (vii) of the covenant described under the caption "--Certain Covenants--Restricted Payments" to the extent not otherwise deducted in computing such Net Income.

  "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, any taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

  "New Bonding Agreement" means that certain Second Amended and Restated Underwriting and Continuing Indemnity Agreement, dated as of the date of the Indenture, by and among the Company, certain of its Subsidiaries and the Sureties, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.

  "New Credit Facility" means that certain Credit Agreement, dated as of the date of the Indenture, by and among the Company, Bank of America National Trust and Savings Association, as agent, and certain other lenders party thereto, initially providing for up to $55.0 million of revolving credit borrowings and $55.0 million of term borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as increased as permitted by the terms of the Indenture, and amended, modified, renewed, restated, refunded, replaced or refinanced from time to time.

  "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both)

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

any holder of any other Indebtedness (other than the Notes being offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

  "Obligations" means any principal, interest, penalties, fees, indemnifications, costs, expenses, reimbursement obligations, damages and other liabilities and obligations which may arise under or in connection with the New Credit Facility or the New Bonding Agreement or under or in connection with the documentation governing any Indebtedness, and in all cases whether direct or indirect, absolute or contingent, now outstanding or hereafter created, assumed or incurred and including, without limitation, interest accruing subsequent to the filing of a petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceedings at the rate provided in the relevant document, whether or not an allowed claim, and any obligation to redeem or defease any of the foregoing.

  "Permitted Bonding Obligations" means (i) obligations incurred by the Company or any of its Subsidiaries (including Guarantees) with respect to bid, performance, surety, appeal or similar bonds and completion guarantees in the ordinary course of business and consistent with past practices and (ii) obligations incurred by the Company or any of its Subsidiaries (including Guarantees) under the New Bonding Agreement.

  "Permitted Business" means any of the businesses engaged in by the Company and its Restricted Subsidiaries on the date of the Indenture and any other business reasonably related, complementary or ancillary thereto.

  "Permitted Investments" means (a) any Investment in the Company or in a Restricted Subsidiary of the Company that is a Subsidiary Guarantor and is engaged in a Permitted Business; (b) any Investment in Cash Equivalents; (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company and a Subsidiary Guarantor and is engaged in a Permitted Business or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company that is a Subsidiary Guarantor and that is engaged in Permitted Business; (d) any Investment made as a result of the receipt of assets not constituting Cash Equivalents from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales;" (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (f) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (f) that are at the time outstanding, not to exceed $10.0 million; (g) Investments in securities of customers received in settlement of obligations or pursuant to a plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (h) Investments existing on the date of the Indenture; (i) loans and advances to officers, directors, members and employees for business-related travel expenses, moving expenses and other similar expenses, in each case, incurred in the ordinary course of business and consistent with past practices not to exceed $1.0 million in the aggregate at any time; (j) any Hedging Obligation; (k) Investments consisting of intercompany loans from the Company and its Restricted Subsidiaries to Restricted Subsidiaries, including Restricted Subsidiaries that are not Subsidiary Guarantors; (l) Investments consisting of capital contributions from the Company or any Restricted Subsidiaries to Restricted Subsidiaries that are not Subsidiary Guarantors in an aggregate amount at any one time outstanding not to exceed $10.0 million; and (m) Investments in joint ventures formed in the ordinary course of business for the purpose of bidding and completing specific projects within a Permitted Business in an aggregate amount at any one time outstanding not to exceed $5.0 million.

  "Permitted Junior Securities" means Equity Interests in the Company or any Subsidiary Guarantor or debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt pursuant to the Indenture; provided that no such Equity Interests or debt securities may be issued if the rights of the holders of the Senior Debt are impaired by any such issuance in connection with a reorganization, including, without limitation, by reason of such rights being impaired within the meaning of
Section 1124 of Title 11 of the United States Code.

  "Permitted Liens" means (i) Liens on assets of the Company securing Senior Debt of the Company and Liens on assets of Subsidiary Guarantors securing Senior Debt, provided, in each case, that such Indebtedness was permitted by the terms of the Indenture to be incurred; (ii) Liens in favor of the Company or a Subsidiary Guarantor; (iii) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, bid bonds, payment bonds, performance and lien bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (v) or (ix) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" covering, in the case of such clause (v), only the assets acquired with such Indebtedness; (vii) Liens existing on the date of the Indenture; (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (ix) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries; (x) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $7.5 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary; (xi) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens (including statutory maritime Liens) imposed by law incurred in the ordinary course of business; (xii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or similar obligations, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (xiii) judgment or attachment Liens not giving rise to an Event of Default; (xiv) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary course of the business of the Company or any of its Restricted Subsidiaries; (xv) any interest or title of a lessor under any lease, whether or not characterized as capital or operating; provided that such Liens do not extend to any property or assets which is not leased property subject to such lease; (xvi) Liens securing Hedging Obligations which Hedging Obligations relate to Indebtedness that is otherwise permitted under the Indenture; (xvii) Liens securing reimbursement obligations with respect to letters of credit and products and proceeds thereof; (xviii) Liens securing Permitted Refinancing Indebtedness which is incurred to refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; (xix) Liens in favor of the Company or any of its Restricted Subsidiaries securing Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor; (xx) Liens with respect to current wages of the master and crew and for wages of a stevedore when employed directly by the Company or any Subsidiary of the Company, or by the charterer, operator, master or agent of any of the vessels owned or operated by the Company or any Subsidiary of the Company; and (xxi) Liens for salvage (including contract salvage).

  "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses, premiums, penalties, fees and interest incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

  "Public Equity Offering" means a public offering pursuant to an effective registration statement under the Securities Act of Equity Interests (other than Disqualified Stock) of the Company.

  "Qualified Proceeds" means any of the following or any combination of the following: (i) cash, (ii) Cash Equivalents, (iii) assets that are used or useful in a Permitted Business and (iv) the Capital Stock of any Person engaged in a Permitted Business if, in connection with the receipt by the Company or any Restricted Subsidiary of the Company of such Capital Stock, (a) such Person becomes a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Restricted Subsidiary of the Company.

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

  "Senior Debt" means (i) all Obligations of the Company or a Subsidiary Guarantor outstanding under the New Credit Facility, including any Guarantee thereof and all Hedging Obligations with respect thereto and all interest and fees accrued with respect thereto following the commencement of a proceeding under bankruptcy law, whether or not considered an allowed claim in such proceeding, (ii) all Permitted Bonding Obligations from time to time outstanding, (iii) any other Indebtedness of the Company or a Subsidiary Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes and (iv) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (v) any liability for federal, state, local or other taxes owed or owing, (w) any Indebtedness of the Company or any Subsidiary Guarantor to any Subsidiary of the Company or any other Affiliates of the Company, (x) any trade payables,
(y) any Indebtedness which is expressly subordinated to any other Indebtedness of the Company or any of its Subsidiaries, or (z) any Indebtedness that is incurred in violation of the Indenture.

  "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

  "Stated Maturity" means, with respect to any installment of interest or principal (including any sinking fund payment) on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

  "Stockholders' Agreement" means the Securities Purchase and Holders Agreement among the stockholders of the Company, as in effect on the date of the Indenture.

  "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

  "Subsidiary Guarantors" means each of (i) the wholly owned domestic Restricted Subsidiaries of the Company on the date of the Indenture and (ii) any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

  "Sureties" means Reliance Insurance Company, United Pacific Insurance Company, Reliance National Insurance Company and Reliance Surety Company, together with any of their respective affiliates.

  "Unrestricted Subsidiary" means (i) any Subsidiary of the Company or any successor to any of them) that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a board resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Certain Covenants-- Incurrence of Indebtedness and Issuance of Disqualified Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation.

  "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

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

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

  "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discussion summarizes the material United States federal income tax consequences of the Exchange Offer to a holder of Existing Notes who is an individual citizen or resident of the United States or a United States corporation that purchased the Existing Notes pursuant to their original issue (a "U.S. Holder"). It is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed Treasury regulations, and judicial and administrative determinations, all of which are subject to change at any time, possibly on a retroactive basis. The following relates only to the Existing Notes, and the Exchange Notes received therefor, that are held as "capital assets" within the meaning of Section 1221 of the Code by U.S. Holders. It does not discuss state, local, or foreign tax consequences, nor does it discuss tax consequences to subsequent purchasers (persons who did not purchase the Existing Notes pursuant to their original issue), or to categories of holders that are subject to special rules, such as foreign persons, tax-exempt organizations, insurance companies, banks and dealers in stocks and securities. Tax consequences may vary depending on the particular status of an investor. No rulings will be sought from the Internal Revenue Service with respect to the federal income tax consequences of the Exchange Offer.

  THIS SECTION DOES NOT PURPORT TO DEAL WITH ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO AN INVESTOR'S DECISION TO EXCHANGE EXISTING NOTES FOR EXCHANGE NOTES. EACH INVESTOR SHOULD CONSULT WITH ITS OWN TAX ADVISOR CONCERNING THE APPLICATION OF THE FEDERAL INCOME TAX LAWS AND OTHER TAX LAWS TO ITS PARTICULAR SITUATION BEFORE DETERMINING WHETHER TO EXCHANGE EXISTING NOTES FOR EXCHANGE NOTES.

THE EXCHANGE OFFER

  The exchange of Existing Notes pursuant to the Exchange Offer should be treated as a continuation of the corresponding Existing Notes, because the terms of the Exchange Notes are not materially different from the terms of the Existing Notes. Accordingly, such exchange should not constitute a taxable event to U.S. Holders and, therefore, (i) no gain or loss should be realized by U.S. Holders upon receipt of an Exchange Note, (ii) the holding period of an Exchange Note should include the holding period of the Existing Note exchanged therefor and (iii) the adjusted tax basis of an Exchange Note should be the same as the adjusted tax basis of the Existing Note exchanged therefor immediately before the exchange.

STATED INTEREST

  Stated interest on a Note will be taxable to a U.S. Holder as ordinary interest income at the time that such interest accrues or is received, in accordance with the U.S. Holder's regular method of accounting for federal income tax purposes. The Notes are not considered to have been issued with original issue discount for federal income tax purposes.

SALE, EXCHANGE OR RETIREMENT OF THE NOTES

  A U.S. Holder's tax basis in a Note generally will be its cost. A U.S. Holder generally will recognize gain or loss on the sale, exchange or retirement of a Note in an amount equal to the difference between the amount realized on the sale, exchange or retirement and the tax basis of the Note. Gain or loss recognized on the sale, exchange or retirement of a Note (excluding amounts received in respect of accrued interest, which will be taxable as ordinary interest income) generally will be capital gain or loss and will be long-term capital gain or loss, if the Note was held for more than one year. Under recently enacted legislation, net long-term capital gain recognized by non-corporate taxpayers is generally subject to a 20% maximum rate of tax.

BACKUP WITHHOLDING

  Under certain circumstances, a U.S. Holder of a Note may be subject to "backup withholding" at a 31% rate with respect to payments of interest thereon or the gross proceeds from the disposition thereof.

  This withholding generally applies if the U.S. Holder fails to furnish his or her social security number or other taxpayer identification number in the specified manner and in certain circumstances or fails to properly certify that he or she is not subject to backup withholding in general. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against such U.S. Holder's federal income tax liability. Corporations and certain other entities described in the Code and Treasury regulations are exempt from backup withholding if their exempt status is properly established.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Existing Notes where such Existing Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until 90 days after the date of this Prospectus, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  Certain legal matters with respect to the Exchange Notes offered hereby will be passed upon for the Company by Dechert Price & Rhoads, Philadelphia, Pennsylvania.

                                    EXPERTS

  The consolidated financial statements of the Company as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The financial statements of Amboy as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been audited by J.H. Cohn LLP, independent public accountants, as stated in their report included herein.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES                     Page
Condensed Consolidated Balance Sheet of Great Lakes Dredge & Dock
 Corporation and Subsidiaries as of September 30, 1998--unaudited........  F-2
Condensed Consolidated Statements of Operations for Great Lakes Dredge &
 Dock Corporation and Subsidiaries for the nine months ended September
 30, 1998 and 1997--unaudited............................................  F-3
Condensed Consolidated Statements of Cash Flows for Great Lakes Dredge &
 Dock Corporation and Subsidiaries for the nine months ended September
 30, 1998 and 1997--unaudited............................................  F-5
Notes to Condensed Consolidated Financial Statements of Great Lakes
 Dredge & Dock Corporation and Subsidiaries as of September 30, 1998--
 unaudited...............................................................  F-6
Independent Auditors' Report.............................................  F-16
Consolidated Balance Sheets of Great Lakes Dredge & Dock Corporation and
 Subsidiaries as of December 31, 1997 and 1996...........................  F-17
Consolidated Statements of Income and Retained Earnings of Great Lakes
 Dredge & Dock Corporation and Subsidiaries for the years ended December
 31, 1997, 1996 and 1995.................................................  F-18
Consolidated Statements of Cash Flows of Great Lakes Dredge & Dock
 Corporation and Subsidiaries for the years ended December 31, 1997, 1996 and 1995................................................................  F-19
Notes to Consolidated Financial Statements of Great Lakes Dredge & Dock
 Corporation and Subsidiaries for the years ended December 31, 1997, 1996 and 1995................................................................  F-20


AMBOY AGGREGATES JOINT VENTURE
Report of Independent Public Accountants.................................  F-37
Balance Sheets of Amboy Aggregates (A Joint Venture) as of December 31,
 1997 and 1996...........................................................  F-38
Statements of Income and Partners' Capital of Amboy Aggregates (A Joint
 Venture) for the years ended December 31, 1997, 1996 and 1995...........  F-39
Statements of Cash Flows for Amboy Aggregates (A Joint Venture) for the
 years ended December 31, 1997, 1996 and 1995............................  F-40
Notes to Financial Statement for Amboy Aggregates (A Joint Venture)......  F-41

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
              (IN THOUSANDS, EXCEPT SHARE AND PER SHARES AMOUNTS)

                                                                  SEPTEMBER 30,
                                                                      1998
                                                                  -------------
                                    ASSETS
Current assets:
Cash and equivalents.............................................   $    528
Accounts receivable, net.........................................     27,939
Contract revenues in excess of billings..........................     11,862
Inventories......................................................     11,416
Asset held for sale..............................................      5,657
Prepaid and other current assets.................................     12,708
                                                                    --------
  Total current assets...........................................     70,110
Property and equipment, net......................................    148,800
Inventories......................................................      6,831
Investments in joint ventures....................................      9,017
Other assets.....................................................      5,695
                                                                    --------
  Total assets...................................................   $240,453
                                                                    ========
                     LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable.................................................   $ 24,296
Accrued expenses and other.......................................     17,328
Billings in excess of contract revenues..........................      4,047
Current maturities of long-term debt.............................      1,450
                                                                    --------
  Total current liabilities......................................     47,121
Long-term debt...................................................    182,650
Deferred income taxes............................................     46,511
Foreign income taxes.............................................      6,282
Other............................................................      4,989
                                                                    --------
  Total liabilities..............................................    287,553
Minority interests...............................................      3,664
Commitments and contingencies (Note 13)..........................        --
Stockholders' equity (deficit):
 Preferred stock, $.01 par value; 250,000 shares authorized:
  45,000 issued and outstanding. ................................          1
 Common stock, $.01 par value; 50,000,000 shares authorized:
  5,000,000 issued and outstanding. .............................         50
 Additional paid-in capital......................................     50,457
 Retained deficit................................................   (101,272)
                                                                    --------
  Total stockholders' deficit....................................    (50,764)
                                                                    --------
  Total liabilities and stockholders' deficit....................   $240,453
                                                                    ========

      See notes to unaudited condensed consolidated financial statements.

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,
                                                            ------------------
                                                              1998      1997
                                                            --------  --------
Contract revenues.......................................... $200,244  $179,876
Costs of contract revenues.................................  167,364   162,168
                                                            --------  --------
  Gross profit.............................................   32,880    17,708
General and administrative expenses........................   15,175    13,524
Equity incentive plan and other compensation expenses......    8,169       --
Recapitalization related expenses..........................    9,521       --
                                                            --------  --------
  Operating income.........................................       15     4,184
Interest expense, net......................................   (4,798)   (4,529)
Equity in earnings of joint ventures.......................      421     1,773
                                                            --------  --------
  Income (loss) before income taxes, minority interests and
   extraordinary item......................................   (4,362)    1,428
Income tax benefit (expense)...............................      449       (53)
Minority interests.........................................   (1,870)   (1,299)
                                                            --------  --------
Income (loss) before extraordinary item....................   (5,783)       76
Extraordinary item (net of income tax benefit of $543).....     (925)      --
                                                            --------  --------
  Net income (loss)........................................ $ (6,708) $     76
                                                            ========  ========


      See notes to unaudited condensed consolidated financial statements.

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
      CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY (DEFICIT)
                                  (UNAUDITED)
                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                           NUMBER OF SHARES
                          --------------------
                                                                    ADDITIONAL RETAINED
                                                COMMON   PREFERRED   PAID-IN   EARNINGS
                           COMMON    PREFERRED  STOCK      STOCK     CAPITAL   (DEFICIT)    TOTAL
                          ---------  --------- --------  ---------  ---------- ---------  ---------
Balance at December 31,
 1997...................        100      --    $ 60,000       --         --    $  18,156  $  78,156
Exercise of stock op-
 tions..................          8      --       4,516       --         --          --       4,516
Tax benefit on tax com-
 pensation expense re-
 lated to stock options
 exercised..............        --       --         944       --         --          --         944
Assignment of settlement
 advance receivable.....        --       --         --        --         --      (11,000)   (11,000)
Common stock purchased..  3,552,190      --       8,704       --         --          --       8,704
Issuance of preferred
 stock..................        --    34,420        --     34,420        --          --      34,420
Conversion of common
 shares to preferred
 shares.................       (7.0)  10,580     (8,656)   10,580        --       (1,924)       --
Redemption of common
 shares.................       (100)     --     (60,000)      --         --      (99,796)  (159,796)
Record shares at par
 value..................  1,447,809      --      (5,458)  (44,999)    50,457         --         --
Net loss................        --       --         --        --         --       (6,708)    (6,708)
                          ---------   ------   --------  --------    -------   ---------  ---------
Balance at September 30,
 1998...................  5,000,000   45,000   $     50  $      1    $50,457   $(101,272) $ (50,764)
                          =========   ======   ========  ========    =======   =========  =========


      See notes to unaudited condensed consolidated financial statements.

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                          NINE MONTHS ENDED
                                                            SEPTEMBER 30,
                                                          -------------------
                                                            1998       1997
                                                          ---------  --------
OPERATING ACTIVITIES
Net income (loss)........................................ $  (6,708) $     76
Adjustments to reconcile net income (loss) to net cash
 flows from operating activities:
  Depreciation...........................................    10,980    10,361
  Earnings of joint ventures.............................      (421)   (1,773)
  Minority interests.....................................     1,870     1,299
  Deferred income taxes..................................    (1,175)   (2,332)
  Foreign income taxes...................................     1,204     4,498
  Gain on dispositions of property and equipment.........       --     (3,279)
  Compensation expense related to exercise of options....     5,152       --
  Extraordinary item.....................................       925       --
  Other, net.............................................        45       129
  Changes in assets and liabilities:
    Accounts receivable..................................    12,360   (29,626)
    Contract revenues in excess of billings..............     3,646       411
    Inventories..........................................    (2,726)      319
    Prepaid expenses and other current assets............     1,529    (2,162)
    Accounts payable and accrued expenses ...............    (4,796)   16,320
    Billings in excess of contract revenues..............     1,073     7,540
                                                          ---------  --------
  Net cash flows from operating activities...............    22,958     1,781
INVESTING ACTIVITIES
Purchases of property and equipment......................   (26,365)   (7,882)
Dispositions of property and equipment...................       --      5,218
Investments in and distributions from joint ventures,
 net.....................................................    (1,027)     (908)
Distribution to minority interests.......................       --       (700)
Deposit..................................................       --      2,500
                                                          ---------  --------
  Net cash flows from investing activities...............   (27,392)   (1,772)
FINANCING ACTIVITIES
Proceeds from long-term debt.............................   126,500    31,500
Repayments of long-term debt.............................  (115,000)  (20,636)
Proceeds from 11 1/4% subordinated debt..................   115,000       --
Exercise of options......................................     4,516       --
Common stock purchased...................................     3,552       --
Issuance of preferred stock..............................    34,420       --
Financing fees...........................................    (5,947)   (1,740)
Redemption of shares.....................................  (159,796)      --
Settlement advance.......................................       --    (11,000)
                                                          ---------  --------
  Net cash flows from financing activities...............     3,245    (1,876)
                                                          ---------  --------
Net decrease in cash and equivalents.....................    (1,189)   (1,867)
Cash and equivalents at beginning of period..............     1,717     1,887
                                                          ---------  --------
Cash and equivalents at end of period.................... $     528  $     20
                                                          =========  ========
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest................................... $   2,877  $  4,593
                                                          =========  ========
Cash paid for taxes...................................... $   3,264  $    253
                                                          =========  ========

      See notes to unaudited condensed consolidated financial statements.

          GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES

           NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                            SEPTEMBER 30, 1998

                               (UNAUDITED)

            (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

1. BASIS OF PRESENTATION

  The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, these financial statements do not include all the information in the notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the unaudited condensed consolidated financial statements include all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the financial position, results of operations and cash flows. The unaudited condensed consolidated financial statements and notes herein should be read in conjunction with the audited consolidated financial statements of the Company and the notes thereto.

2. RECAPITALIZATION OF GREAT LAKES DREDGE & DOCK CORPORATION

  Great Lakes Dredge & Dock Corporation (the Company) effected a recapitalization of the Company on August 19, 1998 whereby (i) management exercised vested options representing 7% of the Company's then outstanding common stock, (ii) newly issued common stock and preferred stock was sold to Vectura Holding Company, LLC (Vectura) and certain members of management,
(iii) the common stock formerly held by Blackstone Dredging Partners L.P. and Blackstone Family Investment Partnership I L.P. (Blackstone) was redeemed, and
(iv) a portion of the common stock held by management was purchased directly by Vectura. The redemption of the common stock formerly held by Blackstone was financed using a portion of the proceeds from $115,000 of senior subordinated debt, a $110,000 new bank credit facility and the issuance of preferred stock for $34,420 and common stock for $3,552 received by Vectura and certain members of management. As a result of the recapitalization, certain members of the Company management own approximately 16% of the outstanding common stock and Vectura owns approximately 84%. Expenses related to the recapitalization, which were charged to operations during the period, totaled $9,521 and are not expected to be recurring expenses.

3. EXTRAORDINARY ITEM

  In August 1998, in conjunction with the recapitalization, the Company entered into a new credit agreement. As a result, deferred financing fees associated with the Company's prior credit agreement of $1,468 ($925 net of income tax benefit) were written off as an extraordinary item.

4. ALLOCATION OF EQUIPMENT COST

  The Company can have significant fluctuations in equipment utilization throughout the year. Accordingly, for interim reporting, the Company defers or accrues fixed equipment costs and amortizes the expenses in proportion to revenues recognized over the year to better match revenues and expenses.

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(UNAUDITED)--(CONTINUED)


5. ACCOUNTS RECEIVABLE

  Accounts receivable at September 30, 1998 are as follows:

Completed contracts.................................................... $ 8,354
Contracts in progress..................................................  16,517
Retainage..............................................................   3,550
                                                                        -------
                                                                         28,421
Allowance for doubtful accounts........................................    (482)
                                                                        -------
                                                                        $27,939
                                                                        =======

6. CONTRACTS IN PROGRESS

  The components of contracts in progress at September 30, 1998 is are follows:

Costs and earnings in excess of billings:
  Accumulated costs and earnings for contracts in progress........... $ 129,289
  Amounts billed.....................................................  (119,264)
                                                                      ---------
Costs and earnings in excess of billings for contracts in progress...    10,025
Costs and earnings in excess of billings for completed contracts.....     1,837
                                                                      ---------
                                                                        $11,862
                                                                      =========
Billings in excess of costs and earnings:
  Amounts billed.....................................................  $(37,413)
  Accumulated costs and earnings for contracts in progress...........    33,366
                                                                      ---------
                                                                      $  (4,047)
                                                                      =========

            GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(UNAUDITED)--(CONTINUED)


7. INVESTMENTS IN JOINT VENTURES

  The Company has a 50% ownership interest in Amboy Aggregates Joint Venture, whose primary business is the dredge mining and sale of fine aggregate, and a 14% ownership interest in a venture whose sole business is the performance of a dredging contract in Argentina and Uruguay (Riovia S.A. Venture). Financial information for the Riovia Venture is provided as of August 31, 1998 and for the eight months ended August 31, 1998 and 1997, the most recently available information for preparation of the Company's respective September financial statements. Summarized information for the joint ventures is as follows:

                                                          AMBOY        RIOVIA
                                                       AGGREGATES     VENTURE
                                                      ------------- ------------
                                                      SEPTEMBER 30,  AUGUST 31,
                                                          1998          1998
                                                      ------------- ------------
Current assets.......................................   $  8,323      $ 35,724
Non-current assets...................................     15,259           737
                                                        --------      --------
  Total assets.......................................   $ 23,582      $ 36,461
                                                        --------      --------
Current liabilities..................................      2,689         8,828
Non-current liabilities..............................      9,636        17,302
                                                        --------      --------
  Equity.............................................   $ 11,257      $ 10,331
                                                        ========      ========
                                                       NINE MONTHS  EIGHT MONTHS
                                                          ENDED        ENDED
                                                      ------------- ------------
                                                      SEPTEMBER 30,  AUGUST 31,
                                                          1998          1998
                                                      ------------- ------------
Revenues.............................................   $ 12,816      $ 26,415
Costs and expenses...................................    (12,527)      (24,328)
                                                        --------      --------
  Net income.........................................   $    289      $  2,087
                                                        --------      --------
                                                      SEPTEMBER 30,  AUGUST 31,
                                                          1997          1997
                                                      ------------- ------------
Revenues.............................................   $ 17,116      $    --
Costs and expenses...................................    (13,444)          --
                                                        --------      --------
  Net income.........................................   $  3,672      $    --
                                                        ========      ========

8. LONG-TERM DEBT

Long-term debt as of September 30, 1998 is as follows:
  Bank Debt:
    Term loan......................................................... $ 55,000
    Revolving loan....................................................   13,500
  11 1/4% subordinated debt...........................................  115,000
  Other secured debt..................................................      600
                                                                       --------
                                                                        184,100
Current maturities of long-term debt..................................   (1,450)
                                                                       --------
                                                                       $182,650
                                                                       ========

  In August 1998, the Company entered into a new bank credit agreement (Credit Agreement). The Credit Agreement, expiring in 2004, consists of a $55,000 term loan and a $55,000 aggregate revolving credit facility which may be used for borrowings or for letters of credit. At September 30, 1998, availability under the aggregate revolving credit facility was $29,171. The terms of the Credit Agreement provide for interest rate

            GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(UNAUDITED)--(CONTINUED)

spreads based on the Company's debt level compared to earnings, as defined, and allow for various interest rate options for loan amounts and periods that are selected at the discretion of the Company. At September 30, 1998, the average borrowing rate was 8.7%, including amortization of financing fees. The Company also pays an annual commitment fee of up to 0.5% on the average daily unused capacity available under the revolving credit facility.

  The Credit Agreement contains provisions that require the Company to maintain a minimum net worth and certain other financial ratios, limit payment of dividends and restrict certain other transactions. Borrowings under the Credit Agreement are secured by first lien mortgages on certain operating equipment of the Company with a net book value of approximately $34,760 at September 30, 1998 and are guaranteed by certain subsidiaries of the Company.

  Beginning September 30, 1999, quarterly principal payments of the term loan are required as specified in the Credit Agreement. Annual prepayments of principal may be required to the extent the Company has excess cash, as defined, and voluntary prepayments are allowed. All prepayments modify the requirements for scheduled principal payments. Scheduled long-term debt maturities for the five years ending December 31 are as follows:

     1998................................................................ $  200
     1999................................................................  2,700
     2000................................................................  6,700
     2001................................................................  9,000
     2002................................................................ 11,000

  On August 19, 1998, the Company issued $115,000 of senior subordinated notes (Notes) which will mature on August 15, 2008. Interest on the Notes accrues at a rate of 11 1/4% per annum and is payable semi-annually beginning on February 15, 1999. The Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior debt, including borrowings under the Credit Agreement. The Company's obligation under the Notes are guaranteed on a senior subordinated basis by the Company's wholly owned domestic subsidiaries.

9. INCOME TAXES

  The Company's effective tax rate on earnings (losses) for the nine month periods ended September 30, 1998 and 1997 are reconciled to the statutory U.S. federal income tax rate as follows:

                                                                  1998    1997
                                                                  -----   -----
   Statutory U.S. federal income tax rate........................ (34.0)%  34.0%
   State income tax, net of federal income tax benefit...........   6.8     0.4
   Partnership gain allocated to minority interests.............. (13.1)  (26.2)
   Nondeductible recapitalization expenses.......................  27.1     --
   Other.........................................................   2.9    (4.5)
                                                                  -----   -----
   Effective tax rate............................................ (10.3)%   3.7%
                                                                  =====   =====

10. CAPITAL STOCK

  As part of the recapitalization, the Company authorized and issued 250,000 and 45,000 shares, respectively, of preferred stock. The preferred stock pays dividends, if declared, at the rate of 12% per annum and is cumulative. Additionally, the Company authorized and issued 25,000,000 and 1,636,100 shares, respectively, of class A voting common stock, and 25,000,000 and 3,363,900 shares, respectively, of class B nonvoting common stock, with a par value of $.01 per share. Previously, authorized and issued common stock had no par value.

            GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(UNAUDITED)--(CONTINUED)


  A portion of the common stock held by management prior to the recapitalization was converted to preferred stock.

11. STOCK PLAN

  In August 1998, all outstanding options granted under the Equity Incentive Plan were exercised at an exercise price of $600,000 per share, which represented 7.5 shares of common stock or 7% of common stock outstanding after the exercise. Subsequently, 5.2 of these shares (or 4.8% of common stock outstanding) were sold to Vectura in conjunction with the recapitalization, resulting in non-cash compensation expense of $5,152. The Equity Incentive Plan was terminated as of the date of recapitalization.

12. OTHER TRANSACTIONS

  In September 1998, the Company approved and paid discretionary bonuses of $3,017 to certain members of management.

13. COMMITMENTS AND CONTINGENCIES

  At September 30, 1998, the Company is contingently liable, in the normal course of business, for $1,237 in additional letters of credit related to contract performance guarantees.

  The Company has contracted to build a backhoe dredge for approximately $18,000 for delivery in early 1999. At September 30, 1998, the Company had $5,657 of related backhoe construction expenses recorded as an asset held for sale. In October of 1998, the Company sold the construction in progress and entered into a long-term operating lease to complete the backhoe dredge construction and to operate the dredge upon completion.

  In 1992, an underwater utility tunnel failed adjacent to a construction site completed by Great Lakes Dredge & Dock Company (GLDD), a wholly owned subsidiary of GLD Corporation. The failure resulted in a flooding of the tunnel and building basements serviced by the tunnel. Numerous suits were filed against GLDD for claims of flood damage to building basements and losses due to business interruption. During 1997, all outstanding claims were settled related to the flood litigation. Settlement payments totaling $11,000 were advanced by the Company. As part of the recapitalization, the right to receive the $11,000 settlement advance was retained by Blackstone.

  In the normal course of business, the Company is a defendant in various other legal proceedings. Resolutions of these claims is not expected to have a material impact on the financial position or operations of the Company.

  As is customary with negotiated contracts with the federal government, the government has the right to audit the books and records of the Company to ensure compliance with such contracts and applicable federal laws. The government has the ability to seed a price adjustment based on the results of such audit. Any such audits are not expected to have a material impact on the financial position or operations of the Company.

14. RELATED PARTY TRANSACTIONS

  In August 1998 the Company made recourse loans totaling $4,516 to certain members of management in connection with the exercise of their options. The loans were immediately repaid to the Company from proceeds received upon the sale of a portion of the common stock owned by management to Vectura. See Note 2.

15. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

  The payment obligations of the Company under the senior subordinated notes are guaranteed by certain of the Company's wholly owned domestic subsidiaries (the Subsidiary Guarantors). Such guarantees are full, unconditional and joint and several. Separate financial statements of the Subsidiary Guarantors are not presented because the Company's management has determined that they would not be material to investors. The following supplemental financial information sets forth, on a combined basis, the balance sheet, statements of operations and statements of cash flows for the Subsidiary Guarantors, the Company's non-guarantor subsidiaries and for the Company (GLD Corporation).

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(UNAUDITED)--(CONTINUED)

CONDENSED CONSOLIDATING BALANCE SHEET AT SEPTEMBER 30, 1998

                                     GUARANTOR         OTHER         GLD                  CONSOLIDATED
                                   SUBSIDIARIES     SUBSIDIARIES CORPORATION ELIMINATIONS    TOTALS
ASSETS                          -------------------------------- ----------- ------------ ------------
Current assets:
  Cash and equivalents........    $             300   $   228     $    --     $     --      $    528
  Accounts receivable, net....               24,874     3,065          --           --        27,939
  Receivables from affiliates.                6,840    12,152       57,914      (76,906)         --
  Current portion of net
   investment in direct
   financing leases...........                3,153     4,596          --        (7,749)         --
  Contract revenues in excess
   of billings................               11,042       820          --           --        11,862
  Inventories.................                8,560     2,856          --           --        11,416
  Settlement advance..........                  --        --           --           --           --
  Assets held for sale........                5,657       --           --           --         5,657
  Prepaid and other current
   assets.....................               10,904       792        1,012          --        12,708
                                  -----------------   -------     --------    ---------     --------
    Total current assets......               71,330    24,509       58,926      (84,655)      70,110
Property and equipment, net...              131,973    16,827          --                    148,800
Net investment in direct
 financing leases.............                6,602    10,087          --       (16,689)         --
Investments in subsidiaries...              144,452       --        67,156     (211,608)         --
Note receivable from
 affiliate....................               31,177     1,377          --       (32,554)         --
Inventories...................                6,831       --           --           --         6,831
Investments in joint ventures.                9,017       --           --           --         9,017
Other assets..................                  467       --         5,228          --         5,695
                                  -----------------   -------     --------    ---------     --------
                                  $         401,849   $52,800     $131,310    $(345,506)    $240,453
                                  =================   =======     ========    =========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable............    $          20,834   $ 3,078     $    384    $     --      $ 24,296
  Payables to affiliates......               75,112     1,615          179      (76,906)         --
  Accrued expenses and other..               13,008     1,954        2,366          --        17,328
  Current portion of
   obligations under capital
   leases.....................                  --      7,749          --        (7,749)         --
  Billings in excess of
   contract revenues..........                4,047       --           --           --         4,047
  Current maturities of long-
   term debt..................                  200       --         1,250          --         1,450
                                  -----------------   -------     --------    ---------     --------
    Total current liabilities.              113,201    14,396        4,179      (84,655)      47,121
Long-term debt................                  400       --       182,250                   182,650
Obligations under capital
 leases.......................                  --     16,689          --       (16,689)         --
Note payable to affiliate.....               32,554       --           --       (32,554)         --
Deferred income taxes.........               43,513     2,998          --           --        46,511
Foreign income taxes..........                6,282       --           --           --         6,282
Other.........................                4,934        55          --           --         4,989
                                  -----------------   -------     --------    ---------     --------
    Total liabilities.........              200,884    34,138      186,429     (133,898)     287,553
Minority interests............                3,787       --           --          (123)       3,664
Stockholders' equity
 (deficit)....................              197,178    18,662      (55,119)    (211,485)     (50,764)
                                  -----------------   -------     --------    ---------     --------
                                  $         401,849   $52,800     $131,310    $(345,506)    $240,453
                                  =================   =======     ========    =========     ========

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(UNAUDITED)--(CONTINUED)

CONDENSED CONSOLIDATING STATEMENT OF INCOME FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

                           GUARANTOR      OTHER         GLD                  CONSOLIDATED
                          SUBSIDIARIES SUBSIDIARIES CORPORATION ELIMINATIONS    TOTALS
                          ------------ ------------ ----------- ------------ ------------
Contract revenues.......   $ 167,617     $ 33,011    $    --      $  (384)    $ 200,244
Costs of contract
 revenues...............    (145,950)     (21,798)        --          384      (167,364)
                           ---------     --------    --------     -------     ---------
    Gross profit........      21,667       11,213         --          --         32,880
General and
 administrative
 expenses...............     (12,110)      (3,065)        --          --       (15,175)
Equity incentive plan
 and other compensation
 expenses...............         --           --       (8,169)        --         (8,169)
Recapitalization related
 expenses...............      (5,922)         --       (3,599)        --         (9,521)
                           ---------     --------    --------     -------     ---------
    Operating income
     (loss).............       3,635        8,148     (11,768)        --             15
Other income (expense):
  Interest, net.........      (2,448)        (133)     (2,217)        --         (4,798)
  Equity earnings in
   subsidiaries.........         --           --        4,353      (4,353)          --
  Equity in earnings of
   joint ventures.......         421          --          --          --            421
                           ---------     --------    --------     -------     ---------
    Income (loss) before
     income taxes,
     minority interests
     and extraordinary
     item...............       1,608        8,015      (9,632)     (4,353)       (4,362)
Income tax benefit
 (expense) .............      (1,780)        (695)      2,924         --            449
Minority interests......      (1,870)         --          --          --         (1,870)
                           ---------     --------    --------     -------     ---------
    Net income (loss)
     before
     extraordinary item.      (2,042)       7,320     (6,708)      (4,353)       (5,783)
Extraordinary item (net
 of income tax benefit
 of $543)...............        (925)         --          --          --           (925)
                           ---------     --------    --------     -------     ---------
    Net income (loss)...   $  (2,967)    $  7,320    $ (6,708)    $(4,353)    $  (6,708)
                           =========     ========    ========     =======     =========

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(UNAUDITED)--(CONTINUED)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

                           GUARANTOR      OTHER         GLD                  CONSOLIDATED
                          SUBSIDIARIES SUBSIDIARIES CORPORATION ELIMINATIONS    TOTALS
                          ------------ ------------ ----------- ------------ ------------
OPERATING ACTIVITIES
Net income (loss).......   $  (2,967)    $ 7,320     $  (6,708)   $(4,353)    $  (6,708)
Adjustments to reconcile
net income (loss) to net
 cash flows from
 operating activities:
 Depreciation...........       7,957       3,023           --          --        10,980
 Earnings of joint
  ventures and
  subsidiaries..........        (421)        --         (4,353)      4,353         (421)
 Minority interests.....       1,870         --            --          --         1,870
 Deferred income taxes..      (1,150)        (25)          --          --        (1,175)
 Foreign income taxes...       1,204         --            --          --         1,204
 Compensation expense
  related to exercise of
  options...............         --          --          5,152         --         5,152
 Extraordinary item.....         --          --            925         --           925
 Other, net.............         (10)        --             55         --            45
 Changes in assets and
  liabilities:
  Accounts receivable...      16,140      (3,780)          --          --        12,360
  Contact revenues in
   excess of billings...       3,581          65           --          --         3,646
  Inventories...........      (2,726)        --            --          --        (2,726)
  Prepaid expenses and
   other current assets.       3,169      (1,292)         (348)        --         1,529
  Accounts payable and
   accrued expenses.....      (6,984)       (579)        2,767         --        (4,796)
  Billings in excess of
   contract revenues....       1,073         --            --          --         1,073
                           ---------     -------     ---------    --------    ---------
 Net cash flows from
  operating activities..      20,736       4,732        (2,510)        --        22,958
INVESTING ACTIVITIES
Purchases of property
 and equipment..........     (23,089)     (3,276)          --          --       (26,365)
Dispositions of property
 and equipment..........         --          --            --          --           --
Investments in and
 distributions from
 joint ventures, net....      (1,027)        --            --          --        (1,027)
Principal payments
 received (paid) on
 direct financing
 leases.................      (3,035)      3,035           --          --           --
Payments on notes
 receivable from (to)
 affiliate..............        (517)        517           --          --           --
                           ---------     -------     ---------    --------    ---------
  Net cash flows from
   investing activities.     (27,668)        276           --          --       (27,392)
FINANCING ACTIVITIES
Proceeds from long-term
 debt...................      51,000         --         75,500         --       126,500
Repayments of long-term
 debt...................    (108,000)        --         (7,000)        --      (115,000)
Proceeds from 11 1/4%
 subordinated debt......         --          --        115,000         --       115,000
Exercise of options.....         --          --          4,516         --         4,516
Common stock purchased..         --          --          3,552         --         3,552
Issuance of preferred
 stock..................         --          --         34,420         --        34,420
Financing fees..........         --          --         (5,947)        --        (5,947)
Redemption of shares....         --          --       (159,796)        --      (159,796)
Principal receipts
 (payments) on capital
 leases.................       5,212      (5,212)          --          --           --
Net change in accounts
 with affiliates........      57,735         --        (57,735)        --           --
                           ---------     -------     ---------    --------    ---------
  Net cash flows from
   financing activities.       5,947      (5,212)        2,510         --         3,245
                           ---------     -------     ---------    --------    ---------
Net decrease in cash and
 equivalents............        (985)       (204)          --          --        (1,189)
Cash and equivalents at
 beginning of period....       1,285         432                                  1,717
                           ---------     -------     ---------    --------    ---------
Cash and equivalents at
 end of period..........   $     300     $   228     $     --     $    --     $     528
                           =========     =======     =========    ========    =========

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(UNAUDITED)--(CONTINUED)

CONDENSED CONSOLIDATING STATEMENT OF INCOME FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                          GUARANTOR      OTHER         GLD                  CONSOLIDATED
                         SUBSIDIARIES SUBSIDIARIES CORPORATION ELIMINATIONS    TOTALS
                         ------------ ------------ ----------- ------------ ------------
Contract revenues.......  $ 140,856     $ 45,519      $--        $(6,499)    $ 179,876
Costs of contract
 revenues...............   (134,095)     (34,572)      --          6,499      (162,168)
                          ---------     --------      ----       -------     ---------
    Gross profit........      6,761       10,947       --            --         17,708
General and
 administrative
 expenses...............    (10,353)      (3,171)      --            --        (13,524)
                          ---------     --------      ----       -------     ---------
    Operating income
     (loss).............     (3,592)       7,776       --            --          4,184
Other income (expense):
  Interest, net.........     (4,767)         238       --            --         (4,529)
  Equity earnings in
   subsidiaries.........        --           --         76           (76)          --
  Equity in earnings of
   joint ventures.......      1,773          --        --            --          1,773
                          ---------     --------      ----       -------     ---------
    Income (loss) before
     income taxes and
     minority interests.     (6,586)       8,014        76           (76)        1,428
Income tax benefit
 (expense) .............        670         (723)      --            --            (53)
Minority interests......     (1,299)         --        --            --         (1,299)
                          ---------     --------      ----       -------     ---------
    Net income (loss) ..     (7,215)       7,291        76           (76)           76
                          =========     ========      ====       =======     =========

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(UNAUDITED)--(CONCLUDED)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                           GUARANTOR      OTHER         GLD                  CONSOLIDATED
                          SUBSIDIARIES SUBSIDIARIES CORPORATION ELIMINATIONS    TOTALS
                          ------------ ------------ ----------- ------------ ------------
OPERATING ACTIVITIES
Net income (loss).......    $ (7,215)    $ 7,291       $ 76         $(76)      $     76
Adjustments to reconcile
net income (loss) to net
 cash flows from operat-
 ing activities:
 Depreciation...........       7,567       2,794        --           --          10,361
 Earnings of joint
  ventures and
  subsidiaries..........      (1,773)        --         (76)          76         (1,773)
 Minority interests.....       1,299         --         --           --           1,299
 Deferred income taxes..      (2,331)         (1)       --           --          (2,332)
 Gain on dispositions of
  property and
  equipment.............      (3,279)        --         --           --          (3,279)
 Foreign income taxes...       4,498         --         --           --           4,498
 Other, net.............         129         --         --           --             129
 Changes in assets and
  liabilities:
  Accounts receivable...     (20,618)     (9,008)       --           --         (29,626)
  Contract revenues in
   excess of billings...        (961)      1,372        --           --             411
  Inventories...........         319         --         --           --             319
  Prepaid expenses and
   other current assets.      (1,799)       (363)       --           --          (2,162)
  Accounts payable and
   accrued expenses.....      14,772       1,548        --           --          16,320
  Billing in excess of
   contract revenues....       7,540         --         --           --           7,540
                            --------     -------       ----         ----       --------
 Net cash flows from
  operating activities..      (1,852)      3,633        --           --           1,781
INVESTING ACTIVITIES:
Purchases of property
 and equipment..........      (6,569)     (1,313)       --           --          (7,882)
Dispositions of property
 and equipment..........       5,218         --         --           --           5,218
Investments in and
 distributions from
 joint ventures, net....        (908)        --         --           --            (908)
Distributions to
 minority interests.....         --         (700)       --           --            (700)
Deposit.................       2,500         --         --           --           2,500
Principal payments
 received (paid) on
 direct financing
 leases.................      (2,629)      2,629        --           --             --
Payments on notes
 receivable from (to)
 affiliate..............      (1,028)      1,028        --           --             --
                            --------     -------       ----         ----       --------
 Net cash flows from
  investing activities..      (3,416)      1,644        --           --          (1,772)
FINANCING ACTIVITIES
Proceeds from long-term
 debt...................      31,500         --         --           --          31,500
Repayments of long-term
 debt...................     (20,636)        --         --           --         (20,636)
Financing fees..........      (1,740)        --         --           --          (1,740)
Principal receipts
 (payments) on capital
 leases.................       4,610      (4,610)       --           --             --
Net changes in accounts
 with affiliates........         --          --         --           --             --
Settlement advance......     (11,000)        --         --           --         (11,000)
                            --------     -------       ----         ----       --------
 Net cash flows from
  financing activities..       2,734      (4,610)       --           --          (1,876)
                            --------     -------       ----         ----       --------
Net increase (decrease)
 in cash and
 equivalents............      (2,534)        667        --           --          (1,867)
Cash and equivalents at
 beginning of period....         570       1,317        --           --           1,887
                            --------     -------       ----         ----       --------
Cash and equivalents at
 end of period..........    $ (1,964)    $ 1,984       $--          $--        $     20
                            ========     =======       ====         ====       ========

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and
 Stockholders of Great Lakes Dredge
 & Dock Corporation:

  We have audited the accompanying consolidated balance sheets of Great Lakes Dredge & Dock Corporation and subsidiaries (the Company) as of December 31, 1997 and 1996, and the related consolidated statements of income and retained earnings, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Great Lakes Dredge & Dock Corporation and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Chicago, Illinois
January 30, 1998

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                1997     1996
                                                              -------- --------
ASSETS
Current assets:
  Cash and equivalents....................................... $  1,717 $  1,887
  Accounts receivable, net...................................   40,299   28,057
  Contract revenues in excess of billings....................   15,508   11,252
  Inventories................................................    9,195    9,910
  Settlement advance.........................................   11,000       --
  Prepaid expenses...........................................    5,118    2,875
  Deposit....................................................       --    2,500
  Net assets of discontinued operations......................       --    1,929
  Other current assets.......................................    8,319    8,383
                                                              -------- --------
    Total current assets.....................................   91,156   66,793
Property and equipment, net..................................  138,716  142,966
Inventories..................................................    6,326    6,875
Investments in joint ventures................................    7,569    4,807
Other assets.................................................    1,788      617
                                                              -------- --------
                                                              $245,555 $222,058
                                                              ======== ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................... $ 31,001 $ 20,104
  Accrued expenses...........................................   15,419   11,001
  Billings in excess of contract revenues....................    2,974      326
  Current maturities of long-term debt.......................      200   13,322
                                                              -------- --------
    Total current liabilities................................   49,594   44,753
Long-term debt...............................................   57,400   39,114
Deferred income taxes........................................   48,322   52,061
Foreign income taxes.........................................    5,078    2,382
Other........................................................    5,149    6,180
                                                              -------- --------
    Total liabilities........................................  165,543  144,490
Minority interests...........................................    1,856    3,214
Commitments and contingencies (Notes 10 and 15)
Stockholders' equity:
  Preferred stock--$.01 par value; authorized: 100; none
   issued....................................................       --       --
  Common stock--no par value; authorized: 200; issued and
   outstanding: 100..........................................   60,000   60,000
  Retained earnings..........................................   18,156   14,354
                                                              -------- --------
    Total stockholders' equity...............................   78,156   74,354
                                                              -------- --------
                                                              $245,555 $222,058
                                                              ======== ========

                See notes to consolidated financial statements.

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                    1997      1996      1995
                                                  --------  --------  --------
Contract revenues................................ $258,296  $235,871  $226,865
Costs of contract revenues....................... (228,383) (208,717) (217,077)
                                                  --------  --------  --------
  Gross profit...................................   29,913    27,154     9,788
General and administrative expenses..............  (18,922)  (16,391)  (15,870)
                                                  --------  --------  --------
  Operating income (loss)........................   10,991    10,763    (6,082)
Other income (expense):
  Interest income................................      316       138       380
  Interest expense...............................   (6,303)   (6,182)   (8,242)
  Equity in earnings of joint ventures...........    3,132     1,139     1,333
                                                  --------  --------  --------
    Income (loss) before income taxes, minority
     interests and discontinued operations.......    8,136     5,858   (12,611)
Income tax (expense) benefit.....................   (2,667)   (2,324)    4,160
Minority interests...............................   (1,667)     (419)   (1,204)
                                                  --------  --------  --------
  Income (loss) from continuing operations.......    3,802     3,115    (9,655)
Discontinued operations
  Loss from operations, net of tax benefit: 1997-
   $0; 1996-$695; and 1995-$163 .................       --    (1,044)     (329)
  Loss on disposal, net of tax benefit of $44 in
   1996..........................................       --       (65)       --
                                                  --------  --------  --------
    Net income (loss)............................    3,802     2,006    (9,984)
Retained earnings at beginning of year...........   14,354    12,348    22,332
                                                  --------  --------  --------
Retained earnings at end of year................. $ 18,156  $ 14,354  $ 12,348
                                                  ========  ========  ========


                See notes to consolidated financial statements.

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                   1997      1996      1995
                                                 --------  --------  --------
OPERATING ACTIVITIES
Net income (loss)............................... $  3,802  $  2,006  $ (9,984)
Adjustments to reconcile net income (loss) to
 net cash flows from operating activities:
  Depreciation..................................   13,615    13,881    14,700
  Earnings of joint ventures....................   (3,132)   (1,139)   (1,333)
  Minority interests............................    1,667       419     1,204
  Deferred income taxes.........................   (3,963)   (3,796)   (1,352)
  Gain on dispositions of property and
   equipment....................................   (3,308)     (467)   (1,496)
  Foreign income taxes..........................    2,696     2,382        --
  Pension curtailment and settlement............       --    (1,688)       --
  Other, net....................................     (238)      217         6
  Changes in assets and liabilities:
    Accounts receivable.........................  (12,242)   20,945     5,043
    Contract revenues in excess of billings.....   (4,256)    3,094     3,472
    Inventories.................................    1,264     3,915    (3,714)
    Prepaid expenses and other current assets...     (250)     (402)    2,110
    Income taxes receivable.....................       --     3,509    (3,509)
    Accounts payable and accrued expenses.......   15,315   (15,881)   (8,500)
    Billings in excess of contract revenues.....    2,648    (2,321)     (396)
                                                 --------  --------  --------
  Net cash flows from operating activities......   13,618    24,674    (3,749)
INVESTING ACTIVITIES
Purchases of property and equipment.............  (11,494)   (5,411)  (11,473)
Dispositions of property and equipment..........    5,437     7,820     2,664
Distributions from joint venture................    1,000       750     5,500
Investments in joint venture....................     (630)     (755)       --
Distribution to minority interests..............   (3,025)     (700)     (640)
Deposit.........................................    2,500    (2,500)       --
                                                 --------  --------  --------
  Net cash flows from investing activities......   (6,212)     (796)   (3,949)
FINANCING ACTIVITIES
Proceeds from long-term debt....................  102,500    27,051    52,700
Repayments of long-term debt....................  (97,336)  (51,368)  (46,220)
Financing fees..................................   (1,740)       --        --
Settlement advance..............................  (11,000)       --        --
                                                 --------  --------  --------
  Net cash flows from financing activities......   (7,576)  (24,317)    6,480
                                                 --------  --------  --------
Net decrease in cash and equivalents............     (170)     (439)   (1,218)
Cash and equivalents at beginning of year.......    1,887     2,326     3,544
                                                 --------  --------  --------
Cash and equivalents at end of year............. $  1,717  $  1,887  $  2,326
                                                 ========  ========  ========
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest.......................... $  5,407  $  6,131  $  7,100
                                                 ========  ========  ========
Cash paid for taxes............................. $  4,588  $  1,492  $  5,047
                                                 ========  ========  ========

                See notes to consolidated financial statements.

            GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (IN THOUSANDS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 ORGANIZATION

  Great Lakes Dredge & Dock Corporation ("GLD Corporation") is wholly owned by Blackstone Limited Partnerships. GLD Corporation and its subsidiaries (the Company) are in the business of marine construction, primarily dredging. The Company's primary customers are domestic and foreign government agencies.

 PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

  The consolidated financial statements include the accounts of GLD Corporation and its subsidiaries. All significant intercompany accounts and transactions are eliminated. The Company is a joint venture partner in Amboy Aggregates Joint Venture and Riovia S.A. which are accounted for under the equity method.

 USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

 REVENUE AND COST RECOGNITION ON CONTRACTS

  Contract revenues are recognized under the percentage-of-completion method, based on the Company's engineering estimates of the physical percentage completed of each project. Billings on contracts are generally submitted after verification with the customers of physical quantities completed. Costs of contract revenues are adjusted to reflect the gross profit percentage expected to be achieved upon ultimate completion of each project. Significant expenditures incurred incidental to major contracts are deferred and recognized as contract costs based on contract performance over the duration of the related project. These expenditures are reported as prepaid expenses. Provisions for estimated losses on contracts in progress are made in the period in which such losses are determined. Claims for additional compensation due the Company are not recognized in contract revenues until such claims are settled.

 CLASSIFICATION OF CURRENT ASSETS AND LIABILITIES

  The Company includes in current assets and liabilities amounts realizable and payable in the normal course of contract completion unless completion of such contracts extends significantly beyond one year.

 CASH EQUIVALENTS

  The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

 INVENTORIES

  Inventories are recorded at the lower of first-in, first-out cost or market. Inventories consist mainly of pipe, purchased spare parts and supplies.

 DEPRECIATION

  Depreciation is calculated over the estimated useful lives of property and equipment using the straight-line method. The estimated useful lives by class of assets are 5 to 10 years for furniture and fixtures and 3 to 25 years for operating equipment.

            GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


 FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying value of financial instruments included in current assets and liabilities approximates fair values due to the short-term maturities of these instruments. The carrying value of long-term debt is a reasonable estimate of its fair value as interest rates are variable, based on the prevailing market rates. The contract amount of letters of credit and guarantees is a reasonable estimate of their fair value as the value for each is fixed over the life of the commitment.

 LONG-LIVED ASSETS

  Long lived assets are reviewed for possible impairment whenever events indicate that the carrying amount of such assets may not be recoverable. If such a review indicates an impairment, the carrying amount would be reduced to estimated recoverable value.

 CAPITAL STOCK

  In 1996, the Company authorized an additional 100 shares of common stock and effected a 5 for 1 stock split of the common shares outstanding.

  The authorized capital stock of the Company includes 100 shares of preferred stock, which the Board of Directors is authorized to issue and to establish the dividend, redemption, voting and other rights, preferences, privileges and restrictions of such issues. No shares of preferred stock are outstanding as of December 31, 1997.

 RECLASSIFICATIONS

  Certain amounts in the 1996 and 1995 consolidated financial statements have been reclassified to conform to the 1997 presentation.

 EFFECTS OF RECENTLY ISSUED ACCOUNTING STANDARDS

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), and Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), which could require the Company to make additional disclosures in its financial statements no later than for the year ending December 31, 1998. SFAS 130 defines comprehensive income, which includes items in addition to those reported in the statement of operations, and requires disclosures about its components. Management is presently evaluating the effect on the Company's financial reporting from the adoption of this statement and does not expect it to have any material effect. SFAS 131 requires disclosures for each segment of a business and the determination of segments based on the Company's internal management structure. Management is in the process of evaluating the impact on the Company's financial reporting from the adoption of this statement.

2. ACCOUNTS RECEIVABLE

  Accounts receivable are as follows:

                                                                1997     1996
                                                               -------  -------
     Completed contracts...................................... $13,797  $14,151
     Contracts in progress....................................  22,831    7,497
     Retainage................................................   4,121    6,713
                                                               -------  -------
                                                                40,749   28,361
     Allowance for doubtful accounts..........................    (450)    (304)
                                                               -------  -------
                                                               $40,299  $28,057
                                                               =======  =======

            GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


3. CONTRACTS IN PROGRESS

  The components of contracts in progress are as follows:

                                                              1997      1996
                                                            --------  ---------
     Cost and earnings in excess of billings:
       Costs and earnings for contracts in progress.......  $ 56,981  $ 138,578
       Prepaid contract costs.............................    (1,053)    (1,786)
       Amounts billed.....................................   (45,575)  (129,162)
                                                            --------  ---------
     Cost and earnings in excess of billings for contracts
      in progress.........................................    10,353      7,630
     Cost and earnings in excess of billings for completed
      contracts...........................................     5,155      3,622
                                                            --------  ---------
                                                            $ 15,508  $  11,252
                                                            ========  =========
     Billings in excess of costs and earnings:
       Amounts billed.....................................  $(44,870) $  (9,723)
       Costs and earnings for contracts in progress.......    41,896      9,397
                                                            --------  ---------
                                                            $ (2,974) $    (326)
                                                            ========  =========

4. PROPERTY AND EQUIPMENT

  Property and equipment are as follows:

                                                               1997      1996
                                                             --------  --------
     Land................................................... $  2,604  $  2,604
     Furniture and fixtures.................................    5,652     5,509
     Operating equipment....................................  203,784   196,010
                                                             --------  --------
                                                              212,040   204,123
     Accumulated depreciation...............................  (73,324)  (61,157)
                                                             --------  --------
                                                             $138,716  $142,966
                                                             ========  ========

  Performance bonds are customarily required for dredging and marine construction projects. The Company obtains its performance bonds through a bonding agreement with a group of insurance companies that have been granted a security interest in a substantial portion of the Company's operating equipment with a net book value of approximately $62,558 at December 31, 1997. The bonding agreement contains financial and operating covenants that limit the ability of the Company to incur indebtedness, create liens, pay dividends and take certain other actions.

  In 1996, the Company paid $2,500 for an option to purchase a used hopper dredge. The option price was recorded as a current asset deposit. In 1997, the Company recovered this amount through a lease transaction.

            GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


5. INVESTMENTS IN JOINT VENTURES

  The Company has a 50% ownership interest in a venture whose primary business is the dredge mining and sale of fine aggregate (Aggregate Venture), and a 14% ownership interest in a venture whose sole business is the performance of a dredging contract in Argentina and Uruguay. Summarized financial information of the combined joint ventures for 1997 and 1996 and of the Aggregate Venture for 1995 is as follows:

                                                       DECEMBER 31, DECEMBER 31,
                                                           1997         1996
                                                       ------------ ------------
     Current assets...................................   $ 35,793     $ 12,160
     Non-current assets...............................     19,627       23,227
                                                         --------     --------
     Total assets.....................................     55,420       35,387
     Current liabilities..............................    (16,735)     (10,780)
     Non-current liabilities..........................    (10,737)     (12,215)
                                                         --------     --------
       Equity.........................................   $ 27,948     $ 12,392
                                                         ========     ========

                                             FOR THE YEARS ENDED DECEMBER 31,
                                             ----------------------------------
                                                1997        1996        1995
                                             ----------  ----------  ----------
     Revenues............................... $   67,498  $   24,777  $   15,825
     Costs and expenses.....................    (54,364)    (23,437)    (13,160)
                                             ----------  ----------  ----------
       Net income........................... $   13,134  $    1,340  $    2,665
                                             ==========  ==========  ==========

  The Aggregate Venture has a mortgage loan with a bank, which contains certain restrictive covenants, including limitations on the amount of distributions to its joint venture partners. The Company has guaranteed 50% of the outstanding mortgage principal and accrued interest which totaled $5,850 at December 31, 1997.

  In 1997, the Company paid royalties of $1,549 to the Aggregate Venture for the right to mine sand related to performance of a contract of the Company. In 1996 and 1995, the Company provided dredging and towing services to the Aggregate Venture and recorded revenue of $735 and $1,408, respectively, for these services. As of December 31, 1996, $545 of the amount earned in 1996 was included in accounts receivable.

6. ACCRUED EXPENSES

  Accrued expenses are as follows:

                                                                 1997    1996
                                                                ------- -------
     Insurance................................................. $ 5,501 $ 4,128
     Income and other taxes....................................   5,138     467
     Payroll and employee benefits.............................   2,835   2,493
     Rentals...................................................      --   2,279
     Other.....................................................   1,945   1,634
                                                                ------- -------
                                                                $15,419 $11,001
                                                                ======= =======

            GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


7. LONG-TERM DEBT

  Long-term debt is as follows:

                                                               1997      1996
                                                              -------  --------
     Bank debt:
       New credit facility revolving loan.................... $57,000  $     --
       Revolving loan........................................      --    31,000
       Term loan.............................................      --    20,084
     Other secured debt......................................     600     1,352
                                                              -------  --------
                                                               57,600    52,436
     Current maturities of long-term debt....................    (200)  (13,322)
                                                              -------  --------
                                                              $57,400  $ 39,114
                                                              =======  ========

  In September 1997, the Company entered into a new revolving credit agreement. The new credit agreement (Credit Agreement), expiring in 2002, is a $100,000 aggregate revolving loan commitment of which $50,000 may be used for letters of credit. At December 31, 1997, availability under the aggregate commitment for both borrowings and letters of credit was $26,994. The terms of the Credit Agreement provide for interest rate spreads based on the Company's debt level compared to earnings, as defined, and allow for various interest rate options for loan amounts and periods that are selected at the discretion of the Company. At December 31, 1997 and 1996, the Company's average borrowing rate was 8.0% and 8.7%, respectively, including amortization of financing fees. The Company also pays an annual commitment fee of up to 0.5% on the average daily unused capacity available under the credit commitment.

  The Credit Agreement contains provisions that require the Company to maintain a minimum net worth and certain other financial ratios, limit payment of dividends and restrict certain other transactions. Borrowings under the Credit Agreement are secured by first lien mortgages on certain operating equipment of the Company with a net book value of approximately $34,968 at December 31, 1997 and are guaranteed by certain subsidiaries of the Company.

  No principal payments are required; however, the total commitment is reduced by $5,333 semi-annually beginning March 24, 2001. The Company may voluntarily reduce the amount of the commitment at any time.

8. INCOME TAXES

  The provision for income taxes is as follows:

                                                      1997     1996     1995
                                                     -------  -------  -------
     Federal:
       Current U.S. ................................ $ 2,372  $ 3,070  $(3,337)
       Current foreign..............................   3,112    2,268      384
       Deferred.....................................  (3,386)  (3,396)  (1,559)
     State:
       Current......................................   1,146      782      145
       Deferred.....................................    (577)    (400)     207
                                                     -------  -------  -------
     Income tax expense (benefit)................... $ 2,667  $ 2,324  $(4,160)
                                                     =======  =======  =======

            GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The deferred income tax benefit is as follows:

                                                       1997     1996     1995
                                                      -------  -------  -------
     Depreciation.................................... $(3,940) $(5,153) $  (860)
     Insurance.......................................    (237)     251     (641)
     Pension termination.............................      --      848       --
     Accrued claims..................................      --      540     (412)
     Royalties.......................................      --       --      308
     Other...........................................     214     (282)     253
                                                      -------  -------  -------
                                                      $(3,963) $(3,796) $(1,352)
                                                      =======  =======  =======

  The Company's effective tax rate and the statutory U.S. federal income tax rate are reconciled as follows:

                                                               1997  1996  1995
                                                               ----  ----  ----
     Statutory U.S. federal income tax rate................... 35.0% 35.0% 35.0%
     State income tax, net of federal income tax benefit......  4.6   4.3   1.8
     Partnership gain allocated to minority interest.......... (6.0)  (.6) (2.3)
     Other.................................................... (0.8)  1.0  (1.5)
                                                               ----  ----  ----
       Effective tax rate..................................... 32.8% 39.7% 33.0%
                                                               ====  ====  ====

  The deferred tax liabilities (assets) are as follows:

                                                               1997     1996
                                                              -------  -------
     Gross deferred tax liabilities:
       Depreciation.......................................... $47,435  $51,405
       Other.................................................   2,509    2,610
                                                              -------  -------
                                                               49,944   54,015
     Gross deferred tax assets:
       Accrued liabilities...................................  (3,919)  (4,027)
                                                              -------  -------
                                                               46,025   49,988
     Net current deferred tax assets (included in other
      current assets)........................................   2,297    2,073
                                                              -------  -------
     Net non-current deferred tax liabilities................ $48,322  $52,061
                                                              =======  =======

9. DISCONTINUED OPERATIONS

  In April 1997, the Company completed the sale of its non-core aggregate towing business segment. The segment was reported as discontinued operations for 1996 and 1995. Revenues from the discontinued segment were $1,575 and $6,927 for 1996 and 1995, respectively. In 1996 net assets of the discontinued operation consisted primarily of property, plant and equipment.

            GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


10. LEASE COMMITMENTS

  The Company leases certain operating equipment and office facilities under long-term operating leases expiring at various dates through 2009. The leases contain renewal or purchase options which specify prices at the then fair market value upon the expiration of the equipment leases. Future minimum lease payments for the years ending December 31 are as follows:

       1998............................................................ $ 6,115
       1999............................................................   5,967
       2000............................................................   5,931
       2001............................................................   5,882
       2002............................................................   5,819
       Thereafter......................................................  26,605
                                                                        -------
         Total minimum lease payments.................................. $56,319
                                                                        =======

  Total rent expense for the years ended December 31, 1997, 1996, and 1995 was $16,457, $19,926 and $12,979, respectively.

11. RETIREMENT PLANS

  The Company sponsors a 401(k) savings plan (Plan) covering substantially all non-union employees. Under the Plan, individual employees may contribute a percentage of compensation and the Company will match a portion of the employees' contributions. Effective October 1, 1996, the Company amended the Plan to add a profit-sharing component, permitting the Company to make discretionary employer contributions to all eligible employees of the Plan. The Company's expense for matching and discretionary contributions was $1,732, $716, and $562 for 1997, 1996 and 1995, respectively.

  The Company sponsored a non-contributory defined pension plan (Pension Plan) covering substantially all non-union employees. The Pension Plan provided pension benefits upon retirement, based on compensation and years of service as defined in the plan. The Company's policy was to fund the Pension Plan as required by ERISA.

  During 1996, the Company terminated the Pension Plan. The Pension Plan's liabilities were settled in December 1996 through a combination of lump sum payouts and rollovers, and a group annuity contract. The Company recognized a $2,440 curtailment gain and a $752 settlement loss on the termination of the Pension Plan. The components of net pension expense for the years ended December 31, 1996 and 1995 were as follows:

                                                                1996     1995
                                                               -------  -------
     Service cost............................................. $   488  $   516
     Interest on projected benefit obligation.................     541      541
     Actual return on plan assets.............................    (654)  (1,142)
     Net deferral and amortization............................      57      600
     Curtailment gain net of settlement loss..................  (1,688)      --
                                                               -------  -------
                                                               $(1,256) $   515
                                                               =======  =======

            GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  Actuarial assumptions used in accounting for the pension plan for 1996 and 1995 were as follows:

       Discount rate...................................................... 7.00%
       Long term rate of return on assets................................. 9.50
       Rate of increase in compensation levels............................ 6.20

  The Company also contributes to various multi-employer pension plans pursuant to collective bargaining agreements. In the event of a plan's termination or Company withdrawal from a plan, the Company may be liable for a portion of the plan's unfunded vested benefits. As of December 31, 1997, unfunded amounts, if any, are not significant. Contributions to multi-employer pension plans for the years ended December 31, 1997, 1996 and 1995 were $2,173, $2,593 and $2,252, respectively.

12. STOCK PLANS

  The Equity Incentive Plan of Great Lakes Dredge & Dock Corporation (the
Plan) provides for the grant of options and other stock-based awards to management personnel designated by the Compensation Committee. Awards up to an aggregate of 5.0% of authorized shares of common stock may be granted under the Plan. On January 1, 1992, options were granted on 3.7% of authorized shares of common stock at an exercise price of $600,000 per share representing the estimated fair market value of the shares on the grant date (as defined in the Agreement). Options become exercisable for 20% of the granted option shares on each of the first five anniversaries of the grant date and remain exercisable until the tenth anniversary. New options were granted during 1996 equal in number to those options forfeited in 1996 and with vesting provisions as if such options had been granted on January 1, 1992. All options granted are fully vested and outstanding as of December 31, 1997.

  The Company uses Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its employee stock options. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123) requires disclosures of the effect to net income as if SFAS No. 123 had been adopted. The effects of applying SFAS No. 123 are not material to the Company's financial statements.

  The Great Lakes Dredge & Dock Corporation Employee Stock Purchase Plan (the Stock Plan) provides eligible employees with an option to purchase shares of common stock at a discount to market price. The Stock Plan is considered non-compensatory and is intended to qualify under Section 423 of the Internal Revenue Code. An aggregate of 0.4% of authorized shares of common stock may be granted pursuant to the Stock Plan. The Compensation Committee may grant options at such times as it, in its discretion, determines but must grant them to all eligible employees. As of December 31, 1997, no options have been granted.

13. MAJOR CUSTOMERS

  In 1997, 1996 and 1995, contract revenues earned from contracts with federal government agencies were 47.4%, 35.8% and 30.2%, respectively. In 1997, 1996 and 1995, contract revenues earned from a contract with a state port authority were 10.1%, 11.8% and 13.6%, respectively. An additional 9.5%, 10.9% and 15%, were earned from contracts with a foreign government in 1997, 1996 and 1995, respectively.

            GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


14. FOREIGN OPERATIONS

  The Company derived revenues and gross profit from foreign project operations, for the years ended December 31, as follows:

                                                     1997      1996      1995
                                                   --------  --------  --------
     Contract revenues............................ $ 55,919  $ 58,166  $ 53,910
     Costs of contract revenues...................  (48,695)  (49,324)  (48,866)
                                                   --------  --------  --------
     Gross profit................................. $  7,224  $  8,842  $  5,044
                                                   ========  ========  ========

15. COMMITMENTS AND CONTINGENCIES

  At December 31, 1997 and 1996, the Company was contingently liable, in the normal course of business, for $1,237 and $1,500, respectively, in letters of credit related to contract performance guarantees.

  In 1992, an underwater utility tunnel failed adjacent to a construction site completed by Great Lakes Dredge & Dock Company (GLDD), a wholly owned subsidiary of GLD Corporation. The failure resulted in a flooding of the tunnel and building basements serviced by the tunnel. Numerous suits were filed against GLDD for claims of flood damage to building basements and losses due to business interruption. During 1997, all outstanding claims were settled related to the flood litigation. Settlement payments totaling $11,000 were advanced by the Company. Management believes all such advances will be fully recovered through insurance proceeds in 1998.

  In the normal course of business, the Company is a defendant in various other legal proceedings. Resolution of these claims is not expected to have a material impact on the financial position or operations of the Company.

  As is customary with negotiated contracts with the federal government, the government has the right to audit the books and records of the Company to ensure compliance with such contracts and applicable federal laws. The government has the ability to seek a price adjustment based on the results of such audit. Any such audits are not expected to have a material impact on the financial position or operations of the Company.

16. SUBSEQUENT EVENTS--UNAUDITED

  A recapitalization of the Company was effected on August 19, 1998 whereby
(i) management exercised vested options representing 7% of the Company's then outstanding common stock, (ii) newly issued common stock and preferred stock was sold to Vectura Holding Company, LLC (Vectura) and certain members of management, (iii) the common stock formerly held by Blackstone Dredging Partners L.P. and Blackstone Family Investment Partnership I L.P. (Blackstone) was redeemed, and (iv) a portion of the common stock held by management was purchased directly by Vectura. The redemption of the common stock formerly held by Blackstone was financed using a portion of the proceeds from $115,000 of senior subordinated debt, a $110,000 new bank credit facility and the issuance of preferred stock for $34,420 and common stock for $3,552 received by Vectura and certain members of management. As a result of the recapitalization, certain members of the Company management own approximately 16% of the outstanding common stock and Vectura owns approximately 84%.

17. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

  The payment obligations of the Company under the proposed senior subordinated note offering described above are to be guaranteed by the Company's wholly-owned domestic subsidiaries ("Subsidiary Guarantors"). Such guarantees are full, unconditional and joint and several. Separate financial statements of the Subsidiary Guarantors are not presented because the Company's management has determined that they would not be material to investors. The following supplemental financial information sets forth, on a combined basis, balance sheets, statements of income and statements of cash flows for the Subsidiary Guarantors, the Company's non-guarantor subsidiaries and for the Company.

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING BALANCE SHEET AT DECEMBER 31, 1997

                           GUARANTOR      OTHER         GLD                  CONSOLIDATED
                          SUBSIDIARIES SUBSIDIARIES CORPORATION ELIMINATIONS    TOTALS
                          ------------ ------------ ----------- ------------ ------------
         ASSETS
Current assets:
 Cash and equivalents...    $  1,285     $   432      $    --    $      --     $  1,717
 Accounts receivable....      37,167       3,132           --           --       40,299
 Receivables from
  affiliates............      18,716       9,713           --      (28,429)          --
 Current portion of net
  investment in direct
  financing leases......       2,938       4,121           --       (7,059)          --
 Contract revenues in
  excess of billings....      14,623         885           --           --       15,508
 Inventories............       7,016       2,179           --           --        9,195
 Settlement advance.....      11,000          --           --           --       11,000
 Prepaid expenses and
  other current assets..      13,259         178           --           --       13,437
                            --------     -------      -------    ---------     --------
 Total current assets...     106,004      20,640           --      (35,488)      91,156
Property and equipment,
 net....................     122,142      16,574           --           --      138,716
Net investment in direct
 financing leases.......       8,994      13,596           --      (22,590)          --
Investments in
 subsidiaries...........     155,015          --       78,156     (233,171)          --
Notes receivable from
 affiliates.............      26,717       1,893           --      (28,610)          --
Inventories.............       6,326          --           --           --        6,326
Investments in joint
 ventures...............       7,569          --           --           --        7,569
Other...................       1,788          --           --           --        1,788
                            --------     -------      -------    ---------     --------
                            $434,555     $52,703      $78,156    $(319,859)    $245,555
                            ========     =======      =======    =========     ========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable.......    $ 26,852     $ 4,106      $    --    $      43     $ 31,001
 Payables to affiliates.      26,058       2,371           --      (28,429)          --
 Accrued expenses and
  other.................      16,249       2,144           --           --       18,393
 Current portion of
  obligations under
  capital leases........          --       7,059           --       (7,059)          --
 Current maturities of
  long-term debt........         200          --           --           --          200
                            --------     -------      -------    ---------     --------
 Total current
  liabilities...........      69,359      15,680           --      (35,445)      49,594
Long-term debt..........      57,400          --           --           --       57,400
Obligations under
 capital leases.........          --      22,590           --      (22,590)          --
Note payable to
 affiliates.............      28,610          --           --      (28,610)          --
Deferred income taxes...      45,299       3,023           --           --       48,322
Other...................      10,159          68           --           --       10,227
                            --------     -------      -------    ---------     --------
 Total liabilities......     210,827      41,361           --      (86,645)     165,543
Minority interests......       2,024          --           --         (168)       1,856
Stockholders' equity....     221,704      11,342       78,156     (233,046)      78,156
                            --------     -------      -------    ---------     --------
                            $434,555     $52,703      $78,156    $(319,859)    $245,555
                            ========     =======      =======    =========     ========

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING BALANCE SHEET AT DECEMBER 31, 1996

                           GUARANTOR      OTHER         GLD                  CONSOLIDATED
                          SUBSIDIARIES SUBSIDIARIES CORPORATION ELIMINATIONS    TOTALS
         ASSETS           ------------ ------------ ----------- ------------ ------------
Current Assets:
 Cash and equivalents...    $    570     $ 1,317      $    --    $      --     $  1,887
 Accounts receivable....      25,720       2,337           --           --       28,057
 Receivables from
  affiliates............      19,308      12,659           --      (31,967)          --
 Current portion of net
  investment in direct
  financing leases......       2,673       3,570           --       (6,243)          --
 Contract revenues in
  excess of billings....       8,894       2,358           --           --       11,252
 Inventories............       8,307       1,603           --           --        9,910
 Prepaid expenses.......       2,875          --           --           --        2,875
 Deposit................       2,500          --           --           --        2,500
 Net assets of
  discontinued
  operations............       1,929          --           --           --        1,929
 Other current assets...       8,111         272           --           --        8,383
                            --------     -------      -------    ---------     --------
 Total current assets...      80,887      24,116           --      (38,210)      66,793
Property and equipment,
 net....................     126,467      16,499           --           --      142,966
Net investment in direct
 financing leases.......      11,932      17,717           --      (29,649)          --
Investment in
 subsidiaries...........     160,420          --       74,354     (234,774)          --
Notes receivable from
 affiliates.............      41,792       2,582           --      (44,374)          --
Inventories.............       6,875          --           --           --        6,875
Investments in joint
 ventures...............       4,807          --           --           --        4,807
Other...................         617          --           --           --          617
                            --------     -------      -------    ---------     --------
                            $433,797     $60,914      $74,354    $(347,007)    $222,058
                            ========     =======      =======    =========     ========
 LIABILITIES AND STOCK-
     HOLDERS' EQUITY
Current liabilities:
 Accounts payable.......     $16,741     $ 3,384      $    --    $     (21)    $ 20,104
 Payables to affiliates.      28,805       2,462           --      (31,267)
 Accrued expenses.......       9,456       1,545           --           --       11,001
 Billings in excess of
  contract revenues.....         326          --           --           --          326
 Current portion of
  obligations under
  capital leases........          --       6,243           --       (6,243)          --
 Current maturities of
  long-term debt........      13,322          --           --           --       13,322
                            --------     -------      -------    ---------     --------
 Total current
  liabilities...........      68,650      13,634           --      (37,531)      44,753
Long-term debt..........      39,114          --           --           --       39,114
Obligations under
 capital leases.........      41,792      29,649           --      (71,441)          --
Note payable to
 affiliate..............       2,582                                (2,582)
Deferred income taxes...      48,682       3,379           --           --       52,061
Other...................       8,505          57           --           --        8,562
                            --------     -------      -------    ---------     --------
 Total liabilities......     209,325      46,719           --     (111,554)     144,490
Minority interests......       3,321          --           --         (107)       3,214
Stockholders' equity
 Total stockholders'
  equity................     221,151      14,195       74,354     (235,346)      74,354
                            --------     -------      -------    ---------     --------
                            $433,797     $60,914      $74,354    $(347,007)    $222,058
                            ========     =======      =======    =========     ========

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31,
1997

                          GUARANTOR      OTHER         GLD                  CONSOLIDATED
                         SUBSIDIARIES SUBSIDIARIES CORPORATION ELIMINATIONS    TOTALS
                         ------------ ------------ ----------- ------------ ------------
Contract revenues.......  $ 216,388     $ 53,504     $   --      $(11,596)   $ 258,296
Costs of contract
 revenues...............   (198,428)     (41,551)        --       (11,596)    (228,383)
                          ---------     --------     ------      --------    ---------
  Gross profit..........     17,960       11,953         --            --       29,913
General and
 administrative
 expenses...............    (15,059)      (3,863)        --            --      (18,922)
                          ---------     --------     ------      --------    ---------
  Operating income......      2,901        8,090         --            --       10,991
Interest, net...........     (6,135)         148         --            --       (5,987)
Equity in earnings of
 subsidiaries...........                              3,802        (3,802)
Equity in earnings of
 joint ventures.........      3,132           --         --            --        3,132
                          ---------     --------     ------      --------    ---------
  Income (loss) before
   income taxes,
   minority interests
   and discontinued
   operations...........       (102)       8,238      3,802        (3,802)       8,136
Income tax expense......     (1,577)      (1,090)        --            --       (2,667)
Minority interests......     (1,667)                     --            --       (1,667)
                          ---------     --------     ------      --------    ---------
    Net income (loss)...  $  (3,346)    $  7,148     $3,802      $ (3,802)   $   3,802
                          =========     ========     ======      ========    =========

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31,
1996

                          GUARANTOR      OTHER         GLD                  CONSOLIDATED
                         SUBSIDIARIES SUBSIDIARIES CORPORATION ELIMINATIONS    TOTALS
                         ------------ ------------ ----------- ------------ ------------
Contract revenues.......   $202,864     $44,720      $   --      $(11,713)    $235,871
Costs of contract
 revenues...............   (182,625)    (37,805)         --       (11,713)    (208,717)
                           --------     -------      ------      --------     --------
  Gross profit..........     20,239       6,915          --            --       27,154
General and
 administrative
 expenses...............    (13,093)     (3,298)         --            --      (16,391)
                           --------     -------      ------      --------     --------
  Operating income......      7,146       3,617          --            --       10,763
Interest, net...........     (5,773)       (271)         --            --       (6,044)
Equity in earnings of
 subsidiaries...........                              2,006        (2,006)
Equity in earnings of
 joint ventures.........      1,139          --          --            --        1,139
                           --------     -------      ------      --------     --------
    Income before income
     taxes, minority
     interests and
     discontinued
     operations.........      2,512       3,346       2,006        (2,006)       5,858
Income tax expense......     (1,213)     (1,111)         --            --       (2,324)
Minority interests......       (419)                     --            --         (419)
                           --------     -------      ------      --------     --------
    Income from
     continuing
     operations.........        880       2,235       2,006        (2,006)       3,115
Discontinued operations
  Loss from operations,
   net of tax benefit of
   $695.................     (1,044)         --          --            --       (1,044)
  Loss on disposal, net
   of tax benefit of
   $44..................        (65)         --          --            --          (65)
                           --------     -------      ------      --------     --------
    Net income (loss)...   $   (229)    $ 2,235      $2,006      $ (2,006)    $  2,006
                           ========     =======      ======      ========     ========

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31,
1995

                           GUARANTOR      OTHER         GLD                  CONSOLIDATED
                          SUBSIDIARIES SUBSIDIARIES CORPORATION ELIMINATIONS    TOTAL
                          ------------ ------------ ----------- ------------ ------------
Contract revenues.......   $ 197,467     $ 38,193     $    --     $(8,795)    $ 226,865
Costs of contract
 revenues...............    (196,994)     (28,878)         --      (8,795)     (217,077)
                           ---------     --------     -------     -------     ---------
  Gross profit..........         473        9,315          --          --         9,788
General & administrative
 expenses...............     (13,100)      (2,770)         --          --       (15,870)
                           ---------     --------     -------     -------     ---------
  Operating income
   (loss)...............     (12,627)       6,545          --          --        (6,082)
Other income (expense):
  Interest, net.........      (7,447)        (415)         --          --        (7,862)
  Equity in earnings of
   subsidiaries.........                               (9,984)      9,984
  Equity in earnings of
   joint ventures.......       1,333           --          --          --         1,333
                           ---------     --------     -------     -------     ---------
    Income (loss) before
     income taxes,
     minority interests
     and discontinued
     operations.........     (18,741)       6,130      (9,984)      9,984       (12,611)
Income tax benefit
 (expense)..............       5,235       (1,075)         --          --         4,160
Minority interests......      (1,204)                      --          --        (1,204)
                           ---------     --------     -------     -------     ---------
    Income (loss) from
     continuing
     operations.........     (14,710)       5,055      (9,984)      9,984        (9,655)
Discontinued operations:
  Loss from operations,
   net of tax benefit of
   $163.................        (329)          --          --          --          (329)
                           ---------     --------     -------     -------     ---------
    Net income (loss)...   $ (15,039)    $  5,055     $(9,984)    $ 9,984     $  (9,984)
                           =========     ========     =======     =======     =========

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 1997

                           GUARANTOR      OTHER         GLD                  CONSOLIDATED
                          SUBSIDIARIES SUBSIDIARIES CORPORATION ELIMINATIONS    TOTALS
                          ------------ ------------ ----------- ------------ ------------
OPERATING ACTIVITIES
Net income (loss).......    $ (3,345)    $ 7,147      $3,802      $(3,802)     $  3,802
Adjustments to reconcile
 net income to net cash
 flows from operation
 activities:
 Depreciation...........       9,899       3,716          --           --        13,615
 Earnings of
  subsidiaries and joint
  ventures..............      (3,132)         --      (3,802)       3,802        (3,132)
 Minority interests.....       6,317      (4,650)         --           --         1,667
 Deferred income taxes..      (3,608)       (355)         --           --        (3,963)
 Gain on dispositions of
  property and
  equipment.............      (3,308)         --          --           --        (3,308)
 Foreign income taxes...       2,696          --          --           --         2,696
 Other, net.............        (238)         --          --           --          (238)
 Changes in net assets
  and liabilities:
  Accounts receivable...     (13,711)      1,469          --           --       (12,242)
  Contract revenues in
   excess of billings...      (5,729)      1,473          --           --        (4,256)
  Inventories...........       1,264          --          --           --         1,264
  Prepaid expenses and
   other current
   assets...............         232        (482)         --           --          (250)
  Accounts payable and
   accrued expenses.....      13,251       2,064          --           --        15,315
  Billings in excess of
   contract revenues....       2,772        (124)                                 2,648
                            --------     -------      ------      -------      --------
 Net cash flows from
  operating activities..       3,360      10,258          --           --        13,618
INVESTING ACTIVITIES
Purchases of property
 and equipment..........      (7,703)     (3,791)         --           --       (11,494)
Proceeds from
 dispositions of
 property and equipment.       5,437          --          --           --         5,437
Distributions from joint
 venture................       1,000          --          --           --         1,000
Investments in joint
 venture................        (630)         --          --           --          (630)
Distributions to
 minority interests.....          --      (3,025)         --           --        (3,025)
Deposit.................       2,500          --          --           --         2,500
Principal payments
 received on direct
 financing leases.......      (3,570)      3,570          --           --            --
Payments received on
 notes receivable from
 affiliate..............      (1,371)      1,371          --           --            --
                            --------     -------      ------      -------      --------
 Net cash flows from
  investing activities..      (4,337)     (1,875)         --           --        (6,212)
FINANCING ACTIVITIES
Proceeds from long-term
 debt...................     102,500          --          --           --       102,500
Repayments of long-term
 debt...................     (97,336)         --          --           --       (97,336)
Principal payments on
 capital leases.........       6,243      (6,243)         --           --            --
Financing fees..........      (1,740)         --          --           --        (1,740)
Settlement advance......     (11,000)         --          --           --       (11,000)
                            --------     -------      ------      -------      --------
 Net cash flows from
  financing activities..      (1,333)     (6,243)         --           --        (7,576)
                            --------     -------      ------      -------      --------
Net increase (decrease)
 in cash and
 equivalents............      (2,310)      2,140                                   (170)
Cash and equivalents at
 beginning of period....         570       1,317          --           --         1,887
                            --------     -------      ------      -------      --------
Cash and equivalents at
 end of period..........    $ (1,740)    $ 3,457      $   --      $    --      $  1,717
                            ========     =======      ======      =======      ========

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 1996

                           GUARANTOR      OTHER         GLD                  CONSOLIDATED
                          SUBSIDIARIES SUBSIDIARIES CORPORATION ELIMINATIONS    TOTALS
                          ------------ ------------ ----------- ------------ ------------
OPERATING ACTIVITIES
Net income (loss).......    $  (229)      $2,235      $ 2,006     $(2,006)     $ 2,006
Adjustments to reconcile
 net income to net cash
 flows from operating
 activities:
 Depreciation...........     10,191        3,690           --          --       13,881
 Earnings of
  subsidiaries and joint
  ventures..............     (1,139)          --       (2,006)      2,006       (1,139)
 Minority interests.....      3,219       (2,800)          --          --          419
 Deferred income taxes..     (3,461)        (335)          --          --       (3,796)
 Gain on dispositions of
  property and
  equipment.............       (467)          --           --          --         (467)
 Foreign income taxes...      2,382           --           --          --        2,382
 Pension curtailment and
  settlement............     (1,688)          --           --          --       (1,688)
 Other, net.............        217           --           --          --          217
 Changes in assets and
  liabilities:
  Accounts receivable...     20,956          (11)          --          --       20,945
  Contract revenues in
   excess of billings...      3,033           61           --          --        3,094
  Inventories...........      3,915           --           --          --        3,915
  Prepaid expenses and
   other current assets.       (281)        (121)          --          --         (402)
  Income tax receivable.      3,509           --           --          --        3,509
  Accounts payable and
   accrued expenses.....    (17,074)       1,193           --          --      (15,881)
  Billings in excess of
   contract revenues....     (2,445)         124           --          --       (2,321)
                            -------       ------      -------     -------      -------
 Net cash flows from
  operating activities..     20,638        4,036           --          --       24,674
INVESTING ACTIVITIES
Purchases of property
 and equipment..........     (4,023)      (1,388)          --          --       (5,411)
Dispositions of property
 and equipment..........      7,820           --           --          --        7,820
Distributions from joint
 venture................        750           --           --          --          750
Investments in joint
 venture................       (755)          --           --          --         (755)
Distribution to minority
 interests..............         --         (700)          --          --         (700)
Deposit.................     (2,500)          --           --          --       (2,500)
Principal payments
 received on direct
 financing leases.......     (3,100)       3,100           --          --           --
Payments received on
 notes receivable from
 affiliate..............     (1,371)       1,371           --          --           --
                            -------       ------      -------     -------      -------
 Net cash flows from
  investing activities..     (3,179)       2,383           --          --         (796)
FINANCING ACTIVITIES
Proceeds from long-term
 debt...................     27,051           --           --          --       27,051
Repayments of long-term
 debt...................    (51,368)          --           --          --      (51,368)
Principal payments on
 capital leases.........      5,533       (5,533)          --          --           --
                            -------       ------      -------     -------      -------
 Net cash flows from
  financing activities..    (18,784)      (5,533)          --          --      (24,317)
                            -------       ------      -------     -------      -------
Net increase (decrease)
 in cash and
 equivalents............     (1,325)         886           --          --         (439)
Cash and equivalents at
 beginning of period....      1,895          431           --          --        2,326
                            -------       ------      -------     -------      -------
Cash and equivalents at
 end of period..........    $   570       $1,317      $(2,006)     $2,006      $ 1,887
                            =======       ======      =======     =======      =======

             GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 1995

                           GUARANTOR      OTHER         GLD                  CONSOLIDATED
                          SUBSIDIARIES SUBSIDIARIES CORPORATION ELIMINATIONS    TOTALS
                          ------------ ------------ ----------- ------------ ------------
OPERATING ACTIVITIES
Net income (loss).......    $(15,039)    $  5,055     $(9,984)    $ 9,984      $ (9,984)
Adjustments to reconcile
 net income to net cash
 flows from operating
 activities:
 Depreciation...........      11,195        3,505          --          --        14,700
 Earnings of
  subsidiaries and joint
  ventures..............      (1,333)          --       9,984      (9,984)       (1,333)
 Minority interests.....       1,204                       --          --         1,204
 Deferred income taxes..      (1,757)         405          --          --        (1,352)
 Gain on dispositions of
  property and
  equipment.............      (1,496)          --          --          --        (1,496)
 Other, net.............           6           --          --          --             6
 Changes in assets and
  liabilities:                                             --          --            --
  Accounts receivable...      10,508       (5,465)         --          --         5,043
  Contract revenues in
   excess of billings...       4,585       (1,113)         --          --         3,472
  Inventories...........      (3,714)          --          --          --        (3,714)
  Prepaid expenses and
   other current assets.       1,357          753          --          --         2,110
  Income tax receivable.      (3,509)          --          --          --        (3,509)
  Accounts payable and
   accrued expenses.....      (8,757)         257          --          --        (8,500)
  Billings in excess of
   contract revenues....        (320)         (76)                     --          (396)
                            --------     --------     -------     -------      --------
 Net cash flows from
  operating activities..      (7,070)       3,321                                (3,749)
INVESTING ACTIVITIES
 Purchases of property
  and equipment.........     (10,283)      (1,190)         --          --       (11,473)
 Dispositions of
  property and
  equipment.............       2,664           --          --          --         2,664
 Distributions from
  joint venture.........       5,500           --          --          --         5,500
 Distribution to
  minority interests....          --         (640)         --          --          (640)
 Principal payments
  received on direct
  financing leases......      (2,740)       2,740          --          --            --
 Payments received on
  notes receivable from
  affiliate.............      (1,371)       1,371          --          --            --
                            --------     --------     -------     -------      --------
 Net cash flows from
  investing activities..      (6,230)       2,281          --          --        (3,949)
FINANCING ACTIVITIES
 Proceeds from long-term
  debt..................      52,700           --          --          --        52,700
 Repayments of long-term
  debt..................     (46,220)          --          --          --       (46,220)
 Principal payments on
  capital leases........       4,953       (4,953)         --          --            --
 Dividends paid.........       3,440       (3,440)         --          --            --
                            --------     --------     -------     -------      --------
 Net cash flows from
  financing activities..      14,873       (8,393)         --          --         6,480
                            --------     --------     -------     -------      --------
Net increase (decrease)
 in cash and
 equivalents............       1,573      (2,791)          --          --        (1,218)
Cash and equivalents at
 beginning of period....         322        3,222          --          --         3,544
                            --------     --------     -------     -------      --------
Cash and equivalents at
 end of period..........    $  1,895     $    431     $ 9,984     $(9,984)     $  2,326
                            ========     ========     =======     =======      ========

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners   Amboy Aggregates

  We have audited the accompanying balance sheets of AMBOY AGGREGATES (A JOINT VENTURE) as of December 31, 1997 and 1996, and the related statements of income and partners' capital and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amboy Aggregates (A Joint Venture) as of December 31, 1997 and 1996, and its results of operations and cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

J.H. COHN LLP

Roseland, New Jersey
January 23, 1998

                       AMBOY AGGREGATES (A JOINT VENTURE)
                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                                           1997        1996
                                                        ----------- -----------
                        ASSETS
Current assets:
  Cash and cash equivalents............................ $ 1,830,997 $   914,810
  Accounts receivable, net of allowance for doubtful
   accounts of $100,147 and $192,401...................   6,319,106   3,749,758
  Inventory............................................   1,142,696   1,633,236
  Prepaid expenses and other current assets............     167,108     273,164
  Due from general partners............................     136,969
                                                        ----------- -----------
    Total current assets...............................   9,596,876   6,570,968
  Property, plant and equipment, net of accumulated
   depreciation........................................  13,756,075  15,454,986
  Deferred charges.....................................      59,995      70,280
  Permits..............................................   1,408,653   1,388,031
                                                        ----------- -----------
    Totals............................................. $24,821,599 $23,484,265
                                                        =========== ===========
           LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Current portion of long-term debt.................... $ 1,714,113 $ 1,635,024
  Accounts payable.....................................     849,877     665,985
  Accrued expenses and other current liabilities.......     552,943     319,451
  Due general partners.................................                 545,469
                                                        ----------- -----------
    Total current liabilities..........................   3,116,933   3,165,929
Long-term debt, noncurrent portion.....................   9,985,353  11,666,812
Deferred compensation..................................     751,431     548,138
                                                        ----------- -----------
    Total liabilities..................................  13,853,717  15,380,879
Commitments and contingency
Partners' capital......................................  10,967,882   8,103,386
                                                        ----------- -----------
    Totals............................................. $24,821,599 $23,484,265
                                                        =========== ===========


                       See Notes to Financial Statements.

                       AMBOY AGGREGATES (A JOINT VENTURE)
                   STATEMENTS OF INCOME AND PARTNERS' CAPITAL
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                            1997         1996          1995
                                         -----------  -----------  ------------
                 INCOME
Revenue:
  Net sales............................. $21,418,691  $17,507,797  $ 15,707,172
  Royalties.............................     799,356                     67,702
  Interest..............................      46,879       26,144        50,417
                                         -----------  -----------  ------------
    Totals..............................  22,264,926   17,533,941    15,825,291
                                         -----------  -----------  ------------
Costs and expenses:
  Cost of sales.........................  14,442,219   12,457,297    10,891,600
  Selling...............................     231,474      329,290       307,957
  General and administrative............   1,746,253    1,363,867     1,298,124
  Interest..............................     980,484    1,105,298       662,244
                                         -----------  -----------  ------------
    Totals..............................  17,400,430   15,255,752    13,159,925
                                         -----------  -----------  ------------
Net income..............................   4,864,496    2,278,189     2,665,366
           PARTNERS' CAPITAL
Balance, beginning of year..............   8,103,386    7,325,197    15,659,831
Distributions...........................  (2,000,000)  (1,500,000)  (11,000,000)
                                         -----------  -----------  ------------
Balance, end of year.................... $10,967,882  $ 8,103,386  $  7,325,197
                                         ===========  ===========  ============


                       See Notes to Financial Statements.

                       AMBOY AGGREGATES (A JOINT VENTURE)
                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                           1997         1996          1995
                                        -----------  -----------  ------------
OPERATING ACTIVITIES:
Net income............................  $ 4,864,496  $ 2,278,189  $  2,665,366
Adjustments to reconcile net income to
 net cash provided by operating
 activities:
  Depreciation and amortization.......    2,265,295    2,119,526     2,105,152
  Provision for doubtful accounts.....      120,000      120,000        60,000
  Changes in operating assets and
   liabilities:
    Accounts receivable...............   (2,689,348)  (1,600,753)      698,451
    Inventory.........................      490,540     (356,058)     (533,780)
    Prepaid expenses and other current
     assets...........................      106,056      130,079       (89,042)
    Accounts payable..................      183,892      342,685      (427,156)
    Accrued expenses and other
     liabilities......................      436,785       (6,328)     (926,809)
    Due general partners..............     (682,438)     545,469
                                        -----------  -----------  ------------
  Net cash provided by operating
   activities.........................    5,095,278    3,572,809     3,552,182
                                        -----------  -----------  ------------
INVESTING ACTIVITIES:
Capital expenditures..................     (556,099)    (480,915)   (1,568,823)
Increase in other assets..............      (20,622)     (66,097)      (99,757)
                                        -----------  -----------  ------------
  Net cash used in investing
   activities.........................     (576,721)    (547,012)   (1,668,580)
                                        -----------  -----------  ------------
FINANCING ACTIVITIES:
Deferred charges......................                                 (19,721)
Proceeds of long-term debt............                               9,628,944
Payments of long-term debt............   (1,602,370)  (1,500,818)   (1,496,335)
Distributions.........................   (2,000,000)  (1,500,000)  (12,800,000)
                                        -----------  -----------  ------------
  Net cash used in financing activi-
   ties...............................   (3,602,370)  (3,000,818)   (4,687,112)
                                        -----------  -----------  ------------
Net increase (decrease) in cash and
 cash equivalents.....................      916,187       24,979    (2,803,510)
Cash and cash equivalents, beginning
 of year..............................      914,810      889,831     3,693,341
                                        -----------  -----------  ------------
Cash and cash equivalents, end of
 year.................................  $ 1,830,997  $   914,810  $    889,831
                                        ===========  ===========  ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 DATA:
Interest paid.........................  $   980,484  $ 1,105,298  $    662,244
                                        ===========  ===========  ============

                       See Notes to Financial Statements.

                      AMBOY AGGREGATES (A JOINT VENTURE)
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--ORGANIZATION AND BUSINESS:

  Amboy Aggregates (the "Partnership") was established on January 1, 1989 as an equal joint venture between Great Lakes Dredge and Dock Company and Ralph Clayton and Sons Materials, L.P.

  The Partnership's principal business activity is to dredge, process, transport and sell fine aggregate in the New York Metropolitan area.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 USE OF ESTIMATES:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

 CASH EQUIVALENTS:

  The Partnership considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

 CONCENTRATIONS OF CREDIT RISK:

  Financial instruments which potentially subject the Partnership to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Partnership places its cash and cash equivalents with high credit quality financial institutions. At times, such amounts exceed Federally insured limits.

  The Partnership generally extends credit to its customers, a significant portion of which are in the construction industry. During 1997, 1996 and 1995, approximately 50%, 47% and 64%, respectively, of the Partnership's net sales were derived from major customers who accounted for approximately $4,441,000 and $1,762,000 of the accounts receivable balance at December 31, 1997 and 1996, respectively.

  However, the Partnership closely monitors the extension of credit to its customers while maintaining allowances for potential credit losses. Management does not believe that significant credit risk exists at December 31, 1997.

  The Partnership is currently negotiating a joint venture agreement with a certain customer in which both parties will own a 50% interest in a newly-formed limited liability company. It is currently anticipated that the Company will contribute approximately $1,500,000 of its accounts receivable from this customer to the newly-formed entity as a capital contribution, and the customer will contribute equipment and other assets of approximate equal value.

 INVENTORY:

  Inventory is stated at the lower of cost, determined using the first-in, first-out (FIFO) method, or market.

 PROPERTY, PLANT AND EQUIPMENT:

  Property, plant and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets.

                      AMBOY AGGREGATES (A JOINT VENTURE)
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


 DEFERRED CHARGES:

  Costs incurred in connection with obtaining financing are amortized and charged to interest expense over the term of the related loan using the straight-line method which approximates the interest method.

 OTHER ASSETS:

  Costs incurred in connection with obtaining permits to dredge the Partnership's products are amortized on the straight-line basis over the term of the related permits.

 ADVERTISING:

  The Company expenses the cost of advertising and promotion as incurred. Advertising costs charged to operations were not material during 1997, 1996 and 1995.

 INCOME TAXES:

  Income or loss of the Partnership is includible in the income tax returns of the partners in proportion to their respective interests. Accordingly, there is no provision for income taxes in the accompanying financial statements.

 RECENT ACCOUNTING PRONOUNCEMENTS:

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), and Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), which could require the Company to make additional disclosures in its financial statements no later than for the year ending December 31, 1998. SFAS 130 defines comprehensive income, which includes items in addition to those reported in the statement of operations, and requires disclosures about its components. Management believes that the adoption of SFAS 130 will not require the Company to make any additional disclosures. SFAS 131 requires disclosures for each segment of a business and the determination of segments based on its internal management structure. Management is in the process of evaluating whether SFAS 131 will require the Company to make any additional disclosures.

NOTE 3--INVENTORY:

  Inventory consists of the following:

                                                              1997       1996
                                                           ---------- ----------
     Raw materials........................................ $  654,845 $  775,292
     Finished goods.......................................    442,024    810,958
     Supplies.............................................     45,827     46,986
                                                           ---------- ----------
       Totals............................................. $1,142,696 $1,633,236
                                                           ========== ==========

                      AMBOY AGGREGATES (A JOINT VENTURE)
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


NOTE 4--PROPERTY, PLANT AND EQUIPMENT:

  Property, plant and equipment consists of the following:

                                             RANGE OF
                                            ESTIMATED
                                           USEFUL LIVES
                                             (YEARS)       1997        1996
                                           ------------ ----------- -----------
     Land.................................              $   677,408 $   677,408
     Plant and equipment..................    3 to 15     6,616,018   6,245,360
     Delivery equipment (Scows)...........   10 to 20     7,781,647   7,697,412
     Dredging system......................   15 to 20    13,828,348  13,796,684
     Office equipment and trailers........      10          222,170     214,294
     Automobiles and trucks...............    3 to 5        141,098     113,755
                                                        ----------- -----------
                                                         29,266,689  28,744,913
     Less accumulated depreciation........               15,510,614  13,289,927
                                                        ----------- -----------
       Totals.............................              $13,756,075 $15,454,986
                                                        =========== ===========

  Depreciation expense for the years ended December 31, 1997, 1996 and 1995 was $2,255,010, $2,109,241 and $1,961,074, respectively.

NOTE 5--ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES:

  Accrued expenses and other current liabilities consist of the following:

                                                                 1997     1996
                                                               -------- --------
     Compensation............................................. $510,339 $165,452
     Union health and welfare.................................   41,808   38,987
     Insurance................................................            71,903
     Sundry...................................................      796   43,109
                                                               -------- --------
       Totals................................................. $552,943 $319,451
                                                               ======== ========

NOTE 6--LONG-TERM DEBT:

  At December 31, 1997 and 1996, long-term debt consists of borrowings under a $15,000,000 variable rate term loan agreement which is payable in monthly installments through October 2003 with interest at the lower of either the bank's base rate minus 1/2% or the 30/90 day LIBOR rate plus 180 basis points.

  The loan, which is secured by all of the Partnership's machinery and equipment with a net book value of approximately $13,100,000 at December 31, 1997, also includes a negative pledge of the Partnership's real estate prohibiting its use as collateral for any other debt. In addition, the loan is guaranteed by the individual shareholders and/or partners of the general partners of the Partnership. The loan agreement also contains various covenants, including requirements for maintaining certain financial ratios and places restrictions on capital expenditures and the amount of partners' distributions.

  Principal payment requirements in each of the five years subsequent to December 31, 1997 are as follows:

     YEAR ENDING
     DECEMBER 31,                                                       AMOUNT
     ------------                                                     ----------
      1998........................................................... $1,714,113
      1999...........................................................  1,850,974
      2000...........................................................  1,998,762
      2001...........................................................  2,158,350
      2002...........................................................  2,330,681

                      AMBOY AGGREGATES (A JOINT VENTURE)
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  The Partnership also has available a $2,000,000 revolving credit facility, borrowings under which are secured by the Partnership's accounts receivable and inventory and bear interest at either the bank's base rate on the 60/90 day LIBOR rate plus 140 basis points. There is a stand-by fee of 1/2% per year on the unused portion of the revolving credit facility. The Partnership had no amounts outstanding under the revolving credit facility at December 31, 1997 and 1996.

NOTE 7--RETIREMENT PLANS:

 PENSION PLAN:

  Employees covered by a union agreement are included in a multi-employer pension plan to which the Partnership makes contributions in accordance with the contractual union agreement. The Partnership made contributions of $223,792, $191,170 and $183,767 during the years ended December 31, 1997, 1996 and 1995, respectively. Plan benefit and net asset data for the multi-employer pension plan for union employees are not available.

 401(K) PLAN:

  The Partnership maintains a retirement plan qualifying under Section 401(k) of the Internal Revenue Code which allows eligible employees to defer a portion of their income through contributions to the plan. Under the provisions of the plan, the Partnership makes contributions for the benefit of the employees, subject to certain limitations. The Partnership's contributions for the years ended December 31, 1997, 1996 and 1995 were $44,361, $20,015 and $18,015, respectively.

NOTE 8--COMMITMENTS AND CONTINGENCY:

 LICENSE AGREEMENT:

  The Partnership has a license agreement with the State of New Jersey which enables the Partnership to dredge in the Ambrose Channel for commercial fill. Under this agreement, the State of New Jersey receives a royalty fee based on the amount of material dredged of $.35 ($.40 beginning August 1, 1997) per cubic yard. Royalties charged to operations during the years ended December 31, 1997, 1996 and 1995 amounted to $799,697, $667,780 and $695,233, respectively.

 LITIGATION:

  In the ordinary course of business, the Partnership is a defendant in various legal proceedings. In the opinion of management, resolution of these claims is not expected to have a material adverse impact on the financial position or results of operations of the Partnership.

NOTE 9--RELATED PARTY TRANSACTIONS:

  During 1997, one of the general partners dredged fill material from the Ambrose Channel under the Partnership's license agreement with the State of New Jersey. As a result, the general partner reimbursed the Partnership for the royalty fee of $774,326 which was paid to the State of New Jersey and, in addition, paid the Partnership a royalty fee of $774,326.

  The Partnership had a towage agreement, which expired in 1996, with a general partner whereby the Partnership was required to pay the general partner $2.35 in 1996 and $2.20 in 1995 per delivered cubic yard for towing service. During 1996 and 1995, the Partnership incurred towage expenses of approximately $190,000 and $1,248,000, respectively.

                       AMBOY AGGREGATES (A JOINT VENTURE)
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  In addition, during 1996 and 1995, Partnership purchased approximately $545,000 and $160,000, respectively, of dredging services from a general partner.

  The amounts due from/to general partners at December 31, 1997 and 1996 arose from the aforementioned transactions.

NOTE 10--FAIR VALUE OF FINANCIAL INSTRUMENTS:

  The Company's material financial instruments at December 31, 1997 and 1996 for which disclosure of estimated fair value is required by certain accounting standards consisted of cash and cash equivalents, accounts receivable, accounts payable and long-term debt. In the opinion of management, (i) cash and cash equivalents, accounts receivable and accounts payable were carried at values that approximated their fair values because of their liquidity and/or their short-term maturities and (ii) long-term debt was carried at values that approximated its face value because it bears interest at rates equivalent to those currently prevailing for financial instruments with similar characteristics.

                                    *  *  *

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS OFFER-ING MEMORANDUM, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUER OR THE INITIAL PUR-CHASER. THIS OFFERING MEMORANDUM DOES NOT CONSTITUTE AN OFFER TO SELL OR A SO-LICITATION OF AN OFFER TO BUY THE NOTES BY ANYONE IN ANY JURISDICTION IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO
ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS OFFERING MEMORANDUM NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE IS-SUER SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                            PAGE
Available Information.....................................................    i
Summary...................................................................    1
Risk Factors..............................................................   10
The Transaction...........................................................   18
Use of Proceeds...........................................................   20
Capitalization............................................................   21
Unaudited Pro Forma Condensed Consolidated Financial Statements...........   22
Selected Financial and Other Data.........................................   26
Management's Discussion and Analysis of Financial Condition and Results of
 Operations ..............................................................   28
The Exchange Offer........................................................   39
Business..................................................................   46
Management................................................................   58
Ownership of Capital Stock................................................   61
Description of Capital Stock..............................................   61
Description of the New Credit Facility....................................   64
Description of New Bonding Agreement......................................   66
Description of Notes......................................................   67
Certain Federal Income Tax Consequences...................................   98
Plan of Distribution......................................................   99
Legal Matters.............................................................  100
Experts...................................................................  100
Index to Consolidated Financial Statements................................  F-1

Until May 6, 1999 (90 days after the date of this Prospectus), all dealers effecting transactions in the Notes, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 $115,000,000

[LOGO OF GREAT LAKES DREDGE AND DOCK CORPORATION APPEARS HERE]

                              GREAT LAKES DREDGE
                              & DOCK CORPORATION


              SERIES B 11 1/4% SENIOR SUBORDINATED NOTES DUE 2008

                       ---------------------------------

                                  PROSPECTUS

                       ---------------------------------



-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  As permitted by the Delaware General Corporation Law ("DGCL"), the Company's Restated Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit. In addition, the Company's Bylaws provide for indemnification of the Company's officers and directors to the fullest extent permitted under Delaware law.
Section 145 of the DGCL provides that a corporation may indemnify any persons, including officers and directors, who were or are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

  The directors and officers of the Company are insured against certain liabilities under the registrant's directors' and officers' liability insurance.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits

  The following exhibits are filed herewith unless otherwise indicated:

 EXHIBIT
 NUMBER  DESCRIPTION
 ------- -----------
 2.01+   Plan and Agreement of Merger dated as of August 19, 1998 between the
         Company and Great Lakes Dredge & Dock Acquisition, Inc.
 3.01+   Restated Certificate of Incorporation of the Company.
 3.02+   Bylaws of the Company.
 4.01+   Indenture dated as of August 19, 1998 among the Company, the
         Subsidiary Guarantors and The Bank of New York, as Trustee.
 4.02+   Registration Rights Agreement dated as of August 19, 1998 among the
         Company, the Subsidiary Guarantors and the Initial Purchaser.
         Form of 11 1/4% Senior Subordinated Note due 2008 (included in Exhibit
 4.03+   4.01).
 5.01+   Opinion of Dechert Price & Rhoads.

 EXHIBIT
 NUMBER  DESCRIPTION
 ------- -----------
 10.01+  Credit Agreement dated as of August 19, 1998 among the Company and the other loan parties thereto, as Borrowers, the financial institutions from time to time party thereto, as Lenders, Bank of Montreal, Chicago
         Branch, as Documentation Agent, Bank of America National Trust and
         Savings Association, as Issuing Lender and Administrative Agent and
         BancAmerica Robertson Stephens, as Lead Arranger.
 10.02+  Second Amended and Restated Underwriting and Continuing Indemnity
         Agreement dated August 19, 1998 among the Company, certain of its
         Subsidiaries, Reliance Insurance Company, United Pacific Insurance
         Company, Reliance National Insurance Company and Reliance Surety
         Company.
 10.03+  Contract relating to Boston Harbor Navigation Improvement and Berth
         Dredging Project between Great Lakes Dredge & Dock Company and United
         States Army Corps of Engineers, awarded May 18, 1998.
 10.04+  Contract Relating to Stage 2, Port of Los Angeles, Pier 400 Deep
         Draft, Navigation Improvements, Los Angeles and Long Beach Harbors,
         San Pedro Bay, Los Angeles County, California, between Pier 400
         Constructors and United States Army Corps of Engineers, awarded May
         12, 1997.
 10.05+  Employment Agreement between the Company and Douglas B. Mackie.
 10.06+  Great Lakes Annual Cash Bonus Plan.
 10.07+  Securities Purchase and Holders Agreement dated August 19, 1998 among the Company, Vectura and the Management Investors.
 10.08+  Registration Rights Agreement dated August 19, 1998 among the Company,
         Vectura and the Management Investors.
 10.09+  Employment Agreement between the Company and Richard Lowry.
 10.10+  Employment Agreement between the Company and Bruce Biemeck.
 21.01+  Subsidiaries of the Registrant.
 23.01   Consent of Deloitte & Touche LLP (included on Page II-9).
 23.02   Consent of J.H. Cohn LLP (included on Page II-10).
 23.03+  Consent of Dechert Price & Rhoads (included in Exhibit 5.01).
 24.01+  Powers of Attorney.
         Statement of Eligibility and Qualification of The Bank of New York on
 25.01+  Form T-1.
 27.01+  Financial Data Schedule for the Company.
 99.01+  Form of Letter of Transmittal.
 99.02+  Form of Notice of Guaranteed Delivery.

--------
+  Previously filed.

  (b) Financial Statement Schedules:

  Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 22. UNDERTAKINGS.

  (a) The undersigned registrants hereby undertake:

  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (c) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (d) The undersigned registrants hereby undertake to supply by means of a post- effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Brook and State of Illinois on February 5, 1999.

                                     GREAT LAKES DREDGE & DOCK CORPORATION

                                         /s/ Bruce J. Biemeck
                                     By: ______________________________________
                                        Bruce J. Biemeck
                                        Senior Vice President, Chief Financial
                                        Officer and Treasurer



  Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment has been signed by the following persons in the capacities and on the dates indicated.

                NAME                           TITLE                 DATE

                                       President, Chief
               *                       Executive Officer
-------------------------------------  and Director
          Douglas B. Mackie            (principal executive
                                       officer)

                                       Senior Vice
      /s/ Bruce J. Biemeck             President, Chief          February 5,
-------------------------------------  Financial Officer          1999
          Bruce J. Biemeck             and Treasurer
                                       (principal financial
                                       officer and
                                       principal accounting
                                       officer)

                  *                    Director
-------------------------------------
         Michael A. Delaney

                  *                    Director
-------------------------------------
         David Wagstaff III

   * By: /s/ Bruce J. Biemeck                                    February 5,
-------------------------------------                             1999
  Bruce J. Biemeck Attorney-in-fact

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Brook and State of Illinois on February 5, 1999.

                                          GREAT LAKES DREDGE & DOCK COMPANY

                                            /s/ Bruce J. Biemeck
                                          By:__________________________________
                                            Bruce J. Biemeck
                                            Senior Vice President, Chief
                                            Financial Officer
                                            and Treasurer


  Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment has been signed by the following persons in the capacities and on the dates indicated.

                NAME                           TITLE                 DATE

                                       President, Chief
               *                       Executive Officer
-------------------------------------  and Director
          Douglas B. Mackie            (principal executive
                                       officer)

                                       Senior Vice
      /s/ Bruce J. Biemeck             President, Chief          February 5,
-------------------------------------  Financial Officer          1999
          Bruce J. Biemeck             and Treasurer
                                       (principal financial
                                       officer and
                                       principal accounting
                                       officer) and
                                       Director

                  *                    Director
-------------------------------------
             Mark Thomas

   * By: /s/ Bruce J. Biemeck                                    February 5,
-------------------------------------                             1999
  Bruce J. Biemeck Attorney-in-fact

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Brook and State of Illinois on February 5, 1999.

                                          DAWSON DREDGING COMPANY

                                            /s/ Bruce J. Biemeck
                                          By: _________________________________
                                            Bruce J. Biemeck
                                            Senior Vice President, Chief
                                            Financial Officer
                                            and Treasurer


  Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment has been signed by the following persons in the capacities and on the dates indicated.

                NAME                           TITLE                 DATE

                                       President, Chief
               *                       Executive Officer
-------------------------------------  and Director
          Douglas B. Mackie            (principal executive
                                       officer)

                                       Senior Vice
      /s/ Bruce J. Biemeck             President, Chief          February 5,
-------------------------------------  Financial Officer          1999
          Bruce J. Biemeck             and Treasurer
                                       (principal financial
                                       officer and
                                       principal accounting
                                       officer) and
                                       Director

                  *                    Director
-------------------------------------
             Mark Thomas

   * By: /s/ Bruce J. Biemeck                                    February 5,
-------------------------------------                             1999
  Bruce J. Biemeck Attorney-in-fact

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Brook and State of Illinois on February 5, 1999.

                                          GATES CONSTRUCTION CORP.

                                            /s/ Bruce J. Biemeck
                                          By: _________________________________
                                            Bruce J. Biemeck
                                            Senior Vice President, Chief
                                            Financial Officer
                                            and Treasurer


  Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment has been signed by the following persons in the capacities and on the dates indicated.

                NAME                           TITLE                 DATE

                                       President, Chief
               *                       Executive Officer
-------------------------------------  and Director
          Douglas B. Mackie            (principal executive
                                       officer)

                                       Senior Vice
      /s/ Bruce J. Biemeck             President, Chief          February 5,
-------------------------------------  Financial Officer          1999
          Bruce J. Biemeck             and Treasurer
                                       (principal financial
                                       officer and
                                       principal accounting
                                       officer) and
                                       Director

                  *                    Director
-------------------------------------
          Richard M. Lowry

   * By: /s/ Bruce J. Biemeck
-------------------------------------                            February 5,
  Bruce J. Biemeck Attorney-in-fact                               1999

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Brook and State of Illinois on February 5, 1999

                                         FIFTY-THREE DREDGING CORPORATION

                                            /s/ Bruce J. Biemeck
                                         By: __________________________________
                                            Bruce J. Biemeck
                                            President & Chief Executive
                                            Officer


  Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment has been signed by the following persons in the capacities and on the dates indicated.

                NAME                         TITLE                 DATE

                                      President, Chief
               *                      Executive Officer
------------------------------------  and Director
         Douglas B. Mackie            (principal
                                      executive officer)

                                      Senior Vice
     /s/ Bruce J. Biemeck             President, Chief         February 5,
--------------------------------      Financial Officer         1999
        Bruce J. Biemeck              and Treasurer
                                      (principal
                                      financial officer
                                      and principal
                                      accounting officer)

                 *                    Director
------------------------------------
            Mark Thomas

  * By: /s/ Bruce J. Biemeck                                  February 5, 1999
------------------------------------
 Bruce J. Biemeck Attorney-in-fact

                         INDEPENDENT AUDITORS' CONSENT

  We consent to the use in this Amendment No. 2 to Registration Statement No. 333-64687 of Great Lakes Dredge & Dock Corporation of our report dated January 30, 1998, appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


DELOITTE & TOUCHE LLP

Chicago, Illinois

February 5, 1999

                    INDEPENDENT PUBLIC ACCOUNTANTS' CONSENT

  We consent to the inclusion in this Registration Statement on Amendment No. 2 to Form S-4 being filed by Great Lakes Dredge & Dock Corporation of our report, dated January 23, 1998, on the financial statements of Amboy Aggregates (A Joint Venture) as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997. We also consent to the reference to our firm under the caption "Experts" in the Prospectus of the Registration Statement.

                                          J. H. Cohn LLP

Roseland, New Jersey

February 5, 1999